As Filed with the Securities and Exchange Commission on April 29, 1998.
                                                       Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            -------------------------


                            CHAPARRAL RESOURCES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                      1311
                           ---------------------------
                          (Primary Standard Industrial
                           Classification Code Number)
            Colorado                                             84-0630863
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)



                                                        HOWARD KARREN
    2211 Norfolk, Suite 1150                       2211 Norfolk, Suite 1150
      Houston, Texas 77098                           Houston, Texas 77098
         (713) 807-7100                                (713) 807-7100
---------------------------------           ------------------------------------
(Address, including zip code, and            (Name, address, including zip code,
telephone number, including area            and telephone number, including area
code, of Registrant's principal                  code, of agent for service)
      executive offices)
                                 With Copies to:

                              Thomas S. Smith, Esq.
                             Smith McCullough, P.C.
                       4643 South Ulster Street, Suite 900
                             Denver, Colorado 80237
                                 (303) 221-6000

     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




                                           CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                  Proposed Maximum    Proposed Maximum        Amount of
Title of Each Class of                        Amount to be         Offering Price         Aggregate         Registration
Securities To Be Registered                   Registered(5)           Per Share        Offering Price            Fee
---------------------------                -------------------    ----------------     --------------       ------------

Common Stock............................   11,969,174 Shares(1)      $2.03125 (4)         $24,312,385       $ 7,172.15 (4)

Common Stock Underlying Warrants........    3,330,720 Shares(2)      $2.03125 (4)         $ 6,765,525       $ 1,995.83 (4)

Common Stock Underlying Convertible
  Preferred Stock.......................    2,222,222 Shares(3)      $2.03125 (4)         $ 4,513,889       $ 1,331.60 (4)

            Total                                  XXX                   XXX              $35,591,799       $10,499.58
==========================================================================================================================

     (1) The 11,969,174 shares consist of shares of Common Stock previously issued in private placements or upon exercise of warrants issued in private placements.

     (2)  Registered for resale upon exercise of outstanding Warrants.

     (3)  Registered  for  resale  upon  conversion  of  outstanding   Series  A
          Preferred Stock.

     (4) The registration fee was calculated in accordance with Rule 457 (c) and is based on the average of the high and low prices of Registrant's Common Stock, as reported on the NASDAQ Small-Cap Market on April 24, 1998.

     (5) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Warrants and of the Series A Preferred Stock or as a result of any future stock split or stock dividend.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




                                    CHAPARRAL RESOURCES, INC.
                                      Cross Reference Sheet

                                             PART I
                             INFORMATION REQUIRED IN THE PROSPECTUS

Item
Number    Form S-1 Item Number                                   Caption or Location in Prospectus
------    --------------------                                   ---------------------------------
1.        Forepart of the Registration Statement and Outside     Front of Registration Statement and Outside
          Front Cover of Prospectus                              Front Cover of Prospectus
2.        Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover Pages of
          Prospectus                                             Prospectus
3.        Summary Information, Risk Factors, and Ratio of        Prospectus Summary and Risk Factors
          Earnings to Fixed Charges
4.        Use of Proceeds                                        Use of Proceeds
5.        Determination of Offering Price                        Not Applicable
6.        Dilution                                               Not Applicable
7.        Selling Security Holders                               Selling Securityholders
8.        Plan of Distribution                                   Plan of Distribution
9.        Description of Securities to be Registered             Front of Registration Statement, Outside Front
                                                                 Cover of Prospectus and Description of
                                                                 Securities
10.       Interests of Named Experts and Counsel                 Not Applicable
11.       Information With Respect to the Registrant
     (a)  Description of Business                                Business of the Company
     (b)  Description of Property                                Business of the Company
     (c)  Legal Proceedings                                      Legal Proceedings
     (d)  Market Price of and Dividends on the Registrant's      Market Prices of Common Equity, Dividend
          Common Equity and Related Stockholder Matters          Policy and Related Stockholder Matters
     (e)  Financial Statements                                   Financial Statements
     (f)  Selected Financial Data                                Prospectus Summary
     (g)  Supplementary Financial Information                    Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations
     (h)  Management's Discussion and Analysis of                Management's Discussion and Analysis of
          Financial Condition and Results of                     Financial Condition and Results of Operations
          Operations
     (i)  Changes in and Disagreements with Accountants          Change in Accountants
          on Accounting and Financial Disclosure
     (j)  Directors, Executive Officers, Promoters               Directors and Executive Officers
          and Control Persons
     (k)  Executive Compensation                                 Executive Compensation
     (l)  Security Ownership of Certain Beneficial Owners        Security Ownership of Certain Persons
          and Management
     (m)  Certain Relationships and Related Transactions         Certain Relationships and Related Transactions
12.       Disclosure of Commission Position on                   Description of Securities
          Indemnification for Securities Act Liabilities


                                              iii

PROSPECTUS

                            CHAPARRAL RESOURCES, INC.

                        17,522,116 Shares of Common Stock


     This Prospectus relates to the resale by the holders (the "Selling Securityholders") named herein of up to 17,522,116 shares of the $0.10 par value common stock ("Common Stock") of Chaparral Resources, Inc. ("Company"), of which 11,969,174 shares are currently issued and outstanding, 3,330,720 shares are issuable upon the exercise of outstanding warrants ("Warrants") to purchase shares of Common Stock and 2,222,222 shares are issuable upon conversion of outstanding Series A Preferred Stock ("Preferred Stock"). See "Description of Securities--Preferred Stock.". The shares of Common Stock offered hereby for resale and the shares of Common Stock issuable upon exercise of the Warrants and upon conversion of the Preferred Stock were, or will be, issued in private transactions by the Company. See "Plan of Distribution" and "Selling Securityholders."

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Securityholders or upon conversion of the Preferred Stock. If all of the Warrants are exercised, of which there is no assurance, the Company would receive proceeds of up to approximately $614,635. There is no assurance that all or any portion of the Warrants will be exercised. However, the holders of the Warrants will have to exercise the Warrants in order to publicly sell the shares of Common Stock that underlie the Warrants and that are offered for resale hereby.


                    ---------------------------------------


FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.


                     --------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1998

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site is http://www.sec.gov. In addition, the Company's securities are listed on the Nasdaq Small-Cap Market and reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc. 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus.

                                   The Company

     Chaparral Resources, Inc. ("Company"), which was incorporated under the laws of the state of Colorado in 1972, is an independent oil and gas exploration and production company that was based in Denver, Colorado, until March 1, 1997, when the Company moved its headquarters to Houston, Texas. Historically, the Company produced and sold crude oil and natural gas to oil and gas purchasers in the Rocky Mountain and Western states of the United States.

     During early 1994, the management of the Company made a strategic decision to pursue international oil and gas projects, with initial emphasis on the Commonwealth of Independent States (part of the former Soviet Union) and, in early 1997, the Company divested itself of all of its remaining oil and gas properties in the United States. The Company's strategy is to obtain development rights to oil and gas fields located outside the United States where discoveries have been made and the Company estimates there are oil reserves, but the fields have either never been placed on production or the Company believes that the fields could be enhanced with efficient management and technical experience provided by the Company. The Karakuduk Oil Field Project ("Karakuduk Field" or "Karakuduk Project") described below is the Company's first oil field to be acquired under the Company's new corporate strategy.

     The Company has a net 50% beneficial interest in Karakuduk Munay, Inc. ("KKM"), a Kazakhstan joint stock company which holds a governmental license to develop the Karakuduk Field ("Karakuduk Field" or "Karakuduk Project"), a 16,900 acre oil field in the Republic of Kazakhstan which was discovered in 1972 with the drilling of 22 exploratory and development wells by the former Soviet Union. These wells were not produced commercially. In December 1997, KKM delivered oil from the first well that KKM had reentered in the Karakuduk Field. The Company is pursuing the further development and commercial production of the reserves of oil in the Karakuduk Field. See "Properties."

     The Company's address is 2211 Norfolk, Suite 1150, Houston, Texas 77098 and its telephone number is (713) 807-7100.

                                  The Offering


Common Stock Outstanding Prior to the Offering... 51,130,456 shares which do not include  30,000 shares granted
                                                  subject       to       vesting
                                                  requirements.

Total Possible Shares of Common Stock
Outstanding After the Offering................... 56,683,398     shares    which
                                                  include    5,552,942    shares
                                                  issuable  upon the exercise of
                                                  various  outstanding  Warrants
                                                  and    the    conversion    of
                                                  outstanding Series A Preferred
                                                  Stock.   See  "Description  of
                                                  Securities--Preferred  Stock."
                                                  The  56,683,398  shares do not
                                                  include  any  shares  issuable
                                                  upon    the     exercise    of
                                                  outstanding options.

Use of proceeds.................................. Proceeds  from any exercise of
                                                  Warrants  will  be used by the
                                                  Company for general  corporate
                                                  purposes.

Securities being offered for resale by Selling
Securityholders.................................. 11,969,174  shares  of  Common
                                                  Stock and 5,552,942  shares of
                                                  Common Stock issuable upon the
                                                  exercise    of     outstanding
                                                  Warrants and the conversion of
                                                  outstanding Series A Preferred
                                                  Stock.   See  "Description  of
                                                  Securities--Preferred Stock."

NASDAQ symbol.................................... CHAR for Common Stock.

-------------------

     The securities offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                   Selected Consolidated Financial Information

     The following selected consolidated financial information of the Company for the year ended December 31, 1997, for the month of December 1996 and for each of the years ended November 30, 1996, 1995, 1994 and 1993, are derived from the financial statements of the Company and should be read in conjunction with the consolidated financial statements appearing elsewhere in this Prospectus.



                                 Year Ended       Month of
                                December 31,*     December                       Year Ended November 30,
                                -------------     --------    -----------------------------------------------------------

                                    1997            1996          1996            1995            1994            1993
                                    ----            ----          ----            ----            ----            ----

Oil and gas sales                    --              --       $   147,000     $   255,000     $   374,000     $   414,000

Total revenue**                      --              --           147,000         255,000         374,000         414,000

Noncash write-down of oil
and gas properties                   --              --              --           619,000         416,000         230,000

Net (loss)                     (2,603,000)       (130,000)     (2,416,000)       (704,000)       (474,000)       (123,000)

Net (loss) per common               (0.06)          (0.00)          (0.08)          (0.04)          (0.02)          (0.01)
share

Present value of proved                                              --           427,000       1,084,000       1,360,000
reserves                             --              --

Proved oil reserves (bbls)           --              --              --            66,185         111,690         141,748

Proved gas reserves (mcf)            --              --              --         3,062,417       3,294,730       2,305,142

-----------

     *On May 29, 1997, the Company changed its fiscal year end from November 30 to December 31.

     **Certain   reclassifications  have  been  made  to  conform  prior  years'
information with the current year presentation.


                                  December 31,    November 30,    November 30,
                                     1997             1996            1995
                                  -----------     -----------     -----------

Balance Sheet Data:

Working capital (deficit)         $ 3,356,000     $   259,000     $   366,000

Total assets                       23,519,000      14,498,000       5,595,000

Long-term obligations and           4,710,000       1,491,000         461,000
redeemable preferred stock

Shareholders' equity               18,578,000      12,114,000       4,920,000



                                  RISK FACTORS

     An investment in the Company's Common Stock is speculative and involves a high degree of risk. The Common Stock should be purchased only by persons who are sophisticated in financial matters and business investments. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully before purchasing Common Stock of the Company.

                                        5

     1. Financial Condition and Possible Need for Additional Financing. The Company has incurred operating losses for each of its last five fiscal years, including a loss of approximately $2,603,000 for the fiscal year ended December 31, 1997. As a result of such losses and other factors, the opinion on the Company's audited financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern. Also, the Company will incur an operating loss for the three months ended March 31, 1998. At the end of December 1997, the Company first delivered oil from one well located on the Company's principal asset, an interest in the Karakuduk Field. However, the Karakuduk Field is substantially undeveloped and further development will require substantial amounts of additional capital. The license to KKM specifies that a minimum work plan be established, which must be expended unless waivers or deferrals are obtained from the licensing authority. The Company's subsidiary must provide funds required by KKM to satisfy the work plan in order to maintain the Company's interest in the Karakuduk Project. As of April 22, 1998, the Company had unrestricted cash available for operations of approximately $1,400,000. There is no assurance that the Company will have the financial resources to meet its expected cash requirements for 1998. The Company will be required to raise additional capital to finance the obligations under the license for the Karakuduk Project and to satisfy working capital needs. The Company may seek to raise additional capital through debt or equity offerings, encumbering properties or entering into arrangements whereby certain costs of exploration or development will be paid by others to earn an interest in the properties. The present environment for financing of small oil and gas companies, or the ongoing obligations of an oil and gas business, or the acquisition of oil and gas properties, is uncertain due, in part, to the substantial instability in oil and gas prices in recent years. There can be no assurance that the additional debt or equity financing that might be required in the future to fund the Company's operations and obligations will be available to the Company on economically acceptable terms. If sufficient funds are not available to meet the Company's obligations with respect to the Karakuduk
Project, the Company's interest in such property might be lost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Properties."

     2. Risks Inherent in Oil and Gas Exploration. There can be no assurance that the Company, through KKM, will be able to discover, develop and produce sufficient reserves in the Karakuduk Field, or elsewhere, to recover the expenses incurred in connection with the exploration thereof and achieve profitability. The odds against discovering commercially exploitable oil or gas reserves are always substantial and, in the case of the Company, will be increased as a result of the concentration of its activities in areas that have not yet been significantly explored and where political or other unknown developments could adversely affect commercialization. The Company, through KKM, will be required to perform expensive geological and/or seismic surveys with respect to its properties and, depending on the results of such surveys, only subsequent drilling at substantial cost and high risk can determine whether commercial development of the properties is feasible. Oil and gas drilling is frequently marked by unprofitable efforts, not only from unproductive wells, but also from productive wells which do not produce sufficient amounts to return a profit on the amount expended and from developed oil or natural gas reserves which cannot be marketed. The Company will be subject to all of the risks normally incident to drilling for and producing oil and gas, including such events as blowouts, cratering, fires or accidents, any of which could result in damage to or loss of life and property. In accordance with industry practice, the Company is not fully insured against these risks nor are all such risks insurable.

     3. Risks Inherent in Foreign Operations. Because of the Company's interests in KKM and the Karakuduk Project, the Company will be subject to certain risks inherent in the ownership and development of foreign properties, including without limitation, cancellation or renegotiation of contracts, royalty increases, tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls, and other laws and regulations which may adversely affect the Company's interest in the Karakuduk Project. The Company's operations and agreements will also be governed by foreign laws. In the event of a dispute, the Company may be subject to arbitration in a foreign country or the jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. In addition, the Company might be hindered or prevented from enforcing its rights with respect to a government agency, instrumentality or other entity because of the doctrine of sovereign immunity.

     Although certain members of management of the Company have had prior experience operating in foreign countries, the Company has no prior experience operating in any foreign country, including the Republic of Kazakhstan, and may encounter unexpected difficulties in conducting foreign operations. Although the Company believes that the recent and continuing political, social and economic developments in Kazakhstan have created opportunities for foreign investment, uncertainty exists about the status of Kazakhstan law and the autonomy of the parties involved with the Company in Kazakhstan.

     The Company has obtained a commitment for political risk insurance against certain political and commercial risks. As of the date hereof, the Company has not purchased the insurance and, even if the insurance is purchased, there is no certainty that the insurance will provide adequate protection to the Company's endeavors in Kazakhstan. See "Business--Risks of Foreign Operation."

     4. Risks of Joint Ventures; Risks Associated With Indirect Investments. The exploration and development of the Company's Kazakhstan property is governed by the terms of an agreement (the "1995 Agreement") between KKM and the Ministry of Oil and Gas Industry for Kazakhstan, a license issued June 28, 1995, as amended, to KKM (the "Kazakhstan License") from the Republic of Kazakhstan, and the terms of a joint venture agreement between Central Asian Petroleum (Guernsey) Limited ("CAP-G") and KKM. The Company currently owns all of CAP-G. The 1995 Agreement requires KKM to advance 100% of the costs required for development of the Karakuduk Field and the joint venture agreement requires CAP-G to loan funds to KKM to pay all such costs. The 1995 Agreement and the Kazakhstan License include numerous requirements which must be met to maintain the interest in the Karakuduk Field. In addition, the Company's ability to utilize any revenue generated by the successful development of the Karakuduk Field and marketing of any petroleum produced, held indirectly and beneficially by the Company through CAP-G and KKM, may be limited. Limitations may result from governmental or other restrictions which may prevent or inhibit shipment or sale of petroleum products produced, or the distribution of funds from KKM to CAP-G or from CAP-G to the Company. See "Business--Karakuduk Project."

     5. Competition. Foreign oil and gas exploration and the acquisition of producing and undeveloped properties is a highly competitive and speculative business. In seeking suitable opportunities, the Company competes in all areas of the oil and gas industry with a number of other companies, including large multi-national oil and gas companies and other independent operators which might have greater financial resources and more experience than the Company. The Company does not hold a significant competitive position in the oil and gas industry.

     6. Markets. There is substantial uncertainty as to the prices at which reserves of oil and gas produced by the Company, if any, from the Karakuduk Field could be sold. It is possible that, under the market conditions prevailing in the future, the production and sale of oil from the Karakuduk Field may not be commercially feasible. The availability of ready markets and the price obtained for oil produced depends upon numerous factors beyond the control of the Company. The current market for oil is characterized by instability which has caused fluctuations in world oil prices in recent years and there can be no assurance of any price stability.

     The ability of the Company to realize the carrying value of its assets is dependent on being able to extract and transport hydrocarbons and finding appropriate markets for their sale. Currently, exports from the Republic of Kazakhstan are dependent on limited transport routes and, in particular, access to the Russian pipeline system. Domestic markets in the Republic of Kazakhstan might not permit world market price to be obtained. Management believes, however, that over the life of the Karakuduk Project, transportation restrictions will be alleviated and prices will be achievable for hydrocarbons extracted to allow full recovery of the carrying value of its assets. In this regard, KKM has entered into a protocol of intentions whereby the entity that operates the KazTrans Oil pipeline and KKM have undertaken to conclude a contract which will give KKM access to the pipeline. This access will allow KKM to ship oil to export markets. In addition to this protocol, on March 7, 1998, KKM signed a contract with the export-import firm of Munay-Impex, a subsidiary of KazakhOil, to export crude oil produced by KKM to both the Commonwealth of Independent States (CIS) and other countries in the amount up to 100,000 (one hundred thousand) metric tons according to the schedule of shipment of Kazakhstan oil during 1998. KKM will supply crude oil to Munay-Impex in amounts of not less than 5 to 10 thousand tons.

     KKM anticipates that the production facilities will be completed during the late second quarter or early third quarter of 1998, which will initially allow up to 12,000 barrels of oil per day to be transported to the main pipeline terminal. Until the production facilities are completed, any produced oil will first be placed into storage tanks and then trucked to the pipeline under the terms of the protocol. Production entered into the pipeline is considered inventory of KKM, until the 5 to 10 thousand ton minimum volume requirement has been met, at which time the production will be sold under the terms of the Munay-Impex contract. KKM expects to record revenues from the sale of crude oil by the end of the second quarter of 1998.

     7. Reserves. As detailed in "Disclosures About Oil and Gas Producing Activities" following the Notes to Consolidated Financial Statements, estimated quantities of the Company's proved oil and natural gas reserves decreased 100% for the fiscal year ended November 30, 1996, as compared to the previous fiscal year. Reserves decreased due to production during the year, the sale of certain producing properties and the abandonment of certain properties which produced at uneconomic rates. The present value of the Company's proved reserves decreased 100% as of November 30, 1996, as compared to the end of the previous fiscal year, due to lower natural gas prices, production, the sale of proved reserves and abandonment of proved reserves. The Company claims no proved reserves as of December 31, 1997.

     Although the Company has a reserve report on the Karakuduk Field that was commissioned by the Company and that was reviewed by a petroleum engineering group retained by the Company, the reserve report is over three years old and did not consider the potential adverse impact of marketability on the price of any oil which might be produced due to the remote location of the Karakuduk Field or the potential of political instability. Therefore, the Company does not claim that any of the reserves specified in the reserve report are proven. As a result of the Company recently reentering a well in the Karakuduk Field and because of the Company's future drilling plans for the Karakuduk Field, the Company expects to be able to obtain an updated reserve report for the Karakuduk Field in late 1998 or early 1999.

     8. Price Volatility. Assuming the Company is able to produce oil in the future, of which there are no assurances, the revenues that would be generated by the Company and estimated future net revenue will be highly dependent upon the prices of oil. The energy market makes it difficult to estimate future prices of oil. Various factors beyond the control of the Company affect prices of oil, including worldwide and domestic supplies, and demand for, oil, the ability of the members of the Organization of Petroleum Exporting Countries
("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. As in the past, it is likely that oil prices will continue to fluctuate in the future which may adversely affect the Company's business.

     9. Government Regulation and Environmental Risks. The Company's operations may be subject to regulation by governments or other regulatory bodies governing the area in which the Company's overseas operations are located. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates and taxation rates. These regulations may substantially increase the costs of doing business and sometimes may prevent or delay the starting or continuation of any given exploration or development project. Moreover, regulations are subject to future changes by legislative and administrative action and by judicial decisions which may adversely affect the petroleum industry in general and the Company in particular. At the present time, it is impossible to predict the effect any current or future proposals or changes in existing laws or regulations will have on the Company's operations. The Company believes that it complies with all applicable legislation and regulations in all material respects.

     Based upon a study undertaken on behalf of the Company by an unaffiliated party, the Company does not believe that its business operations presently create any environmental liabilities for the Company. However, compliance with foreign laws and regulations which have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon the Company, the extent of which the Company is unable to assess. Since inception the Company has not made any material capital expenditures for environmental control facilities and has no plans to do so.

     10. Dependence On Management. The Company is dependent upon the expertise and abilities of its current officers. If the Company loses the services of any one of its officers as a result of disability, death, or otherwise, its business could be adversely affected until a replacement could be found.

     11. No Dividends. The Company has paid no cash dividends on its Common Stock since incorporation. At the present time, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. Any future dividends will depend upon the earnings, if any, of the Company, dividend payments that the Company will have to make on any outstanding preferred stock, financial requirements of the Company and other factors.

     12. Outstanding Warrants and Options. As of April 24, 1998, the Company had outstanding warrants and options entitling the holders to purchase a total of 7,649,500 shares of the Company's Common Stock. The exercise prices of the outstanding warrants and options currently range from $0.00001 per share to $2.25 per share. The holders of the outstanding warrants and options might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the warrants and options and their exercise may dilute the ownership interest in the Company held by other shareholders. 3,330,720 shares of Common Stock underlying outstanding warrants have been registered for resale. Resales of Common Stock issued upon exercise of warrants and options could adversely effect the market price for the Common Stock.

     13. Preferred Stock. The Company currently has outstanding 50,000 shares of the Company's Series A Preferred Stock which have a liquidation preference over the Company's Common Stock of $5,000,000. Further, the Series A Preferred Stock is convertible at the option of the holders thereof at any time or from time to time on or prior to the redemption date into Common Stock. The conversion price of the Series A Preferred Stock is initially $2.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock is determined by dividing $100 by the conversion price per share.

     The Series A Preferred Stock is entitled to receive cumulative dividends at the annual rate of $5.00 per share and has a redemption price of $100.00 plus any unpaid dividends.

     Commencing on November 30, 2002, the Company will be required to redeem the Series A Preferred Stock to the extent of the lesser of (i) the number of shares of Series A Preferred Stock outstanding on each scheduled redemption date or
(ii) one-third of the largest number of shares of Series A Preferred Stock outstanding at any time prior to the scheduled redemption date. The Company has the right to redeem all or any portion of any shares of Series A Preferred Stock prior thereto.

     Each holder of shares of Series A Preferred Stock is or will be entitled to vote on all matters in an amount equal to the largest number of full shares of Common Stock into which all shares of the Series A Preferred Stock held by such holders are convertible.

     The shares of Common Stock that are underlying the Series A Preferred Stock have been registered for resale. The holders of the outstanding Series A Preferred Stock might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock into which the shares of the Series A Preferred Stock are convertible and their conversion may dilute the ownership interest in the Company held by other shareholders. Resales of shares of Common Stock issued upon conversion of the Series A Preferred Stock could adversely affect the market price of the Common Stock.

     Under the Company's Restated Articles of Incorporation + Amendments, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the remaining authorized but unissued shares of preferred stock of the Company, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the holders of the Common Stock. The ability of the Board of Directors to issue shares of preferred stock and determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms and conditions of such preferred stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management of the Company.

     14. Risks Associated With Forward-Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Karakuduk Project and future performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to the (i) success of the Company in developing, producing and selling expected reserves of oil in the Karakuduk Field, (ii) success of the Company in raising required financing to meet the funding obligations for KKM, (iii) success of the Company in producing and marketing proven oil and natural gas reserves and (iv) success of the Company in improving its overall financial operating results.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will have adequate financial resources to fund the development of the Karakuduk Field, that significant reserves of oil will be developed in the Karakuduk Field which can be readily and profitably marketed and that there will be no material adverse change in the Company's operations or business. The foregoing assumptions are based on judgment with respect to, among other things, oil and natural gas reserve information available to the Company, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in this "Risk Factors" section, there are a number of other risks presented by the Company's business and operations which could cause the Company's financial performance to vary markedly from prior results or results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its capital investment and other expenditures, which may also adversely affect the Company's results of operations. In light of significant uncertainties inherent in forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                 USE OF PROCEEDS

     The Company intends to use the net proceeds, if any, from exercise of the Warrants for general corporate purposes. It is uncertain when, if ever, the Company will receive proceeds from exercise of the Warrants. See "Selling Securityholders," "Description of Securities" and "Plan of Distribution."

               MARKET PRICES OF COMMON EQUITY, DIVIDEND POLICY AND
                           RELATED STOCKHOLDER MATTERS

     The Company's Common Stock trades on the Nasdaq Small-Cap Market under the symbol CHAR.

     On April 24, 1998, the Company had approximately 2,024 shareholders of record of its Common Stock. No dividend has been paid on the Company's Common Stock and there are no plans to pay dividends on the Common Stock in the foreseeable future.

     The following table shows the range of high, low and closing sales prices of the Common Stock during each quarter of the last two calendar years and for the quarter ended March 31, 1998, as reported by the National Association of Securities Dealers, Inc.
                                        Price Range
Trading Range                     -----------------------
Quarter Ended                     High              Low              Closing
-------------                     ----             ------            -------
March 31, 1996                    1 11/32           11/16            1 3/16
June 30, 1996                     1 21/32          1 1/32            1 3/8
September 30, 1996                1 3/4            1 3/16            1 5/16
December 31, 1996                 1 13/32            3/4              29/32
March 31, 1997                    1 3/16             3/4               7/8
June 30, 1997*                    1                  3/4              13/16
September 30, 1997                1 1/4             11/16            1 5/32
December 31, 1997                 3 3/32           1 1/16            2 1/2
March 31, 1998                    2 7/16           2 3/8             2 7/16


     * On May 29, 1997, the Company changed its fiscal year end from November 30 to December 31.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Liquidity and Capital Resources
-------------------------------

     Previously, the Company's primary source of capital was from oil and gas sales from domestic properties. All domestic properties have been sold or otherwise disposed. The only oil and gas interest of the Company at this time is the Company's investment in KKM through CAP-G. KKM is a closed joint stock company in Kazakhstan.

     The Company has raised capital to finance a portion of its obligations in connection with the acquisition of its interest in CAP-G and the development of the Karakuduk Field and to satisfy working capital needs in the short term. Since January 1, 1997, the Company raised $4,800,000 through the sale of Common Stock and warrants, $3,309,250 through the exercises of warrants and $5,000,000 through the sale of Series A Preferred Stock. The Company may seek to obtain additional capital through debt or equity offerings, encumbering properties, entering into arrangements whereby certain costs of development will be paid by others to earn an interest in the properties, or sale of a portion of the Company's interest in the Karakuduk Field. The present environment for financing the acquisition of oil and gas properties or the ongoing obligations of the oil and gas business is uncertain due, in part, to instability in oil and gas pricing in recent years. The Company's small size and the early stage of development of the Karakuduk Field may also increase the difficulty in raising any financing that may be needed in the future. There can be no assurance that the debt or equity financing that might be required to fund the Company's operations and obligations in the future will be available to the Company on economically acceptable terms if at all.

     The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses and has no operating assets presently generating cash to fund its operating and capital requirements. The Company does not expect to record any revenues from KKM's operations until late second quarter of 1998, and expects to realize an overall operating loss for the year ended December 31, 1998. As of April 22, 1998, the Company's unrestricted cash available for operations was approximately $1,400,000. The Company's current cash reserves and cash flow from operations will not be sufficient to meet its capital requirements through fiscal 1998.

     In December 1997 the Company exercised an option to acquire the remaining 10% of CAP-G. The Company now owns all of CAP-G, providing a 50% beneficial interest in the Karakuduk Field. The Company was required to pay $1,625,000 (which includes $800,000 of costs the Company previously paid on behalf of the prior owner of the 10% interest) and issue 400,000 shares of Common Stock for the remaining 10% of CAP-G.

     Substantially all of the Company's assets are invested in the development of the Karakuduk Field, a shut-in oil field in the central Asian Republic of Kazakhstan. Since the Karakuduk Field is in the early stage of development, the Karakuduk Field does not currently produce revenues sufficient to meet its cash outflow needs. The development of the Karakuduk Field, through KKM, will require substantial amounts of additional capital. The terms of the KKM revised license require a work plan from the commencement of operations through December 31, 1997, of at least $10 million which has been satisfied. Additional requirements of $34.5 million and $12 million exist for the years ending December 31, 1998 and 1999, respectively. Without additional funding and significant revenues from oil sales, of which there are no assurances, the Company will not be able to provide sufficient funds to satisfy these requirements and the Company's interest in the Karakuduk Field may be lost.

     The Company received an extension to June 30, 1998, from the Overseas Private Investment Corp. ("OPIC") for political risk insurance. OPIC granted the Company a binding executed letter of commitment on September 25, 1996. The Company has a standby facility for which it has made seven payments of $31,250. The Company expects to execute the contract on or before June 30, 1998.

Year 2000 Issue
---------------

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company does not expect to incur any material operating expenses or be required to invest heavily in computer system improvements to be Year 2000 compliant.

     The Company has no other material commitments for cash outlay and capital expenditures other than normal operations.

Change in Fiscal Year End
-------------------------

     In order to unite the reporting period of the Company with that of its subsidiaries, the fiscal year of the Company was changed to a December 31 year end from the previous November 30 year end. This change took effect on May 29, 1997. As a result of this change, year to date data is as of December 31 for 1997 and as of November 30 for 1996 and 1995. The activity for December 1996 only includes corporate activity and is immaterial.

Results of  Operations  Year Ended  December 31, 1997  Compared  with Year Ended
--------------------------------------------------------------------------------
November 30, 1996
-----------------

     As mentioned above, during 1997 the Company changed from a fiscal year ended November 30 to a fiscal year ended December 31. The Company's operations during the fiscal year ended December 31, 1997, and the month ended December 31, 1996, resulted in losses before extraordinary items of $2,389,000 and $130,000, respectively, due to the Company's ongoing transition to international exploration and production operations. The Company's operational loss for the month of December 1996, consisted of miscellaneous corporate level expenses and is immaterial to the overall operational results of the Company.


     Results for the fiscal year ended November 30, 1996, have also been reclassified to reflect the equity method of accounting for the Company's investment in KKM. In 1996, the Company accounted for KKM using proportional consolidation. The Company's net loss for the fiscal year ended November 30, 1996, $2,416,000 remained unchanged from the amount originally reported.

     Oil and gas revenues and production costs decreased by $147,000 and $37,000, respectively, from the year ended November 30, 1996, due to the disposition of all of the Company's domestic oil and gas properties during the first quarter of 1997. Interest income increased by $267,000 from the year ended November 30, 1996 due to increased financing of 100% of KKM's operations in Kazakhstan. As of December 31, 1997, the Company held a 50% equity interest in KKM.

     General and administrative costs and interest expense increased by $186,000 and $208,000, respectively, also due to KKM's increased operational activity in Kazakhstan. The Company's equity loss in KKM, however, decreased by $139,000 from the year ended November 30, 1996 due to additional capitalization of costs directly related to development of oil and gas properties held by KKM. The Company recognized a $36,000 loss on the disposition of the Company's domestic properties.

     In 1997, the Company recognized a $214,000 extraordinary loss on the extinguishment of long term debt. The Company did not have any other debt obligations outstanding as of December 31, 1997.

Results of  Operations  Year Ended  November 30, 1996  Compared  with Year Ended
--------------------------------------------------------------------------------
November 30, 1995
-----------------

     The Company's operations during fiscal 1996 resulted in a loss before extraordinary item of $2,179,000 primarily due to the move from domestic operations into an international operation. Production costs were down from $115,000 in fiscal 1995 to $37,000 in fiscal 1996 as a result of continued decreased production from the Company's domestic operations. General and administrative expenses increased from $166,000 in fiscal 1995 to $1,468,000 in fiscal 1996 as a result of consulting fees to M-D International Petroleum, Inc. of approximately $500,000, additional compensation recorded of approximately $385,000, consisting of $210,000 for bonuses to the former Chief Executive Officer and the former Chief Financial Officer of the Company and $175,000 for compensation related to 350,000 shares of the Company's Common Stock granted to the Chairman of the Board of the Company, and additional expenses for start-up costs in Kazakhstan. Interest expense also increased in relation to the financing of the projects. In fiscal 1996, there was no write down of oil and gas properties as there had been in fiscal 1995 which had totaled $619,000. The result of these changes was a loss of $2,416,000 or $0.08 per share for 1996 as compared to a loss of $704,000 or $0.04 per share for fiscal 1995, before extraordinary loss.

     For fiscal 1996, there was a $237,000 or $0.01 extraordinary per share loss on the extinguishment of long term debt which resulted in a net loss of $2,416,000 or $0.08 per share for 1996.

Inflation
---------

     The Company cannot control prices in its oil and gas sales and to the extent the Company is unable to pass on increases in operating costs, it may be affected by inflation.

Management's Discussion of Changes in Standardized Measure
----------------------------------------------------------

     Standardized measure of discounted future net cash flows remained unchanged from the fiscal year ended November 30, 1996, and decreased 100% in the year ended November 30, 1996, as compared to the year ended November 30, 1995, due to the withdrawal of the Company from domestic operations.

                              CHANGE IN ACCOUNTANTS

     On January 16, 1997, the Company engaged Ernst & Young LLP as the Company's principal independent accountant in place of Grant Thornton LLP. On July 23, 1996, the Company requested and received the resignation of Grant Thornton LLP. There were no disagreements during the Company's two fiscal years ended November 30, 1995, or any interim period subsequent thereto between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference in its reports to the subject matter of such disagreements. The opinion of Grant Thornton LLP on the Company's financial statements for the fiscal year ended November 30, 1995, contains no adverse opinion or disclaimer of opinion, nor was such opinion qualified as to uncertainty, audit scope or accounting principles, except that the opinion on the Company's financial statements for the fiscal year ended November 30, 1995, raised substantial doubt about the Company's ability to continue as a going concern. The decision to change accountants was approved by the Company's Board of Directors.

                             BUSINESS OF THE COMPANY

Business
--------

     Chaparral Resources, Inc. ("Company"), which was incorporated under the laws of the state of Colorado in 1972, is an independent oil and gas exploration and production company that was based in Denver, Colorado, until March 1, 1997, when the Company moved its headquarters to Houston, Texas. Historically, the Company produced and sold crude oil and natural gas to oil and gas purchasers in the Rocky Mountain and Western states of the United States.

     During early 1994, the management of the Company made a strategic decision to pursue international oil and gas projects, with initial emphasis on the Commonwealth of Independent States (part of the former Soviet Union) and, in early 1997, the Company divested itself of all of its remaining oil and gas properties in the United States. The Company's strategy is to obtain development rights to oil and gas fields located outside the United States where discoveries have been made and the Company estimates there are oil reserves, but the fields have either never been placed on production or the Company believes that the fields could be enhanced with efficient management and technical experience provided by the Company. The Karakuduk Field is the Company's first oil field to be acquired under the Company's new corporate strategy.

Karakuduk Project

     The Company currently owns all of the outstanding common stock of Central Asian Petroleum Guernsey Limited ("CAP-G") which has a 50% interest in Karakuduk-Munay, Inc. ("KKM"), which holds 100% of the right to develop the Karakuduk Oil Field Project in Kazakhstan ("Karakuduk Field" or "Karakuduk Project").

     The Company acquired 45% of the outstanding stock of CAP-G prior to December 1, 1995. In January and February 1996, the Company entered into agreements to acquire, for a total of $5,850,000 cash and 1,785,000 shares of the Company's restricted Common Stock, up to an additional 55% of the outstanding stock of CAP-G. The Company consummated the purchase of 25% of the outstanding stock of CAP-G in April 1996 by paying $2,000,000 in cash and issuing 685,000 shares of the Company's Common Stock. The Company acquired an additional 5% of the outstanding stock of CAP-G in April 1996 for $250,000 cash.

     To acquire an additional 15% of the outstanding common stock of CAP-G, the Company agreed to pay $1,975,000 in cash and issue 900,000 shares of the Company's Common Stock. This purchase was consummated on March 11, 1996, when the Company paid $750,000 in cash and issued 900,000 shares of the Company's Common Stock. The remaining cash balance of $1,225,000 for the purchase was to be paid in four quarterly equal payments of $306,250 between June 11, 1996 and March 11, 1997. The first payment of $306,250 was paid in June 1996 and an additional $175,000 was paid in September 1996. The agreement was subsequently revised so that the Company paid $200,000 in December 1996. The Company has now paid the $543,750 balance of the purchase price. In addition, in December 1997 the Company acquired the remaining 10% of the outstanding common stock of CAP-G for which the Company paid $1,625,000 (which includes $800,000 of costs the Company previously paid on behalf of the prior owner of the 10% interest) and issued 400,000 shares of Common Stock.

     Risks of Foreign Operations. As a result of the Company's interest in KKM and the Karakuduk Field, the Company will be subject to certain risks inherent in the ownership and development of foreign properties, including without limitation, cancellation or renegotiation of contracts, royalty increases, tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls, and other laws and regulations which may adversely affect the Company's interest in the Karakuduk Field. The Company's operations and agreements will also be governed by foreign laws. In the event of a dispute, the Company may be subject to arbitration in a foreign country or the jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. In addition, the Company might be hindered or prevented from enforcing its rights with respect to a government instrumentality because of the doctrine of sovereign immunity.

     Although certain members of management of the Company have had prior experience operating in foreign countries, the Company has no prior experience operating in any foreign country, including the Republic of Kazakhstan, and may encounter unexpected difficulties in conducting foreign operations.

     The Company has applied with Overseas Private Investment Corporation ("OPIC") for political risk insurance. OPIC insurance can cover the following political risks:

     o Currency Inconvertibility--deterioration of the investor's ability to convert profits, debt service and other remittances from local currency unto U.S. dollars;

     o    Expropriation--loss   of   an   investment   due   to   expropriation,
          nationalization or confiscation by a foreign government;

     o Political Violence--loss of assets or income due to war, revolution, insurrection or politically motivated civil strife, terrorism and sabotage; and

     o    Interference  With   Operations--loss  of  assets  or  income  due  to
          cessation of operations lasting six months or more caused by political violence.

     The coverage elections for each category of insurance are computed on a ceiling and an active amount. The coverage ceiling represents the maximum insurance available for the insured investment and future earnings under an insurance contract. The premiums for each category are based on a maximum insured amount ("MIA"), a current insured amount ("CIA") and a standby amount. The MIA represents the maximum insurance available for the insured investment under an insurance contract. The CIA represents the insurance actually in force during the contract period. The difference between the CIA and the MIA is the standby amount. There is a charge for standby coverage.

     The Company has applied with OPIC for all four political risk coverages on the Company's investment in the Karakuduk Field in western Kazakhstan. The MIAs sought for each coverage range from $23.4 to $40.2 million. The estimated yearly premium amounts for the CIAs for each coverage range up to $84,000. The estimated yearly standby premiums for each coverage range up to $88,000. The actual premium values may be higher or lower depending on the terms of the final contract between OPIC and the Company.

     The Investment Committee of OPIC approved the Company's Karakuduk operations for political risk insurance coverage by OPIC on December 19, 1995. The Company received an executed Letter of Commitment on September 25, 1996, from OPIC binding issuance of Political Risk Insurance for the Karakuduk project. Currently, the Company has a standby facility for which it has paid $218,750. The Company expects to execute the actual contract offered to the Company by OPIC on or before June 30, 1998.

     Under the terms of OPIC's Expropriation and Interference With Operations insurance coverage, the Company must be able to transfer to OPIC the shares of beneficial interests related to the insured investment, free and clear of all encumbrances. There are certain restrictions on the transfer of shares and assignment of the Company's beneficial interests in KKM. At such time as the Company obtains coverage, the Company will seek a waiver of the transfer restrictions from the shareholders of KKM that are not affiliated with the Company. The Company does not anticipate problems in obtaining the waiver.

Markets

     In fiscal 1996, the only customer having purchases which accounted for 10% or more of the Company's revenue was Conoco Inc. which accounted for 32% of the Company's revenue. In early 1997, the Company divested itself of all of its remaining oil and gas properties in the United States.

     The Company's business is not seasonal, except that severe weather conditions limit the Company's exploration and drilling activities.

     There is substantial uncertainty as to the prices at which any oil reserves produced by the Company from the Karakuduk Field in the future could be sold. It is possible that, under the market conditions prevailing in the future, the production and sale of oil from the Karakuduk Field may not be commercially feasible. The availability of ready markets and the price obtained for oil produced depends upon numerous factors beyond the control of the Company. The current market for oil is characterized by instability which has caused dramatic declines as well as increases in world oil prices in recent years and there can be no assurance of any price stability. KKM has entered into a protocol of intentions whereby the entity that operates the KazTrans Oil pipeline and KKM have undertaken to conclude a contract which will give KKM access to the pipeline. This access will allow KKM to ship oil to export markets. In addition to this protocol, on March 7, 1998, KKM signed a contract with the export-import firm of Munay-Impex, a subsidiary of KazakhOil, to export crude oil produced by KKM to both the Commonwealth of Independent States (CIS) and other countries in the amount up to 100,000 (one hundred thousand) metric tons according to the schedule of shipment of Kazakhstan oil during 1998. KKM will supply crude oil to Munay-Impex in amounts of not less than 5 to 10 thousand tons.

     KKM anticipates that the production facilities will be completed during the late second quarter or early third quarter of 1998, which will initially allow up to 12,000 barrels of oil per day to be transported to the main pipeline terminal. Until the production facilities are completed, any produced oil will first be placed into storage tanks and then trucked to the pipeline under the terms of the protocol. Production entered into the pipeline is considered inventory of KKM, until the 5 to 10 thousand ton minimum volume requirement has been met, at which time the production will be sold under the terms of the Munay-Implex contract. KKM expects to record revenues from the sale of crude oil by the end of the second quarter of 1998.

Competition

     Foreign oil and gas exploration and the acquisition of producing and undeveloped properties is a highly competitive and speculative business. In seeking suitable opportunities, the Company competes in all areas of the oil and gas industry with a number of other companies, including large multi-national oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience than the Company. The Company does not hold a significant competitive position in the oil and gas industry.

Regulation

     General. The Company's operations may be subject to regulation by governments or other regulatory bodies governing the area in which the Company's overseas operations are located. Regulations govern such things as drilling permits, production rates, and environmen- tal protection and pollution control, royalty rates and taxation rates among others. These regulations may substantially increase the costs of doing business and sometimes may prevent or delay the starting or continuing of any given exploration or development project. Moreover, regulations are subject to future changes by legislative and administrative action and by judicial decisions which may adversely affect the petroleum industry in general and the Company in particular. At the present time, it is impossible to predict the effect any current or future proposals or changes in existing laws or regulations will have on the Company's operations. The Company believes that it complies with all applicable legislation and regulations in all material respects.

     Subsequent to December 31, 1997, the Kazakhstan government tax authority began conducting an audit of KKM. The Company believes that as of December 31, 1997, KKM has adequately provided for any potential tax liabilities which may exist.

     Environmental. Based upon a study undertaken on behalf of the Company by an unaffiliated party, the Company does not believe that its business operations presently impair environmental quality. However, compliance with foreign laws and regulations which have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon the Company, the extent of which the Company is unable to assess. Since inception the Company has not made any material capital expenditures for environmental control facilities and has no plans to do so.

Employees

     As of April 27, 1998, the Company had 7 full-time employees and 1 part-time employee. CAP-G operates through its officers and directors and has no employees. KKM had 80 employees and retains independent contractors on an as needed basis through the Company's wholly owned subsidiary, Road Runner Services Company.

Properties
----------

The Karakuduk Field

     The Karakuduk Field is located in the Mangistau Region of the Republic of Kazakhstan. KKM's license to develop the Karakuduk Field covers an area of approximately 16,922.5 acres and has been granted to KKM for a period of 25 years. The agreement granting KKM the right to develop the Karakuduk Field was approved by the Ministry of Oil and Gas Industries of the Republic of Kazakhstan on August 30, 1995.

     The Karakuduk Field is geographically located, approximately 227 miles northeast of the regional capital city of Aktau, on the Ust-Yurt Plateau. The closest settlement is the Say-Utes Railway Station approximately 38 miles southeast of the field. The ground elevation varies between 590 and 656 feet above sea level. The region has a dry, continental climate, with fewer than 10 inches of rainfall per year. Mean temperatures range from -25 degrees Fahrenheit in January to 100 degrees Fahrenheit in July. The operating environment is similar to that found in northern Arizona and New Mexico in the United States.

     The Karakuduk structure is an asymmetrical anticline located on the Aristan Uplift in the North Ustyurt Basin. Oil was discovered on the structure in 1972, when Kazakhstan was a republic of the former Soviet Union, from Jurassic age sediments between 8,500 and 10,000 feet. Twenty-two exploratory and development wells were drilled to delineate the field, however, none of the wells was ever placed on production. The productive area of the Karakuduk Field is 11,300 acres, with a minimum of seven separate productive horizons present in the Jurassic formation. Oil has been recovered in tests from all seven horizons within the Jurassic formation with flow rates ranging from 3 to 966 barrels per day. The Company estimates drilling a maximum 90 additional oil wells and 26 water injection wells may be required to fully develop the field. Peak oil production from the field is expected to occur by 2001, although the time or amount of development or production cannot presently be assured.

     Although the Company has a reserve report on the Karakuduk Field that was commissioned by the Company and that was reviewed by a petroleum engineering group retained by the Company, the reserve report is over three years old and did not consider the potential adverse impact of marketability on price of any oil which might be produced. Therefore, the Company does not claim that any of the reserves specified in the reserve report are proven. As a result of the Company recently reentering a well in the Karakuduk Field and because of the Company's future drilling plans for the Karakuduk Field, the Company expects to be able to obtain an updated reserve report for the Karakuduk Field in 1998 or early 1999.

     The Karakuduk Field is approximately 18 miles north of the Mukat-Mangishlak railroad, the Mangishlak-Astraghan water pipeline, the Beyneu-Uzen high voltage utility lines, and the Uzen-Atrau-Samara oil and gas pipelines. KKM has entered into a protocol of intentions whereby the entity that operates the KazTrans Oil pipeline and KKM have undertaken to conclude a contract which will give KKM access to the pipeline. This access will allow KKM to ship oil to export markets. In addition to this protocol, on March 7, 1998, KKM signed a contract with the export-import firm of Munay-Impex, a subsidiary of KazakhOil, to export crude oil produced by KKM to both the Commonwealth of Independent States (CIS) and other countries in the amount up to 100,000 (one hundred thousand) metric tons according to the schedule of shipment of Kazakhstan oil during 1998. KKM will supply crude oil to Munay-Impex in amounts of not less than 5 to 10 thousand tons. The planned development program for the Karakuduk Field will include a pressure maintenance operation that the Company believes could result in additional recoverable reserves.

     The ability of the Company to realize the carrying value of its assets is dependent on the Company being able to extract and transport hydrocarbons and finding appropriate markets for their sale. Currently, exports from the Republic of Kazakhstan are dependent on limited transport routes and, in particular, access to the Russian pipeline system. Domestic markets in the Republic of Kazakhstan might not permit world market price to be obtained. Management believes, however, that over the life of the project, transportation restrictions will be alleviated and prices will be achievable for hydrocarbons extracted to allow the Company full recovery of the carrying value of its assets. KKM, according to its license agreement with the Government of Kazakhstan, has a priority use of the existing pipeline network. In this regard, on March 7, 1998, KKM entered into a contract with Munay-Impex, which is described above, for export of crude oil of up to 100,000 metric tons during 1998. Currently, oil is being produced through the field separators into storage tanks or directly into oil transport trucks for delivery to the pipeline under the terms of the contract.

     Because of uncertainties surrounding the Karakuduk Project, no proved reserves have been attributed to the field. The Karakuduk Project will require significant development costs for which the financing is not complete. There can be no assurance that the project will be adequately financed or that the field will be successfully developed. The license requires minimum work plans of approximately $10 million by December 31, 1997 (which has been satisfied), of approximately $34.5 million by December 31, 1998 and of approximately $12 million by December 31, 1999. Although KKM was previously permitted to defer the minimum work program, there are no assurances that KKM would receive permission for any future deferrals if requested by KKM. As part of the minimum work plan requirement, the Company has loaned CAP-G more than $12 million to fund KKM's current operations. KKM's 1998 budget of $34 million has been approved by the KKM Board of Directors through December 31, 1998. It is planned that this requirement will be funded by the Company through loans by its subsidiary CAP-G to KKM and by the sale of oil by KKM. In addition, the Company is attempting to obtain limited or non-recourse project financing for KKM, which may reduce the amount of loans from CAP-G.

     The Company currently is responsible for providing 100% of the balance of the funding necessary for the completion of development of the Karakuduk Field.

     The Company first delivered crude oil from the Karakuduk Field in December 1997. The oil is transported by truck to the export pipeline of Say-Utes which is 38 miles from the field. By the beginning of the third quarter of 1998, it is anticipated that any oil produced will be transported by pipeline from the field to a storage terminal to be built at Railroad Station #6, which is approximately 18 miles from the Karakuduk Field. Until the production facilities are completed, any produced oil will first be placed into storage tanks and then trucked to the pipeline under the terms of the protocol. Production entered into the pipeline is considered inventory of KKM, until the 5 to 10 thousand ton minimum volume requirement has been met, at which time the production will be sold under the terms of the Munay-Impex contract. KKM expects to record revenues from the sale of crude oil by the end of the second quarter of 1998.

     The first two workover wells reentered in the Karakuduk field were tested by KKM at a combined sustained flow rate of approximately 2,000 barrels of oil per day. Production has been established from the two uppermost oil-producing zones in the field. The Company plans to drill subsequent wells to attempt to obtain production from the additional zones. The wells, #21 and #10, are two of twenty-two wells drilled between 1972 and 1992 to delineate the Karakuduk Field. None of such wells were placed on limited production when originally drilled. Well #21 and well #10 currently have been placed on limited production to fill storage tanks and transport trucks that deliver oil to the export pipeline. KKM is acquiring additional trucks and equipment to increase the amount of daily production currently deliverable to the pipeline terminal. KKM also has begun preparations to workover additional wells and, if the wells are productive, will place them on production at such time as the field facility construction is completed.

     KKM has entered into a drilling contract with Challenger Drilling Company, Ltd. ("Challenger"), a company based in the United Kingdom, to use a mobile drilling rig for a six-well development program commencing in August, 1998. The rig is currently being upgraded in Houston, Texas, for shipment to Kazakhstan in June 1998. Challenger was awarded the contract by KKM as a result of a worldwide bidding process in which Challenger was the low bidder that met the requirements of a western-equipped rig. The Company has extended a short-term loan to Challenger to enable it to purchase additional equipment and spare parts required by KKM for the drilling program.

     Management of the Company believes the risk-to-reward considerations involved with the development of the Karakuduk Field are very positive and may lead to substantial growth of the Company over the next several years. However, the Company can provide no assurances that the Karakuduk Field will produce oil in any specific amounts or that the Company will ever realize a profit as a result of the Company's interest in the field.

     KKM was re-registered on July 24, 1997, with the government of Kazakhstan. The re-registration was required as a result of new legislation in Kazakhstan. The Company believes that KKM is now in compliance with all Kazakhstan laws and regulations related to the registration requirements relating to legal entities. The re-registered KKM includes as a shareholder KazakhOil, the national petroleum company which holds the majority of the interest of the government of Kazakhstan in KKM. The balance is owned by a private Kazakhstan joint stock company.

     The permits and licenses required to develop the Karakuduk Field have been obtained. However, there is no assurance that any further permits or licenses, if required, will be obtained. Also, because of uncertainties surrounding the project, no proved reserves have been attributed to the field. The project will require significant development costs for which the financing is not in place. There can be no assurance that the project will be financed or that the Karakuduk Field will be successfully developed. Further, the Company will face all of the risks inherent in attempting to develop an oil and gas property in a foreign country.

     In the first quarter of calendar 1997, the Company disposed of all of its remaining interests in oil and gas properties in the United States.

     See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Reserves. As detailed in "Disclosures About Oil and Gas Producing Activities" following the Notes to Consolidated Financial Statements, estimated quantities of the Company's proved oil and natural gas reserves decreased 100% for the fiscal year ended November 30, 1996, as compared to the previous fiscal year. Reserves decreased due to production during the year, the sale of certain producing properties and the abandonment of certain properties which produced at uneconomic rates. The present value of the Company's proved reserves decreased 100% as of November 30, 1996, as compared to the end of the previous fiscal year, due to lower natural gas prices, production, the sale of proved reserves and abandonment of proved reserves. The Company claims no proved reserves as of December 31, 1997.

     Although the Company has a reserve report on the Karakuduk Field that was commissioned by the Company and that was reviewed by a petroleum engineering group retained by the Company, the reserve report is over three years old and did not consider the potential adverse impact of marketability on price of any oil which might be produced due to the remote location of the Karakuduk Field or the potential of political instability. Therefore, the Company does not claim that any of the reserves specified in the reserve report are proven. As a result of the Company recently reentering a well in the Karakuduk Field and because of the Company's future drilling plans for the Karakuduk Field, the Company expects to be able to obtain an updated reserve report for the Karakuduk Field in late 1998 or early 1999.

     Since January 1, 1997, the Company has not filed with or included in any reports to any other Federal authority or agency any estimates of total, proved net oil or gas reserves.

     Net Quantities of Oil and Gas Produced. The Company's net oil and gas production for each of the last three fiscal years and for the month of December 1996 (all of which prior to 1997 was from properties located in the United States) was as follows:

                                                    Year ended November 30,
              Year ended          Month of          -----------------------
              December 31, 1997   December 1996       1996           1995
              -----------------   -------------       ----           ----


Oil (Bbls)    Less than 1,000         -0-              1,737         8,224

Gas (Mcf)          -0-                -0-             96,906       132,924

     The average sales price per barrel of oil and Mcf of gas, and average production costs per barrel of oil equivalent ("BOE") excluding depreciation, depletion and amortization were as follows:


                                         Average        Average       Average
 Year Ended   Month of   Year Ended    Sales Price    Sales Price    Production
December 31,  December   November 30    Oil (Bbls)     Gas (Mcf)    Cost Per BOE
------------  --------   -----------   ------------   -----------   ------------

    1997                                    *              *             *

                1996                        *              *             *
                             1996         17.53          1.17           2.07

                             1995         14.27          1.02           3.78



     *The Company did not sell any significant quantities of oil or gas during these periods.

     The above table represents activities related only to oil and gas production.

     Productive Wells and Acreage. As of December 31, 1997, the Company had interests in one productive oil well and no productive gas wells. As of December 31, 1997, the Company had a net 50% beneficial interest in KKM which holds a governmental license to develop the Karakuduk Field, a 16,900 acre oil field in the Republic of Kazakhstan which was discovered in 1972 with the drilling of 22 exploratory and development wells by the former Soviet Union. These wells were not produced commercially. On December 31, 1997, KKM delivered by truck to the pipeline oil that KKM had recovered from testing well #21, the first well KKM reentered in the Karakuduk Field. Well #21 tested on a sustained flow of 526 barrels of oil per day. The well was subsequently shut-in until installation of a transfer system and a laboratory at Say-Utes was completed in February 1998. Well #10 has been reperforated and was produced at a sustained test flow rate of 1,450 barrels of oil per day with a 1/2" choke. Well #21 and well #10 currently have been placed on limited production to fill storage tanks and transport trucks that deliver oil to the export pipeline. KKM is acquiring additional trucks and equipment to increase the amount of daily production currently deliverable to the pipeline terminal. KKM also has begun preparations to workover additional wells and, if the wells are productive, will place them on production at such time as the field facility construction is completed.

     Drilling Activity. During the last fiscal year ended December 31, 1997, the month of December 1996 and the previous two fiscal years ended November 30, 1996, the Company did not participate in the drilling of any productive exploratory and development wells. The Company did participate in the reentry of one previous oil well which had never been placed on production.

     Present Activities. As of the date of this Prospectus, the Company was in the process of reentering well #20 and well #7.

     Offices. On March 16, 1998, the Company relocated its offices to 2211 Norfolk, Suite 1150, Houston, Texas 77098. The new offices are comprised of approximately 5,570 square feet and are leased for a five year term at an initial rental of approximately $7,891 per month.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company.



Name of Director or Executive            Director              Principal Occupation
Officer and Position, in the Company      Since         Age    During the last Five Years
------------------------------------     -------        ---    --------------------------

Howard Karren                              1996         67     Chairman   of  the   Board  of  the
Chairman of the Board,                                         Company since 1996; Chief Executive
President and Chief                                            Officer   of  the   Company   since
Executive Officer                                              January  1997 and  President of the
                                                               Company since February 1997. Senior
                                                               Advisor to the  Chairman  and Chief
                                                               Executive  Officer  of Enron  Oil &
                                                               Gas  Co.,  an oil and gas  company,
                                                               from  1994 to 1996.  President  and
                                                               Vice  Chairman  of Enron  Oil & Gas
                                                               International  Co.  from 1984 until
                                                               1994.

Arlo G. Sorensen                           1996         57     Chief    Financial    Officer   and
Chief Financial Officer                                        Principal Accounting Officer of the
                                                               Company since March 1997. Treasurer
                                                               of the Company from  February  1997
                                                               to February  1998.  Trustee of M.H.
                                                               Whittier  Corporation,   a  private
                                                               investment   entity,   since  1985.
                                                               Chairman   of  the   Board   and  a
                                                               director of Whittier Trust Company,
                                                               a trust company since 1988.

David A. Dahl                              1997         36     Secretary  of  the  Company   since
Secretary                                                      August 1997;  President of Whittier
                                                               Energy  Company,  an  oil  and  gas
                                                               exploration and production company,
                                                               since 1997,  President  of Whittier
                                                               Ventures, LLC, a private investment
                                                               entity,  since January 1996,  and a
                                                               Vice  President  of Whittier  Trust
                                                               Company,  a  trust  company,  since
                                                               April  1993,  a Vice  President  of
                                                               Merus   Capital   Management,    an
                                                               investment  manager,  from  1990 to
                                                               1993.


                                       28


Name of Director or Executive            Director              Principal Occupation
Officer and Position, in the Company      Since         Age    During the last Five Years
------------------------------------     -------        ---    --------------------------

Alan D. Berlin                             1997         58     A  partner  of Aitken  Irvin  Lewin
                                                               Berlin  Vrooman  & Cohn,  LLP since
                                                               1995.   Engaged   in  the   private
                                                               practice of law for over five years
                                                               prior to joining Aitken Irvin Lewin
                                                               Berlin    Vrooman   &   Cohn   LLP.
                                                               Secretary   of  the  Company   from
                                                               January   1997  to   August   1997;
                                                               President   of  the   International
                                                               Division of Belco  Petroleum  Corp.
                                                               from 1985 to 1987 and held  various
                                                               other    positions    with    Belco
                                                               Petroleum  Corp. from 1977 to 1985.
                                                               Currently a director of Belco Oil &
                                                               Gas Corp.

Walter A. Carozza                          1997         42     President of Victory  Ventures LLC,
                                                               a private equity reinvestment firm,
                                                               since 1997. Manager of and investor
                                                               in East River Ventures,  LP, and M3
                                                               Partners,   LC,   venture   capital
                                                               funds,   since   1996   and   1994,
                                                               respectively.   Involved   in   the
                                                               financing    and    management   of
                                                               companies since 1986. A director of
                                                               ETEX,  Inc.,  Caring  Technologies,
                                                               Inc.,  Interlink  Health  Services,
                                                               Inc.  and The  Rock  Island  Group,
                                                               Inc.

Ted Collins, Jr.                           1997         59     President of Collins & Ware,  Inc.,
                                                               an independent oil and gas company,
                                                               since 1988.  President of Enron Oil
                                                               & Gas Co. or its predecessors,  oil
                                                               and  gas  companies,  from  1982 to
                                                               1988;  Executive Vice President and
                                                               a  director  of   American   Quasar
                                                               Petroleum  Co.  from  1969 to 1982.
                                                               Mr.   Collins  is  a  director   of
                                                               Hanover  Compression  Company,  Mid
                                                               Coast  Energy  Resources,  Inc. and
                                                               Queen Sand Resources, Inc.

Peter G. Dilling                           1995         47     President  and a  director  of  M-D
                                                               International  Petroleum,  Inc., an
                                                               oil   and   gas   company,    since
                                                               September  1994.  A partner  of M-D
                                                               International,   an  unincorporated
                                                               oil and gas  business,  from  March
                                                               1993 to the present.  Vice Chairman
                                                               of the  Board of the  Company  from
                                                               March 1997 to August 1997.




                                       29


Name of Director or Executive            Director              Principal Occupation
Officer and Position, in the Company      Since         Age    During the last Five Years
------------------------------------     -------        ---    --------------------------

John G. McMillian                          1997         71     Retired   since   1995.   Chairman,
                                                               President   and   Chief   Executive
                                                               Officer  of   Allegheny  &  Western
                                                               Energy Corporation,  an oil and gas
                                                               company, from 1987 to 1995; founder
                                                               and  former   Chairman   and  Chief
                                                               Executive   Officer  of   Northwest
                                                               Energy   Company   and   owner  and
                                                               Chairman   and   Chief    Executive
                                                               Officer of Burger Board Company.  A
                                                               director  of  Marker  International
                                                               and Excalibur Technologies.

Michael J. Muckleroy                       1997         67     Independent   oil  operator   since
                                                               1994.  Chairman and Chief Executive
                                                               Officer of Enron  Liquid  Fuels,  a
                                                               subsidiary of Enron Corp.  which is
                                                               engaged  in  the   processing   and
                                                               marketing   of  oil   and  gas  and
                                                               manufacturing   of  appliances  and
                                                               distributing  of liquid  gas,  from
                                                               1984 to 1994.

Michael B. Young                           N/A          29     Treasurer  and  Controller  of  the
Treasurer and Controller                                       Company since  February  1998;  Tax
                                                               Manager   in  the  Oil  &  Gas  Tax
                                                               Practice of Arthur Andersen LLP, an
                                                               accounting  firm, from June 1991 to
                                                               February 1998.



     The present term of office of each director will expire at the next annual meeting of shareholders.

     Each executive officer will hold office until his successor duly is appointed and qualified, until his resignation or death or until he is removed in the manner provided by the Company's Bylaws.

     In connection with the Company's acquisition of all of the stock of Central Asian Petroleum, Inc. ("CAP-D") in 1995, the former shareholders of CAP-D acquired certain rights to nominate directors of their choosing for election to the Company's board of directors. Pursuant to these rights, the former CAP-D shareholders caused the nomination of Jay W. McGee, who was elected a director at the 1995 annual meeting of shareholders. Mr. McGee subsequently resigned as a director and officer of the Company to become Co-Managing Director of KKM. The former shareholders of CAP-D had the right to nominate an additional director for election to the Company's board of directors at the Company's 1996 annual meeting of shareholders but failed to do so. If by June 30, 2000, the Karakuduk Field obtains 5,000 barrels of oil production per day averaged over any sixty
(60) day period, or the Company's beneficial interest in the field is sold or the Company and the former shareholders jointly participate in a new exploratory development project, the former shareholders have the right to cause the Company to nominate one additional director at the Company's annual meeting of shareholders held in the year 2000.

     In connection with borrowings in August 1996, the Company agreed to add two directors selected by two of the lenders, Whittier Ventures LLC and Whittier Energy Company (collectively "Whittiers"). In connection with the transactions, James A. Jeffs resigned from the Company's board of directors. At the request of the Whittiers, on December 2, 1996, Arlo G. Sorensen replaced Mr. Jeffs on the Company's board of directors and on January 3, 1997, David A. Dahl was appointed to the Company's board of directors. The Whittiers will have the right to have their two representatives nominated for directors of the Company until the Whittiers no longer have any investment in the Company.

     There are no other arrangements or understandings between any executive officer and any director or other person pursuant to which any person was selected as a director or an executive officer.

                             EXECUTIVE COMPENSATION

     In May 1997, the Company changed its fiscal year end from November 30 to December 31. The following table shows all cash compensation paid by the Company for services rendered during the fiscal years ended December 31, 1997, during the month of December 1996 and during the fiscal years ended November 30, 1996 and November 30, 1995 to Howard Karren and to Paul V. Hoovler (there were no executive officers of the Company whose annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997).


                                                 Summary Compensation Table


                                                                                                           Long Term
                                                                                                          Compensation
                                                                          Annual Compensation                Awards
                                                                --------------------------------------    -----------
                               Year                   Year                                  Other
                              Ended                  Ended                                  Annual        Securities      All Other
Name and                     December   Month of    November                                Compen-       Underlying      Compen-
Principal Position             31,      December       30,      Salary($)     Bonus($)      sation($)     Options(#)      tion($)
------------------            -----     --------    --------    --------      -------       ----------    -----------     ---------

Howard Karren...............   1997                                 --          --             --         1,025,000           --
Chief Executive Officer and             1996                        --          --             --               --            --
President since January 1997                        1996            --          --          $175,000(1)         --            --
and February 1997, respec-                          1995            --          --             --               --            --
tively                                                                                         --

Paul V. Hoovler.............   1997                             $12,408          --            --           200,000(4)        --
Chief Executive                         1996                    $ 5,000       $12,500          --               --            --
Officer and President until                         1996        $60,000(2)       --         $4,937(3)           --        $40,000(5)
January 1997 and February                           1995        $60,000          --         $4,413(3)           --        $40,000(5)
1997, respectively


---------------------


                                       31

     (1) In connection with Howard Karren becoming a director of the Company, subject to a certain contingency which was satisfied in April 1996, the Company agreed to issue 350,000 shares of the Company's restricted common stock to Howard Karren, a director of the Company, or his designees. The $175,000 represents the fair market value of the 350,000 shares on April 5, 1996, the date the contingency was satisfied. The fair market value is based on the $0.50 per share sales price of sales by the Company of restricted stock to nonaffiliated parties in April 1996.

     (2) In addition, on August 19, 1996, the Company's board of directors awarded Mr. Hoovler a cash bonus of $140,000 as recognition of past and present services to the Company to be used by Mr. Hoovler to exercise certain warrants, granted to Mr. Hoovler pursuant to the Company's 1989 Stock Warrant Plan, to purchase 500,000 shares of the Company's Common Stock at an exercise price of $0.28 per share. This bonus will not become payable until receipt of notice from Mr.
          Hoovler, which notice may not be given and shall not be effective, until the earlier of (i) completion of a sale or farmout by the Company of all or a portion of its interest in the Karakuduk Oil Field in Kazakhstan, ("Karakuduk Field") or (ii) the date when the Company makes a public disclosure of a sale or farmout of the Karakuduk Field. At its sole option and discretion, the Company may, in lieu of making payment of such bonus to Mr. Hoovler, use all or a portion of such bonus as a direct offset to Mr. Hoovler's obligation to make any payment due to the Company upon exercise of the warrants. Anything mentioned above to the contrary notwithstanding, in the event Mr. Hoovler has exercised and paid for the warrants prior to the date the bonus becomes payable, the Company shall pay such bonus directly to Mr. Hoovler, but only upon completion of a sale or farmout of all or a portion of its interest in the Karakuduk Field.

     (3) Represents the amounts distributed pursuant to a royalty participation plan to Paul V. Hoovler.

     (4) Represents shares underlying warrants that were received by Mr. Hoovler as a part of a severance agreement with the Company. See "Executive Compensation--Termination of Employment Agreements."

     (5) The Company had a Deferred Compensation and Death Benefit Plan for Paul V. Hoovler. The Company paid Mr. Hoovler $40,000 annually from this plan until Mr. Hoovler voluntarily terminated his employment in February 1997 at which time he received the life insurance policy on his life which previously provided for the major portion of any costs to the Company. The plan was fully funded when the Company paid, during the Company's fiscal year ended November 30, 1991, the final payment of a premium of $18,000 on the life insurance policy.




                        Option Grants in Last Fiscal Year

     The following table sets forth information concerning options (warrants) granted by the Company to Howard Karren and Paul V. Hoovler from December 1,
1996 through December 31, 1997.


                    Number of
                    Securities
                    Underlying       % of Total Options                                           Market
                    Options          (Warrants) Granted                                           Price on
                    (Warrants)       to Employees             Exercise or       Expiration        Date of
Name                Granted          During Period            Base Price        Date              Grant(1)
----                -------          -------------            ----------        ----              --------

Howard Karren        25,000                1.9%               $0.828125         7/16/2007         $0.828125
                     Shares
                    500,000               36.6%               $0.75             9/1/2002          $0.8125
                     Shares
                    500,000               36.6%               $1.50             9/1/2002          $0.8125
                     Shares

Paul V. Hoovler     100,000(2)             7.5%               $0.85             2/12/2001         $0.828125
                     Shares
                    100,000(2)             7.5%               $1.25             1/1/2002          $0.828125
                     Shares



(1) The market price on the date of grant is based on the mean between the closing bid and asked prices of the Company's Common Stock on the date of grant or on the next day before the date of grant on which there were reported bid and asked prices of the Company's Common Stock.

(2) Mr. Hoovler's warrants were received as a part of a severance agreement with the Company. See "Executive Compensation--Termination of Employment Agreements."

                          Fiscal Year-End Option Values

     The following table sets forth information concerning unexercised options (warrants) held by Howard Karren and by Paul V. Hoovler at December 31, 1997:

                       Number of Securities
                      Underlying Unexercised            Value of Unexercised
                          Options as of               In-the-Money Options at
                       December 31, 1997(#)             December 31, 1997($)
                   ----------------------------    -----------------------------
Name               Exercisable/   Unexercisable    Exercisable/    Unexercisable
----               ------------   -------------    ------------    -------------

Howard Karren.....  1,025,000         - 0 -        $1,379,180(1)        - 0 -

Paul V. Hoovler...    600,000        100,000       $1,285,000(1)      $125,000

-----------------------

(1) The value was determined by multiplying the number of shares underlying the warrants by the difference between the exercise price and the closing sale price of the Company's Common Stock on December 31, 1997.

Compensation of Directors

     On July 17, 1997, the shareholders of the Company approved a 1997 Incentive Stock Plan pursuant to which all non-employee directors were to receive an award of 250 shares of Common Stock of the Company for each meeting of the board of directors attended by such director. The directors have waived their rights to receive shares for the meetings in 1997. Also on July 17, 1997, the shareholders approved a 1997 Non-Employee Directors' Stock Option Plan pursuant to which each year each non-employee director will receive an option to purchase 25,000 shares of Common Stock of the Company.

     On January 23, 1998, the Board of Directors of the Company, subject to ratification of the grants by the shareholders of the Company at the next Annual Meeting of Shareholders, granted each director of the Company 10,000 shares of the Company's Common Stock for their service to the Company. There were no other standard or other arrangements for the compensation of the Company's directors in effect for the Company's fiscal year ended December 31, 1997.

Termination of Employment Arrangements

     Paul V. Hoovler, the former Chief Executive Officer and President of the Company, entered into a severance agreement ("Agreement") with the Company effective February 12, 1997. Pursuant to the Agreement, Mr. Hoovler received his salary and unpaid vacation time accrued through February 12, 1997. Also, the Company agreed to amend the Company's 1989 Stock Warrant Plan to enable Mr. Hoovler to transfer the warrants granted to him in 1996 to a member of his family or a trust created by him.

     Further, Mr. Hoovler was granted warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.85 per share, for a period of four years and warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.25 per share that became exercisable on January 1, 1998, and remain exercisable for a period of four years from such date.

     Also, pursuant to the Agreement, the Company agreed to assign to Mr. Hoovler, or an entity controlled by Mr. Hoovler, the existing overriding royalty interest ("ORRI") that the Company holds in approximately 89 wells. Such assignment will be for a three-year period. In exchange for the assignment, Mr. Hoovler agreed to pay a former employee of the Company ten percent (10%) of the net revenues received from such ORRI during the three-year period. In addition, upon Mr. Hoovler's request, the Company agreed to assign its interest in the Company's royalty participation plan to Mr. Hoovler or an entity controlled by Mr. Hoovler. The Company also agreed to assign to Mr. Hoovler the Company's ownership interest in two life insurance policies that the Company held on Mr. Hoovler's life. Finally, pursuant to the Agreement, Mr. Hoovler was allowed to bid on or retain certain office furniture and equipment of the Company.

                      SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth as of April 24, 1998, the number of shares of the Company's outstanding Common Stock beneficially owned by each of the Company's current directors and executive officers, sets forth the number of shares of the Company's outstanding Common Stock beneficially owned by all of the Company's current directors and executive officers as a group and sets forth the number of shares of the Company's outstanding Common Stock owned by each person who owned of record, or was known to own beneficially, more than 5% of the Company's outstanding shares of Common Stock:


Name and Address of Beneficial Owner         Amount and Nature of       Percent
or Name of Executive Officer or Director    Beneficial Ownership(1)     of Class
----------------------------------------    -----------------------     --------

Allen & Company Incorporated............        8,431,107(2)              16.1%
711 Fifth Avenue
New York, New York 10022

Drake and Company.......................        2,490,000                  4.9%
Citibank Performance Portfolio A.A.
c/o Citibank, N.A.
153 E. 53rd Street, 21st Floor
New York, New York 10043

Whittier Ventures, LLC..................        3,233,556(3)               6.3%
1600 Huntington Drive
South Pasadena, California 91030

Howard Karren...........................        1,185,000(4)               2.3%

David A. Dahl...........................        5,029,803(5)               9.8%

Name and Address of Beneficial Owner         Amount and Nature of       Percent
or Name of Executive Officer or Director    Beneficial Ownership(1)     of Class
----------------------------------------    -----------------------     --------

Alan D. Berlin..........................          35,000(6)                 *

Walter A. Carozza.......................          35,000(7)                 *

Ted Collins, Jr.........................         110,000                    *

Peter G. Dilling........................         636,618(8)                1.3%

John G. McMillian.......................         435,000(9)                 *

Michael J. Muckleroy....................          20,000                    *

Arlo G. Sorensen........................          96,242(10)                *

Michael B. Young........................          60,000(11)                *

All Directors and Officers as a Group (ten
persons)................................       7.642,663(12)              14.5%


*    Less than 1%.

(1) To the knowledge of the Company's management, the beneficial owners listed have sole voting and investment power with respect to the shares shown unless otherwise indicated. The shares shown do not include any shares that any directors are entitled to receive pursuant to the 1997 Incentive Stock Plan for meetings held in 1998.

(2) Based on Amendment No. 1 to Schedule 13D. Includes 1,228,720 shares underlying presently exercisable warrants. Does not include 600,000 shares underlying a warrant that is not exercisable. See "Certain Relationships and Related Transactions."

(3)  Includes 262,500 shares underlying presently exercisable warrants.

(4) Includes 1,025,000 shares underlying presently exercisable options. Does not include 285,000 shares underlying an option granted to Mr. Karren in January 1998 because the directors are still discussing the terms of such grant.

(5) Includes 75,000 shares underlying presently exercisable options owned by David A. Dahl, the 3,233,556 shares beneficially owned by Whittier Ventures LLC, 349,185 shares owned by Whittier Energy Company, 87,500 shares underlying presently exercisable warrants owned by Whittier Energy Company and 1,274,562 shares beneficially owned by Whittier Trust Company. David A. Dahl has no pecuniary interest in the shares beneficially owned by Whittier Ventures LLC, Whittier Energy Company or Whittier Trust Company but, as the

     President of Whittier Ventures LLC and Whittier Energy Company and as the Vice President of Whittier Trust Company, Mr. Dahl has voting power and investment power over such shares and, thus, may be deemed to beneficially own such shares pursuant to Rule 13d-3 adopted under the Securities Exchange Act of 1934, as amended. Mr. Dahl's address is the same as the address of Whittier Ventures, LLC.

(6)  Includes 25,000 shares underlying a presently exercisable option.

(7)  Includes 25,000 shares underlying a presently exercisable option.

(8) Includes 25,000 shares underlying presently exercisable options. 601,618 shares are owned directly by Spectrum Development, Inc. which is controlled by Mr. Dilling, and the 601,618 shares include 301,618 of a total of 1,250,000 shares being held in escrow in connection with the acquisition of Central Asian Petroleum, Inc. Does not include 400,000 shares underlying an option that is not currently exercisable.

(9)  Includes 25,000 shares underlying a presently exercisable option.

(10) Includes 75,000 shares underlying presently exercisable options and 11,242 shares owned by Whittier 1982 Oil Trust for which Mr. Sorensen is the trustee and has voting and investment power over such shares. Mr. Sorensen is a director of Whittier Ventures LLC and Whittier Energy Company. However, Mr. Sorensen disclaims beneficial ownership of the shares that are owned by Whittier Ventures LLC and Whittier Energy Company.

(11) Includes 50,000 shares underlying a presently exercisable option. Does not include a grant for 30,000 shares that will vest with respect to 10,000 shares on each of January 30, 1999, 2000 and 2001, if Mr. Young is still employed by the Company on those dates. The shares will vest earlier if Mr. Young is terminated without due cause or if the Company is bought or merges with another Company.

(12) Includes the shares as described in notes (5) through (11) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In early September 1994, the Company signed a letter of intent with Central Asian Petroleum, Inc., a Delaware corporation ("CAP-D"), and Overseas Consulting Services Company, Inc. ("OCSCO"), both private companies based in Houston, Texas, to jointly pursue the registration and development of the Karakuduk
Field, a shut-in field in the central Asian Republic of Kazakhstan, that was discovered in the early 1970s but never placed on production.

     In mid-September 1994, the Company acquired a 25% interest in CAP-G. In April 1995, the Company acquired all of the stock of CAP-D, which also owned an interest in CAP-G. Following the acquisition of CAP-D, the Company's beneficial interest in CAP-G increased to 45%, giving the Company a 22.5% beneficial interest in KKM and the Karakuduk Field. Under terms of the acquisition, the former shareholders of CAP-D have certain rights to cause the Company to nominate persons selected by the former shareholders to the Company's Board of Directors. Jay W. McGee, a former shareholder of CAP-D, was first elected at the 1995 Company's Annual Meeting of Stockholders under the arrangement. Mr. McGee resigned as a director of the Company on October 1, 1997, and became the Co-Managing Director of CAP-G. Additionally, in connection with the acquisition, the Company may be required to pay a brokerage fee to Mr. McGee in the amount of up to $175,000. The Company paid Mr. McGee $50,000 in 1995 and the balance is payable upon the occurrence of certain milestones in development of the Karakuduk Field. The Company issued 4,250,000 shares of restricted Common Stock for CAP-D which were placed in escrow and are to be released to the former shareholders of CAP-D, including Messrs. Dilling and McGee and James A. Jeffs, a director of the Company until November 1996, or their affiliates, from time to time in connection with development of the Karakuduk Field. Of the 4,250,000 shares originally placed in escrow, 3,000,000 shares have been released and delivered to the former shareholders of CAP-D. The additional 55% interest in CAP-G was acquired by the Company from nonaffiliated parties.

     The previous management of the Company had been negotiating an agreement pursuant to which the Company would have acquired 100% of the issued and outstanding capital stock of MDI, a private company of which the shareholders include a director of the Company, Mr. Dilling, and two former directors of the Company, Messrs. Jeffs and McGee. At the time of the acquisition, the only asset that MDI would have had would have been a 5% interest in a joint venture that Enron Oil and Gas Uzbekistan Ltd. ("EOGU") was negotiating for the development of natural gas fields in the Republic of Uzbekistan. The agreement with MDI was not consummated. On January 8, 1997, the Company agreed to issue 180,000 shares of the Company's Common Stock to EOGU to obtain an option to acquire MDI. The Company also granted EOGU registration rights with respect to the 180,000 shares. In the interim, the principal shareholders of MDI, including Messrs. Dilling, Jeffs and McGee, agreed that if the Company did not acquire MDI within a specified time period, the principal shareholders would transfer 180,000 shares of the Company's Common Stock owned by them to the Company to replace the 180,000 shares issued by the Company to EOGU. Because such acquisition did not occur within the specified time period, such principal shareholders transferred the 180,000 shares to the Company and the shares were cancelled. The Company is no longer pursuing the acquisition of MDI.

     In May 1996 through February 1997, the Company paid a base consulting fee of $60,000 per month to MDI for assistance by MDI in seeking means for meeting the Company's funding obligations for the Karakuduk Project. The Company also assumed obligations of MDI to pay up to $42,000 during the six month period ending September 30, 1996 to two other unaffiliated consultants engaged to assist MDI and the Company to acquire and review oil and natural gas exploration or development projects in the former Soviet Union. From March 1997 to August, 1997, the Company reimbursed MDI for MDI's expenses incurred in connection with the Karakuduk Project. Currently there are no transactions contemplated between the Company and MDI.

     In November and December, 1996, the Company borrowed $1,850,000 for interim financing pursuant to unsecured convertible promissory notes that bore interest at 8% per annum, which was payable monthly, and that were due and payable on or before May 29, 1998. The promissory notes were convertible into the Company's Common Stock at the lower of $0.75 per share or 75% of the market price of the Common Stock on the date of the conversion if the market price is less than $1.00 per share on such date. The proceeds from the first of such loans were received on November 22, 1996. Whittier Ventures, LLC, Whittier Energy Company and Victory Ventures LLC loaned $1,500,000 of the $1,850,000 that was loaned to the Company. Whittier Ventures, LLC, Whittier Energy Company and Victory Ventures LLC subsequently converted their loans into the Company's Common Stock as described below.

     In connection with such borrowings, the Company agreed to issue the lenders warrants that terminate on November 30, 1999, to purchase a total of 462,500 shares of the Company's Common Stock at $0.25 per share and agreed to add two directors selected by two of the lenders, Whittier Ventures LLC and Whittier Energy Company, to the Company's Board of Directors. The Company further agreed that the Company would issue the lenders warrants to purchase an additional 185,000 shares of the Company's Common Stock if the promissory notes are not paid or converted by May 31, 1997, and warrants to purchase an additional 370,000 shares of the Company's Common Stock if the promissory notes are not paid or converted by November 30, 1997. Just prior to November 30, 1997, the Company offered to repay the then outstanding promissory notes, including the promissory notes to Whittier Ventures LLC and Whittier Energy Company. The lenders advised the Company that they were considering whether or not to convert their promissory notes into shares of the Company's Common Stock and requested the Company to not repay the promissory notes by November 30, 1997. In connection with such requests, the lenders agreed that the lenders would not receive any of the warrants to purchase an additional 370,000 of the Company's Common Stock if the promissory notes were not paid or converted by November 30, 1997. The warrants that were issued are exercisable for a period of three years at $0.25 per share. Effective November 30, 1997, Whittier Ventures LLC and Whittier Energy Company converted the principal and accrued interest in their promissory notes into 1,047,556 shares and 349,185 shares, respectively, of the Company's Common Stock.

     Walter A. Carozza, a director of the Company, is the President of Victory Ventures LLC. On April 22, 1997, the Company sold 3,076,923 shares of the Company's Common Stock for $0.65 per share for a total of $2,000,000 to Victory Ventures LLC. In connection with the transaction, the Company also issued a warrant to Victory Ventures LLC to purchase up to an additional 4,615,385 shares of the Company's Common Stock for $3,000,000 or $0.65 per share. In October, 1997, Victory Ventures LLC exercised a portion of the warrant by purchasing 2,307,692 shares of the Company's Common Stock. At the same time, the Company agreed to extend the expiration date of the remaining portion of the warrant to December 31, 1998. In November, 1997, Victory Ventures LLC exercised the remaining portion of the warrant by purchasing 2,307,693 shares of the Company's Common Stock and exercised another warrant that Victory Ventures LLC had received in connection with a loan made by Victory Ventures LLC in December, 1996, to the Company. The warrant related to 125,000 shares of the Company's Common Stock and was exercisable at a price of $0.25 per share. Victory Ventures LLC subsequently distributed to its members or sold to various persons all of the Company's Common Stock owned by Victory Ventures LLC so that, as of the date hereof, Victory Ventures LLC no longer owns any shares of the Company's Common Stock.

     In April, 1997, Victory Ventures LLC also converted a $500,000 promissory note (plus $2,000 of accrued interest) that had previously been issued by the Company to Victory Ventures LLC in December 1996 into 772,308 shares of the Company's Common Stock at a conversion price of $0.65 per share.

     On August 29, 1997, Whittier Ventures LLC loaned the Company $100,000. The loan was repaid on December 4, 1997, with interest at a rate of 1% per month. The loan was unsecured. On October 9, 1997, Whittier Ventures LLC loaned the Company an additional $200,000. The loan was repaid on December 4, 1997, with interest at a rate of 1% per month. The loan was unsecured. In September 1997, Howard Karren advanced $61,000 to CAP-G which was repaid by CAP-G to Mr. Karren without interest in December 1997. Mr. Karren also personally guaranteed payments to various suppliers.

     Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP, a law firm in which Alan D. Berlin, a director of the Company, is a partner, provides legal services to the Company for which the law firm charges the Company an amount not in excess of the law firm's normal billing rates. The total amount of fees that were paid by the Company to the law firm during the Company's year ended December 31, 1997, did not exceed 5% of the law firm's gross revenues for the law firm's last full fiscal year. The Company believes that the fees paid to the law firm were reasonable for the services rendered.

     On November 24, 1997, the Company executed a Subscription Agreement ("Agreement") with an investor, which was not affiliated with the Company. Pursuant to the Agreement, the Company sold to the investor 50,000 shares of the Company's Series A Preferred Stock, no par value, for a purchase price of $100,000 per share or an aggregate purchase price of Five Million Dollars ($5,000,000). The investor also agreed to purchase an additional 25,000 shares of the Company's Series A Preferred Stock for an additional $2,500,000 and 150,000 shares of the Company's Series B and Series C Preferred Stock for $15,000,000.

     In March 1998, prior to the receipt of the funds for any additional purchases the investor was to make under the Agreement, the Company and the investor mutually released each other from any further obligations under the Agreement. The investor retained the initial 50,000 shares of Series A Preferred Stock that are convertible into the Company's Common Stock at $2.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock will be determined by dividing $100 by the conversion price per share. The Company is not required to issue any additional preferred stock under the Agreement and the investor has no other obligation to provide funds to the Company in exchange for such stock.

     The Series B Preferred Stock and Series C Preferred Stock would have been convertible at the option of the holders thereof at any time or from time to time on or prior to the redemption date into Common Stock. The conversion price of the Series B Preferred Stock was initially $3.00 per share; and the conversion price of the Series C Preferred Stock was initially $4.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock and Series C Preferred Stock would have been determined by dividing $100 by the conversion price per share.

     Allen & Company Incorporated ("Allen & Company") acted as placement agent in connection with the sale of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to the Agreement. Allen & Company elected to receive its fees in the form of warrants to purchase 900,000 shares of the Company's Common Stock that were all originally exercisable through November 25, 2002, at an exercise price of $0.01 per share.

     The Company has agreed to allow Allen & Company to retain the warrants to purchase 700,000 shares of the Company's Common Stock related to the $17,500,000 in funds not received under the original terms of the Agreement, provided Allen & Company raises additional capital for the Company within the two year period ending November 25, 1999. Based on a subsequent agreement, the unearned warrants to purchase 700,000 shares of the Company's Common Stock held by Allen & Company are fully restricted from exercise unless Allen & Company raises additional capital for the Company that is acceptable to the Company's Board of Directors. For each $25 of additional capital raised, a warrant to purchase one share of Common Stock will be deemed to be earned. If, before November 25, 1999, Allen & Company fails to raise additional capital for the Company under terms acceptable to the Company, the unearned portion of the warrants will expire. In April 1998, Allen & Company raised an additional $2,500,000 of capital for the Company through the sale by the Company of 1,250,000 shares of the Company's Common Stock at $2.00 per share. As a result, the warrants became exercisable as to an additional 100,000 shares of the Company's Common Stock.

     On July 17, 1997, the shareholders of the Company approved a 1997 Incentive Stock Plan pursuant to which all non-employee directors were to receive an award of 250 shares of Common Stock of the Company for each meeting of the board of directors attended by such director. The directors have waived their rights to receive shares for the meetings in 1997. Also on July 17, 1997, the shareholders approved a 1997 Non-Employee Directors' Stock Option Plan pursuant to which each year each non-employee director will receive an option to purchase 25,000 shares of Common Stock of the Company. The first options relating to a total of 200,000 shares that are exercisable at a price of $0.828125 per share were received effective July 17, 1997.

     On January 23, 1998, the Board of Directors of the Company, subject to ratification of the grants by the shareholders of the Company at the next Annual Meeting of Shareholders, granted each director of the Company 10,000 shares of the Company's Common Stock for their service to the Company.

     In connection with his employment, the Company granted Michael B. Young a five year option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $2.25 per share and granted Mr. Young 40,000 shares of the Company's Common Stock that, subject to certain conditions, will vest 10,000 shares on each of January 30, 1998, 1999, 2000, and 2001. All unvested shares shall vest immediately if the Company is acquired or merges with another company or if Mr. Young is terminated without cause.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of April 24, 1998, by each Selling
Securityholder   herein  as   adjusted  to  reflect  the  sale  by  all  Selling
Securityholders of the shares of Common Stock offered hereby by each Selling Securityholder. This list indicates any position, office or other material relationship with the Company that the Selling Securityholder had within the past three years, the number of shares of Common Stock owned by such Selling Securityholder prior to the offering, the maximum number of shares of Common Stock to be offered for such Selling Securityholder's account and the amount and the percentage (if one percent or more) of the shares of Common Stock to be owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sold the maximum number of shares of Common Stock). The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock. Further, certain of the Selling Securityholders may have already sold their shares of Common Stock prior to the date hereof.



                                          Shares                     Shares        Percent of
                                          Owned          Shares      Owned         Shares
                                          Prior to       Being       After         Owned After
Name                                      Offering       Offered     Offering      Offering
----                                      --------       -------     --------      --------

Agassi, Andre..........................    106,712        106,712           0

Agassi, Mike...........................        234            234           0


                                       42


                                         Shares                     Shares        Percent of
                                         Owned          Shares      Owned         Shares
                                         Prior to       Being       After         Owned After
Name                                     Offering       Offered     Offering      Offering
----                                     --------       -------     --------      --------

Allen & Company Incorporated(1)........  9,031,107      7,291,107   1,740,000

Allen, A. Clinton......................        937            937           0

Allen, Lawson P........................        468            468           0

Ardizzone, Ramon D.....................      2,399          2,399           0

Bailey, Clarke H.......................     49,362         49,362           0

Bailey, Higgins D......................        492            492           0

Bailey, Scott H........................        984            984           0

Barron, Thomas A.......................        937            937           0

Berrard, Steven R. Revocable Trust.....     79,983         79,983           0

Black Diamond Partners LP(2)...........     52,500         52,500           0

Brady, Pat.............................     47,019         47,019           0

Brennan, Bernadette....................      1,200          1,200           0

Brenner, Karen.........................      3,999          3,999           0

Brookings Group LLC, The...............      1,600          1,600           0

Buelter, H. Tom TTE, U/A/D 08/19/96....     15,997         15,997           0

Carlson, Clint D.(3)...................    188,334        188,334           0

CNA Trust Corporation..................      7,998          7,998           0

Cuccia, Frederick J....................        281            281           0

Cyrk Foundation, The...................      2,342          2,342           0

Cyrk, Inc..............................     19,675         19,675           0

Cyrk International Foundation..........      2,342          2,342           0

Denman, Robert and Beckie..............      7,998          7,998           0

Dewey, Robert M., Jr...................     19,996         19,996           0

DiMartino, Joseph S....................     39,992         39,992           0

Drazan, Jeffrey M......................    164,651        164,651           0

Drazan, Sandra Living Trust............      7,998          7,998           0

Drutman, Richard A.....................         99             99           0

Egan, Robert L.........................      5,999          5,999           0


                                       43


                                          Shares                     Shares        Percent of
                                          Owned          Shares      Owned         Shares
                                          Prior to       Being       After         Owned After
Name                                      Offering       Offered     Offering      Offering
----                                      --------       -------     --------      --------

Elsener, Charles, Jr...................     17,871         17,871           0

Elsener, Charles, Sr...................    272,399        272,399           0

Elsener, Paul..........................     27,994         27,994           0

Encore Company, Inc....................        468            468           0

Enron Oil & Gas Uzbekistan, Ltd........    180,000        180,000           0

EPC PSP................................        295            295           0

Exeter Finance Group, Inc.(4)..........  2,222,222      2,222,222           0

Faber, Timothy B.......................     19,996         19,996           0

Farrell, Vincent D., Jr................     10,341         10,341           0

Friedman, Herbert M....................      2,868          2,868           0

Genesi, Bob............................      7,998          7,998           0

Goldfaden, Jeffrey G...................        799            799           0

Hackett, Montague H., Jr...............     39,992         39,992           0

Harman Investments, LP.................      9,370          9,370           0

Hart, M. Leo...........................    201,957        201,957           0

Hayes, Francis G.......................      1,600          1,600           0

Hicks, Thomas O........................    159,966        159,966           0

Hoovler, M.R.(5) ......................    607,457        250,000     357,457

Hoovler, P.V.(6) ......................  1,489,522        700,000     789,522

Keller, William(7) ....................    802,750         40,000     762,750

Keough, Clark .........................    100,000        100,000           0

Keough, Michael L......................      7,998          7,998           0

Kouris, Jim............................      1,200          1,200           0

L'Esperance, Dr. Francis A., Jr........     23,995         23,995           0

Lewis, Sherman R., Jr..................     27,994         27,994           0

Limit & Co.............................    239,949        239,949           0

Lively, Keith R........................     15,997         15,997           0

Lufkin, Dan W..........................     39,992         39,992           0

                                       44



                                          Shares                     Shares        Percent of
                                          Owned          Shares      Owned         Shares
                                          Prior to       Being       After         Owned After
Name                                      Offering       Offered     Offering      Offering
----                                      --------       -------     --------      --------

Maasbach, Ruth.........................     15,997         15,997           0

Massachusetts Mutual Life
Insurance Company......................     46,261         46,261           0

MassMutual Corporate Investors.........      9,838          9,838           0

MassMutual Participation Investors.....      2,460          2,460           0

Moyers, Edward L.......................      1,874          1,874           0

Murphy, Tom G., Pension Plan(8) .......     40,000         40,000           0

Network Fund III, Ltd.(9)..............  1,250,000      1,250,000           0

Newman, Harold J.......................    239,949        239,949           0

Newman, Paul L.........................        468            468           0

Pascal, Donald T.......................      4,380          4,380           0

Purdue, Cheryl.........................        295            295           0

Rawn, Carol Lee........................      6,887          6,887           0

Rawn, James D..........................      6,887          6,887           0

Rawn, Robert S.........................      6,887          6,887           0

Rawn, Stanley R., Jr...................    151,641        151,641           0

Reed Hobe Sound Trust U/A Dtd.              19,996         19,996           0
12/16/64 FBO Samuel P. Reed............

Reiss, James J., Jr....................      9,838          9,838           0

Reynolds, Eric.........................      1,279          1,279           0

Saltz, Jack ...........................    846,154        846,154           0

Schneider, John A.(10) ................    235,000         35,000     200,000

Schwab, David..........................     11,998         11,998           0

Seefurth, Thomas.......................        984            984           0

Shlopak, Gregory P.....................     47,019         47,019           0

Spencer, John .........................      4,468          4,468           0

Swiss Army Brands, Inc.................     87,634         87,634           0

Task (USA), Inc........................     90,586         90,586           0

The 1990 Wendell Trust.................     39,992         39,992           0


                                       45


                                          Shares                     Shares        Percent of
                                          Owned          Shares      Owned         Shares
                                          Prior to       Being       After         Owned After
Name                                      Offering       Offered     Offering      Offering
----                                      --------       -------     --------      --------

Triangle Bridge Group, L.P.............     39,992         39,992           0

Truman, James..........................      7,998          7,998           0

Weinberg, John L.......................     39,992         39,992           0

West, Kathy J., TTEE U/A Dtd.
12/06/96...............................      3,999          3,999           0

Whittier Energy Company(11)............    436,685        436,685           0

Whittier Opportunity Fund I LLC........      9,370          9,370           0

Whittier Ventures LLC(12)..............  3,233,556      1,233,556   2,000,000

Win Com, Inc...........................        984            984           0

Wolf, G. Theodore, II..................        937            937           0

Wolf, G. Thomas........................        937            937           0

Young, Michael B.(13)..................     60,000         10,000      50,000

ZD Air, Inc............................     11,998         11,998           0



----------------------

(1) The shares owned include 1,828,720 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants. See "Certain Relationships and Related Transactions."

(2) Represents 52,500 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(3) The shares owned include 35,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(4) Represents shares of Common Stock into which Series A Preferred Stock is convertible. See "Description of Securities."

(5) Matthew R. Hoovler is a former officer and a former director of the Company. The shares include 250,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants. The shares owned include shares owned by Mr. Hoovler's wife and children and the shares being offered include shares being offered by Mr. Hoovler and his wife.

(6) Paul V. Hoovler is a former officer and a former director of the Company. The shares include 700,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants. The shares owned include 576,000 shares owned by the PVH Family Limited Partnership of which Mr. Hoovler is the General Partner.

(7) Includes 40,000 shares underlying exercisable Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(8) Includes 40,000 shares underlying exercisable Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(9) The Company has agreed that, if at any time by March 31, 1999, the Company issues additional shares of the Company's common stock at a price of less than $2.00 per share, Network Fund III, Ltd. will receive an additional number of shares of common stock which when added to the 1,250,000 shares divided into $2,500,000 is equal to the price at which the additional shares are sold. Further, the Company has agreed that if, by March 31, 1999, the Company issues or sells convertible securities (i.e., securities directly or indirectly convertible into or exchangeable for common stock), other than as a dividend or other distribution on any class of stock, Network Fund III, Ltd. is entitled to exchange the 1,250,000 shares for the convertible securities. The amount of convertible securities to be issued to Network Fund III, Ltd. is to be determined by dividing the market price of the common stock into the issue price of such convertible securities. Finally, the Company has agreed that, in the event that by March 31, 1999
     (i) the Company has not received an investment of $7,500,000 and (ii) the average market price of the common stock for the twenty day trading period preceding March 31, 1999, is less than $2.00 per share, then Network Fund III, Ltd. is entitled to an additional number of shares of common stock which when added to the 1,250,000 shares and divided into $2,500,000 is equal to the market price of the common stock on March 31, 1999. This last provision is not applicable if either of the provisions are satisfied on or before March 31, 1999.

(10) Includes 35,000 shares underlying Warrants, all of which shares have been registered for resale upon exercise of the Warrants.

(11) Includes 87,500 shares underlying  Warrants,  all of which shares have been
     registered  for  resale  upon  exercise  of  the  Warrants.   See  "Certain
     Relationships and Related Transactions."

(12) Includes 262,000 shares underlying Warrants,  all of which shares have been
     registered  for  resale  upon  exercise  of  the  Warrants.   See  "Certain
     Relationships and Related Transactions."

(13) Michael B. Young is an officer of the Company. The shares include 50,000 shares underlying a presently exercisable option. Does not include a grant for 30,000 shares that will vest with respect to 10,000 shares on each of January 30, 1999, 2000 and 2001, if Mr. Young is still employed by the Company on those dates. The shares will vest earlier if Mr. Young is terminated without due cause or if the Company is bought or merges with another Company.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 100,000,000 shares of $0.10 par value Common Stock and 1,000,000 shares of preferred stock, without par value. As of April 24, 1998, there were 51,130,456 shares of Common Stock and 50,000 shares of Series A Preferred Stock outstanding. The Series A Preferred Stock is convertible into 2,222,222 shares of Common Stock. An additional 7,649,500 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants and options.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock that have voting rights including the Series A Preferred Stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding voting stock constitutes a quorum at any meeting of shareholders and the vote by the holders of a majority of the outstanding voting stock is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Restated Articles of Incorporation + Amendments.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any outstanding preferred stock. The outstanding shares of Common Stock are, and all shares of Common Stock issued upon exercise of warrants described in this Prospectus and payment therefor and upon conversion of promissory notes described in this Prospectus will be, validly issued, fully paid and nonassessable.

Preferred Stock

     Under the Company's Restated Articles of Incorporation + Amendments, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of one or more classes of preferred stock of the Company, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock. The Board of Directors' ability to issue shares of preferred stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms and conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management of the Company.

     On November 26, 1997, the Company filed an amendment to the Company's Restated Articles of Incorporation + Amendments to create Series A Preferred Stock.

     On November 24, 1997, the Company executed a Subscription Agreement ("Agreement") with an investor which was not affiliated with the Company. Pursuant to the Agreement, the investor purchased 50,000 shares of the Company's Series A Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Five Million Dollars ($5,000,000).

     The Series A Preferred Stock will be entitled to receive cumulative dividends at the annual rate of $5.00 per share and will have a redemption price of $100.00 plus any unpaid dividends.

     Commencing on November 30, 2002, the Company will be required to redeem the Series A Preferred Stock to the extent of the lesser of (i) the number of shares of Series A Preferred Stock outstanding on each scheduled redemption date or
(ii) one-third of the largest number of shares of Series A Preferred Stock outstanding at any time prior to the scheduled redemption date. The Company has the right to redeem all or any portion of any shares of Series A Preferred Stock prior thereto.

     Each holder of shares of Series A Preferred Stock is entitled to vote on all matters in an amount equal to the largest number of full shares of Common Stock into which all shares of the Series A Preferred Stock held by such holders are convertible.

     Further, the Series A Preferred Stock is convertible at the option of the holders thereof at any time or from time to time on or prior to the redemption date into Common Stock. The conversion price of the Series A Preferred Stock is initially $2.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock is determined by dividing $100 by the conversion price per share.

     The holders of the Series A Preferred Stock have demand registration rights with respect to the underlying Common Stock and the Company has agreed to register the underlying Common Stock on most registration statements filed by the Company.

Certain Provisions of Restated Articles of Incorporation + Amendments

     The Company's Restated Articles of Incorporation + Amendments contain a provision, authorized under Colorado law, which limits the liability of directors of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Colorado law. Such provision limits recourse for money damages which might otherwise be available to the Company or shareholders for negligence by individuals while acting as officers of the Company. Although this provision would not prohibit injunctive or similar actions against directors, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities which may exist under federal securities laws.

Indemnification and Insurance Provisions

     The Company has officer and director liability insurance and the Company's Restated Articles of Incorporation + Amendments and bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer Agent

     American Securities Transfer & Trust, Inc., Denver, Colorado, is the transfer agent for the Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders intend to sell their shares of Common Stock directly, through agents, dealers, or underwriters, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Securityholders or as a result of private negotiations between buyer and seller. Sales of the shares of Common Stock may be made pursuant to this

Prospectus or pursuant to Rule 144 or Regulation S adopted under the Securities Act of 1933, as amended. No underwriting arrangements exist as of the date of this Prospectus for the Selling Securityholders to sell their shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements. It is anticipated that the per share selling price for the shares will be at/or between the "bid" and "asked" prices of the Company's Common Stock as quoted in the over-the-counter market immediately preceding the sale. Expenses of any such sale will be borne by the parties as they may agree.

                                LEGAL PROCEEDINGS

     On November 14, 1997, Heartland, Inc. of Wichita and Collins & McIlhenny, Inc. ("Plaintiffs") filed a lawsuit against the Company, Howard Karren, Whittier Trust Company and James A. Jeffs in the District Court of Harris County, Texas. The Company was served with the Complaint on December 3, 1997. Plaintiffs claim that the Company breached an alleged agreement with them whereby Plaintiffs were to raise capital for the Company through a private placement of the Company's securities, that the Company and Mr. Karren made false representations in connection with the alleged contract and that Whittier Trust Company and James
A. Jeffs interfered with the Company's performance of the alleged contract. Plaintiffs are seeking actual damages of $3,435,000 and exemplary damages of $25,000,000 from each defendant, plus attorneys' fees. A motion for a summary judgment filed by the Plaintiff was denied by the Court.

     The defendants believe the allegations are without merit and intend to vigorously defend the lawsuit.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock being offered hereby have been passed upon for the Company by Smith McCullough, P.C., Denver, Colorado.

                                     EXPERTS

     The consolidated financial statements of the Company at December 31, 1997, and for the year then ended, for the one month period ended December 31, 1996, and at November 30, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and for the year ended November 30, 1995, by Grant Thornton LLP, independent auditors, as set forth in their respective reports thereon (which each contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of Karakuduk-Munay, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young--Kazakhstan, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Karakuduk-Munay, Inc.'s ability to continue as a going concern as described in Note 3 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        Consolidated Financial Statements

                            Chaparral Resources, Inc.


                         Years ended December 31, 1997,
                  November 30, 1996 and November 30, 1995 and
                       the One Month Period ended December
                 31, 1996 with Reports of Independent Auditors

                            Chaparral Resources, Inc.

                        Consolidated Financial Statements


              Years ended December 31, 1997, November 30, 1996 and
                1995 and One Month Period ended December 31, 1996






                                    Contents

Chaparral Resources, Inc.

Report of Independent Auditors ...........................................  1

Report of Independent Certified Public Accountants........................  2

Audited Consolidated Financial Statements

Consolidated Balance Sheets ..............................................  3
Consolidated Statements of Operations.....................................  5
Consolidated Statements of Cash Flows.....................................  6
Consolidated Statements of Changes in Stockholders' Equity................  8
Notes to Consolidated Financial Statements................................  9


Supplemental Information - Disclosures About Oil and Gas
   Producing Activities - Unaudited......................................  26

Karakuduk-Munay, Inc.

Report of Independent Auditors...........................................  31

Balance Sheets...........................................................  32
Statements of Expenses and Accumulated Deficit ..........................  33
Statements of Cash Flows ...............................................   34
Notes to the Financial Statements ......................................   35

                         Report of Independent Auditors



The Board of Directors and Stockholders
Chaparral Resources, Inc.

We have audited the accompanying consolidated balance sheets of Chaparral Resources, Inc. as of December 31, 1997 and November 30, 1996, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the years then ended and for the one month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chaparral Resources, Inc. as of December 31, 1997 and November 30, 1996, and the consolidated results of its operations and its cash flows for the years then ended and for the one month period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and has no operating assets which are presently generating cash to fund its operating and capital requirements. The Company requires significant additional financing to meet its financial commitments and requirements through calendar year 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                 /s/  Ernst & Young, LLP
                                                 -------------------------------
                                                 ERNST & YOUNG LLP

Houston, Texas
March 13, 1998,
except for Note 15, as to which the date is April 3, 1998

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Chaparral Resources, Inc.

We have audited the accompanying consolidated statements of operations, cash flows and changes in stockholders' equity of Chaparral Resources, Inc. for the year ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended November 30, 1995 of Chaparral Resources, Inc., in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $704,000 during the year ended November 30, 1995. As discussed in Note 2 to the financial statements, the Company requires significant additional financing to meet its financial requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/  Grant Thornton LLP
                                              ----------------------------------
                                              GRANT THORNTON LLP

Denver, Colorado
January 19, 1996

                                             Chaparral Resources, Inc.

                                            Consolidated Balance Sheets


                                                                  December 31             November 30
                                                                     1997                    1996
                                                                 -------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                     $  3,423,000             $    782,000
   Accounts receivable:
     Joint interest participants                                         --                      8,000
     Oil and gas purchasers                                              --                     53,000
      Other                                                           102,000                     --
   Prepaid expenses                                                    62,000                    3,000
   Oil and gas properties under agreement for sale                       --                    306,000
                                                                 ------------             ------------
Total current assets                                                3,587,000                1,152,000

Oil and gas properties and investments - full cost method
     Republic of Kazakhstan (Karakuduk Field)--
       not subject to depletion (Notes 3 and 4):                   19,922,000               13,234,000

Furniture, fixtures and equipment                                      13,000                  193,000
Less accumulated depreciation                                          (3,000)                (176,000)
                                                                 ------------             ------------
                                                                       10,000                   17,000
                                                                 ------------             ------------

Other assets                                                             --                     95,000




                                                                 ------------             ------------
Total assets                                                     $ 23,519,000             $ 14,498,000
                                                                 ============             ============







See accompanying notes

                                                        3

                                            Chaparral Resources, Inc.

                                            Consolidated Balance Sheets




                                                                 December 31               November 30
                                                                     1997                     1996
                                                                ---------------------------------------
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable:
     Trade                                                      $    177,000               $     16,000
     Joint interest participants--revenue                               --                       42,000
   Accrued liabilities                                                54,000                     91,000
   Accounts payable--CAP-G shares                                       --                      744,000
                                                                ------------               ------------
Total current liabilities                                            231,000                    893,000

Long-term obligations:
   Notes payable (including $1,000,000 to related
     party in 1996)                                                     --                    1,106,000
   Accrued compensation                                              210,000                    385,000
Commitments and contingencies (Note 14)
Redeemable preferred stock - cumulative,
     convertible (Note 7):
     Series A, 50,000 issued and outstanding,
     at stated value, includes $5.00 cumulative
     annual dividend, less $500,000 cost of issuance,
     $5,000,000 redemption value                                   4,500,000                       --

     175,000 shares subscribed  (25,000 Series A;
     75,000 Series B; 75,000 Series
     C), less subscription
     receivable of $17,500,000                                          --                         --

Stockholders' equity (Note 7):
   Common stock - authorized, 100,000,000
     shares at December 31, 1997 and
     November 30, 1996, of $.10 par value;
     issued and outstanding, 49,720,456 and
     37,526,517 shares at December 31, 1997
     and November 30, 1996                                         4,971,000                  3,753,000
   Capital in excess of par value                                 30,340,000                 20,482,000
   Unearned portion of restricted stock awards                      (109,000)                      --
   Preferred stock - 1,000,000 shares authorized,
     225,000 shares outstanding or subscribed
     of Series A, B and C as per above                                  --                         --
   Stock subscription receivable                                  (1,770,000)                      --
   Accumulated Deficit                                           (14,854,000)               (12,121,000)
                                                                ------------               ------------
Total stockholders' equity                                        18,578,000                 12,114,000
                                                                ------------               ------------
Total liabilities and stockholders' equity                      $ 23,519,000               $ 14,498,000
                                                                ============               ============






See accompanying notes.

                                                            4



                                             Chaparral Resources, Inc.

                                       Consolidated Statements of Operations



                                                        Year Ended       Month Ended     Year Ended      Year Ended
                                                        December 31      December 31     November 30     November 30
                                                           1997             1996            1996            1995
                                                        ------------------------------------------------------------
Revenue:
   Oil and gas sales                                    $       --      $       --      $    147,000    $    255,000

Costs and expenses:
   Production costs                                             --              --            37,000         115,000
   Write-down of oil and gas properties                         --              --              --           619,000
   Depreciation and depletion                                  7,000            --             3,000          74,000
   General and administrative                              1,654,000         118,000       1,468,000         166,000
                                                        ------------------------------------------------------------
                                                           1,661,000         118,000       1,508,000         974,000
                                                        ------------------------------------------------------------

Loss from operations                                      (1,661,000)       (118,000)     (1,361,000)       (719,000)

Other income (expense):
   Interest income                                           421,000           4,000         154,000          25,000
   Interest expense                                         (298,000)        (17,000)        (90,000)        (17,000)
   Equity in loss from investment
    (Note 3 and 4)                                          (832,000)           --          (971,000)           --
   Other, net                                                (19,000)          1,000          89,000           7,000
                                                        ------------------------------------------------------------
                                                            (728,000)        (12,000)       (818,000)         15,000
                                                        ------------------------------------------------------------

Loss before extraordinary item                            (2,389,000)       (130,000)     (2,179,000)       (704,000)

Extraordinary loss on extinguishment
 of long-term debt                                          (214,000)           --          (237,000)           --
                                                        ------------------------------------------------------------

Net loss                                                $ (2,603,000)       (130,000)   $ (2,416,000)   $   (704,000)
                                                        ============================================================

Basic and Diluted Earnings per Share:
Net loss per share before extraordinary item            $       (.05)     $     --      $       (.07)   $       (.04)
Extraordinary loss per share                            $       (.01)     $     --      $       (.01)   $       --
Net loss per share                                      $       (.06)     $     --      $       (.08)   $       (.04)
Weighted average number of shares
   outstanding                                            41,561,432      37,526,517      32,081,382      18,865,454


See accompanying notes
                                                    5



                                             Chaparral Resources, Inc.

                                       Consolidated Statements of Cash Flows



                                                                  Year ended        Month Ended       Year Ended        Year Ended
                                                                  December 31       December 31       November 30       November 30
                                                                     1997               1996              1996              1995
                                                                  -----------------------------------------------------------------
Cash flows from operating activities
Net loss                                                          $(2,603,000)      $  (130,000)      $(2,416,000)      $  (704,000)
Adjustments to reconcile net loss to
   net cash provided by (used in) operating
   activities:
       Equity loss from investment                                    832,000              --             971,000              --
     Depreciation and depletion                                         7,000              --               4,000            74,000
     Loss on the sale of oil and gas properties                         3,000            (3,000)             --                --
        Bad debt expense                                               37,000              --                --                --
     Write-down of oil and gas properties                              30,000              --                --             619,000
     Stock issued for services and bonuses                            195,000              --                --              27,000
     Amortization of note discount                                    198,000              --                --              17,000
     Loss on extinguishment of debt                                   214,000              --             237,000              --
     Changes in assets and liabilities:
       (Increase) decrease in:
         Accounts receivable                                         (129,000)           51,000            25,000           218,000
         Prepaid expenses                                             (59,000)             --              10,000              --
              Other                                                    95,000              --                --                --
       Increase (decrease) in:
         Accounts payable                                             177,000           (44,000)          108,000           (64,000)
         Accrued liabilities                                           19,000           (19,000)         (317,000)          (59,000)
         Accrued compensation                                            --                --             385,000              --
                                                                   ----------------------------------------------------------------
Net cash provided by (used in) operating activities
                                                                     (984,000)         (145,000)         (993,000)          128,000

Cash flows from investing activities
Additions to property and equipment                                    (6,000)             --                --             (86,000)
Investment in foreign oil and gas properties                       (6,504,000)          (17,000)       (6,936,000)       (1,088,000)
Proceeds from sale of interest in oil and gas
   properties                                                         282,000              --             161,000            41,000
Decrease in cash value of insurance
   and annuities                                                         --                --                --              40,000
Decrease in minority interest                                            --                --                --             (16,000)
Decrease in equipment inventory                                          --                --                --               1,000
Sale of bonds                                                            --                --                --             299,000
Redemption of certificates of deposit                                    --                --                --              20,000
Increase in other assets                                                 --                --             (74,000)             --
                                                                   ----------------------------------------------------------------
   Net cash used in investing activities                           (6,228,000)          (17,000)       (6,849,000)         (789,000)



                                                      6


                                             Chaparral Resources, Inc.

                                 Consolidated Statements of Cash Flows (continued)





                                                                 Year ended       Month Ended         Year Ended         Year Ended
                                                                 December 31       December 31        November 30        November 30
                                                                    1997               1996              1996               1995
                                                                --------------------------------------------------------------------
Cash flows from financing activities
Proceeds from notes payable                                     $   300,000        $   500,000        $ 1,650,000        $   750,000
Payable for CAP(G) shares                                          (744,000)              --                 --                 --
Repayment of note payable                                          (450,000)          (200,000)          (750,000)              --
Proceeds from warrant exercise                                    3,309,000               --              316,000               --
Net proceeds from redeemable preferred stock
    issuance                                                      5,000,000               --                 --                 --
Net proceeds from private placement                               2,300,000               --            6,907,000             94,000
                                                                --------------------------------------------------------------------
Net cash provided by financing
   Activities                                                     9,715,000            300,000          8,123,000            844,000
                                                                --------------------------------------------------------------------

Net increase in cash and
   cash equivalents                                               2,503,000            138,000            281,000            183,000
Cash and cash equivalents at beginning
   of period                                                        920,000            782,000            501,000            318,000
                                                                --------------------------------------------------------------------
Cash and cash equivalents at end of period                      $ 3,423,000        $   920,000        $   782,000        $   501,000
                                                                ====================================================================

Supplemental cash flow disclosure
   Interest paid                                                $    53,000        $    17,000        $    36,000        $     5,000

Supplemental schedule of noncash
   investing and financing activities
     Common stock issued for acquisition
       of CAP-G                                                 $ 1,000,000        $      --          $ 1,833,000        $      --
     Accounts payable--CAP-G shares                                    --                 --              744,000               --
     Common stock issued for investment
       in affiliate                                                    --                 --                 --            3,162,000
     Discount recognized for note issued
       with detachable stock warrants                                74,250             93,750            290,000            306,000
     Warrants issued for common stock in
       conjunction with subscription and
       issuance of preferred stock                                2,270,000               --                 --                 --
     Common stock issued for compensation                           175,000               --                 --                 --

     Common stock issued upon:
       Conversion of debentures                                   1,500,000               --              264,000               --
       Conversion of accrued interest                                50,000               --                 --                 --



See accompanying notes.
                                                        7



                                                 Chaparral Resources, Inc.

                                Consolidated Statements of Changes in Stockholders' Equity



                                           Common Stock            Capital in       Stock       Unearned
                                    ------------------------       Excess of     Subscription  Restricted  Accumulated
                                      Shares          Amount       Par Value     Receivable   Stock Awards  Deficit         Total
                                    ------------------------------------------------------------------------------------------------

Balance at November 30, 1994        15,782,317      1,578,000      9,458,000        --           --     (9,001,000)      2,035,000
Warrants exercised for capital
   stock                               265,375         27,000         67,000        --           --           --            94,000
Capital stock issued for
   investment in affiliate           4,400,000        440,000      2,722,000        --           --           --         3,162,000
Capital stock issued for services       12,500          1,000          9,000        --           --           --            10,000
Capital stock issued for
   employee and director bonuses        24,000          2,000         15,000        --           --           --            17,000
Debt issuance costs--stock
   warrants issued                        --             --          306,000        --           --           --           306,000
Net loss                                  --             --             --          --           --       (704,000)       (704,000)
                                    ----------------------------------------------------------------------------------------------
Balance at November 30, 1995        20,484,192      2,048,000     12,577,000        --           --     (9,705,000)      4,920,000
Warrants exercised for capital
   stock                               857,325         86,000        230,000        --           --           --           316,000
Conversion of debentures for
   capital stock                       600,000         60,000        204,000        --           --           --           264,000
Capital stock issued for services
Capital stock issued for
   investment in affiliate           1,585,000
                                                      159,000      1,674,000        --           --           --         1,833,000
Capital stock issued in private
   Placement                        14,000,000      1,400,000      5,507,000        --           --           --         6,907,000
Debt issuance costs--stock
   warrants issued                        --             --          290,000        --           --           --           290,000
Net loss                                  --             --             --          --           --     (2,416,000)     (2,416,000)
                                    ----------------------------------------------------------------------------------------------
Balance at November 30, 1996        37,526,517   $  3,753,000   $ 20,482,000        --           --   $(12,121,000)   $ 12,114,000
Warrants exercised for capital
   stock                             5,648,077        564,000      2,745,000        --           --           --         3,309,000
Conversion of debentures for
   capital stock                     2,169,732        216,000      1,333,000        --           --           --         1,549,000
Capital stock issued for services      437,669         44,000        209,000        --           --           --           253,000
Stock options issued for services         --             --          227,000        --       (109,000)        --           118,000
Capital stock issued for
   investment in affiliate             400,000         40,000        960,000        --           --           --         1,000,000
Capital stock issued in private
   Placement                         3,538,461        354,000      1,946,000        --           --           --         2,300,000
Debt issuance costs--stock
   warrants issued                        --             --          168,000        --           --           --           168,000
Preferred stock issuance and
    related common stock warrants         --             --        2,270,000   (1,770,000)        --           --          500,000
Net Loss                                  --             --             --          --           --     (2,733,000)     (2,733,000)
                                    ----------------------------------------------------------------------------------------------
Balance at December 31, 1997        49,720,456      4,971,000     30,340,000   (1,770,000)    (109,000) (14,854,000)    18,578,000
                                    ===============================================================================================

See accompanying notes
                                                        8

                            Chaparral Resources, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1997


1. Summary of Significant Accounting Policies and Organization

Organization, Principles of Consolidation, and Basis of Presentation

Chaparral Resources, Inc. was incorporated in the state of Colorado on January 13, 1972, principally to engage in the exploration, development and production of oil and gas properties. During 1997, Chaparral Resources, Inc. focused substantially all of its efforts on the exploration and development of the Karakuduk Field, located in the central Asian Republic of Kazakhstan.

The consolidated financial statements include the accounts of Chaparral Resources, Inc. and its 100% owned subsidiaries, Central Asian Petroleum (Guernsey) Limited ("CAP-G"), Road Runner Services Company ("RRSC"), and Central Asian Petroleum, Inc. (Delaware). Hereinafter, Chaparral Resources, Inc. and its wholly-owned subsidiaries are collectively referred to as "the Company". All significant intercompany transactions have been eliminated.

In order to unite the reporting period of the Company with that of its subsidiaries, the fiscal year of the Company was changed to a December 31 year end from the previous November 30 year end. This change took effect on May 29, 1997. As a result of this change, financial information is reported as of December 31, 1997, November 30, 1996, and November 30, 1995. Additionally, a statement of operations and cash flows for the month ended December 31, 1996, are presented.

In 1995, the Company's ownership in CAP-G increased from 25% to 45%. The Company acquired an additional 45% interest in CAP-G in 1996. In 1997, the Company concluded the acquisition of the remaining 10% minority interest in CAP-G, increasing its total ownership to 100%.

CAP-G owns a 50% interest in Karakuduk-Munay, Inc. ("KKM"), a Kazakhstan joint stock company, which is a participant in an agreement for the exploration, development and production of oil in the Karakuduk Field. In 1996, the Company accounted for its investment in KKM using pro rata consolidation. In 1997, the Company changed to the equity method in order to reflect the legal ownership right of the other shareholders in KKM. The consolidated financial statements for the year ended November 30, 1996 reported herein have been reclassified to reflect the equity method. There was no impact on previously reported earnings.

                            Chaparral Resources, Inc.

1. Summary of Significant Accounting Policies and Organization (continued)


Organization, Principals of Consolidation, and Basis of Presentation (continued)

On February 1, 1997, KKM was informed that a Kazakhstan Presidential Edict had been issued announcing the liquidation of Munaygaz, the government-owned company which held a 20% interest in KKM. As a result of this action, KKM was required to re-register as required by Kazakh regulations. KKM was re-registered on July 24, 1997, with the government of Kazakhstan. The Company believes that KKM is now in compliance with all laws and regulations related to the registration requirements relating to Kazakhstan legal entities. The re-registered KKM is owned jointly by CAP-G (50%), KazakhOil (40%) and a private Kazakhstan joint stock company (10%). KazakhOil, the national petroleum company of Kazakhstan, represents the majority of the ownership interest in KKM held by the Kazakhstan government.

On April 15, 1995, the Company sold its 87% interest in the Reservoir Creek Gathering System joint venture.

Cash and Cash Equivalents

Cash equivalents are defined as highly liquid investments purchased with an original maturity of three months or less.

Oil and Gas Property and Equipment

The Company and KKM use the full cost method of accounting for their oil and gas properties. All costs incurred directly associated with the acquisition, exploration and development of oil and gas properties are capitalized in cost pools for each country in which the Company operates. The limitation on such capitalized costs is determined in accordance with rules specified by the Securities and Exchange Commission. Capitalized costs are depleted using the units of production method based on proven reserves.

Sales of Proved Oil and Gas Property

Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized unless such adjustments significantly alter the relationship between capitalized costs and proved reserves of oil and gas. A significant alteration would not ordinarily be expected to occur for sales involving less than 25% of the reserve quantities of a given cost center. If gain or loss is recognized on such a sale, total capitalized costs within the cost center are allocated between the reserves sold and reserves retained on the same basis used to compute amortization, unless there are substantial economic differences between the properties sold and those retained, in which case capitalized costs are allocated on the basis of the relative fair values of the properties.

                            Chaparral Resources, Inc.

1. Summary of Significant Accounting Policies and Organization (continued)


Oil and Gas Properties Not Subject to Depletion

Costs associated with acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined if proved reserves can be attributed to the properties. These unevaluated properties are assessed annually for possible impairment and the amount impaired, if any, is added to the amortization base. Costs of exploratory dry holes and geological and geophysical costs not directly associated with specific unevaluated properties are added to the amortization base as incurred.

Sales of Unproved Properties

Proceeds received from drilling arrangements are credited to the appropriate cost center and recognized as a lower amortization provision as reserves are produced.

Revenue Recognition

Revenues are recognized when economic performance has occurred as a result of the sale of oil and gas production, in accordance with the accrual method of accounting. Losses, if any, are provided for in the period in which the loss is determined to occur.

Depreciation of Other Property and Equipment

Furniture, fixtures and equipment are depreciated using the straight-line method over estimated useful lives, which range from three to ten years.

Administrative Overhead Reimbursement

The Company, as operator of drilling and/or producing properties, including equity investees, was reimbursed by the non-operators for administration, supervision, office services and warehousing costs on an annually adjusted fixed rate basis per well per month. These charges are applied as a reduction of general and administrative expenses for purposes of the statement of operations.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which require that taxes be provided on the liability method based upon the tax rate at which items of income and expense are expected to be settled in the Company's tax return.

Earnings Per Common Share

Basic  earnings  (loss) per common  share is  calculated  by dividing net income
(loss) by the aggregate of the weighted average shares outstanding during the period. Diluted earnings (loss) per common share considers the dilutive effect, if any, of the average number of common stock equivalents that are outstanding during the period. Diluted earnings per share are not presented because the exercise of stock options and warrants and the effect of the convertible preferred stock outstanding would be antidilutive.

Stock Based Compensation

The Company follows the method of accounting for employee stock based compensation plans prescribed by APB No. 25, which is allowed by SFAS No. 123, Accounting for Stock-Based Compensation. In accordance with APB No. 25, the Company has not recognized compensation expense for stock options in situations where the exercise price of the options equals the market price of the underlying stock on the date of grant, otherwise known as the measurement date.

                            Chaparral Resources, Inc.

1. Summary of Significant Accounting Policies and Organization (continued)


New Accounting Standards

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets to be disposed of. The Company adopted Statement No. 121 in 1997; the effect of the adoption is immaterial to the Company's overall financial results.

In February 1997, the FASB issued SFAS No. 128, Earnings per Share. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements. There is no impact of SFAS 128 on the calculation of both basic and diluted earnings per share for these periods because all potentially dilutive securities are antidilutive.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS 130, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and presentation of comprehensive income and its components. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS 130 as of January 1, 1998. The impact of SFAS 130 on the Company's financial position and results of operations is not expected to be material.

Fair Value of Financial Instruments

All of the Company's financial instruments, including cash and cash equivalents, trade receivables, notes receivable, and notes payable, have fair values which approximate their recorded values as they are either short-term in nature or carry interest rates which approximate market rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The ability of KKM to realize the carrying value of its assets is dependent on being able to extract, transport and market hydrocarbons. Currently, exports from the Republic of Kazakhstan are restricted since they are dependent on limited transport routes and, in particular, access to the Russian pipeline system. Domestic markets in the Republic of Kazakhstan might not currently permit world market prices to be obtained. Management believes, however, that over the life of the project, transportation restrictions will be alleviated and prices will be achievable for hydrocarbons extracted to allow full recovery of the carrying value of its assets. See Note 2.

                            Chaparral Resources, Inc.

2. Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 1997, substantially all of the Company's assets are invested in the development of the Karakuduk Field, a shut-in oil field in the central Asian Republic of Kazakhstan, which will require significant additional funding.

The Company has incurred recurring operating losses and has no operating assets presently generating cash to fund its operating and capital requirements. The Company's current cash reserves and cash flow from operations will not be sufficient to meet the capital spending requirements required of KKM by its operating license through fiscal 1998. Should the Company not meet its capital requirements under the license agreement to develop the Karakuduk Field, the Company's rights under the agreement can be terminated (see Note 14). The Company believes that additional financing will be available; however, there is no assurance that additional financing will be available, or if available, that it is timely or on terms favorable to the Company. The Company's continued existence as a going concern is dependent upon the success of future KKM operations, which are, in the near term, dependent on the successful financing and development of the Karakuduk Field, of which there is no assurance.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                            Chaparral Resources, Inc.

3. Acquisition of CAP-G


As of December 31, 1997, the Company owns 100% of the outstanding common stock of CAP-G. This wholly-owned subsidiary was acquired on a step basis.

The Company acquired 45% of the outstanding stock of CAP-G prior to December 1, 1995. In January and February 1996, the Company entered into agreements to acquire, for a total of $5,850,000 cash and 1,785,000 shares of the Company's restricted common stock, the remaining 55% of the outstanding stock of CAP-G. The Company consummated the purchase of 25% of the outstanding stock of CAP-G in April 1996 by paying $2,000,000 in cash and issuing 685,000 shares of the Company's common stock. The Company acquired an additional 5% of the outstanding common stock of CAP-G in April 1996 for $250,000 cash.

To acquire an additional 15% of the outstanding common stock of CAP-G, the Company agreed to pay $1,975,000 in cash and issue 900,000 shares of the Company's common stock. This purchase was consummated on March 11, 1996, when the Company paid $750,000 in cash and issued 900,000 shares of the Company's common stock. The remaining cash balance of $1,225,000 for the purchase was to be paid in four quarterly equal payments of $306,250 between June 11, 1996 and March 11, 1997. The first payment of $306,250 was paid in June 1996 and an additional $175,000 was paid in September 1996. The agreement was subsequently revised so that the Company paid $200,000 in December 1996. The Company has now paid the $543,750 balance of the purchase price. Finally, in 1997 the Company exercised an option to acquire the remaining 10% of the outstanding common stock of CAP-G. The Company paid $1,625,000 (which includes $800,000 of loans the Company previously made to GAP-G on behalf of the prior owner of the 10% interest) and issued 400,000 shares of common stock, which includes an additional 200,000 shares above the original agreed amount.

On September 17, 1997, the Company granted an option to an investor entitling the investor to acquire 5% of the issued and outstanding shares of CAP-G on or before October 31, 1997. Upon the closing of this agreement, the investor paid the Company $450,000 of the $1.5 million purchase price, with the remaining due on or before September 30, 1997. The option agreement expired and the Company was not required to return the deposit. The Company has recorded the $450,000 deposit as a reduction in the oil and gas properties and investments in Kazakhstan.

The acquisition costs exceeding the underlying net assets at the time of each acquisition of CAP-G common stock have been added to Oil and Gas Investments reflected on the balance sheet. The equity in losses for 1997 and 1996 have been recorded at the full 50% interest due to the earlier agreements to acquire the remaining shares in CAP-G and the Company financing 100% of CAP-G's operations.


4. Oil and Gas Investments

All costs capitalized related to the Karakuduk license are included in oil and gas properties not subject to depletion. Certain license acquisition costs and geological and geophysical expenditures incurred by the Company but not rebilled to KKM have been capitalized. Certain overhead costs and general administrative costs have been expensed as incurred by KKM.

                            Chaparral Resources, Inc.

4.  Oil and Gas Investments (continued)


Costs capitalized to Oil and Gas Investments consist of:


                                                   December 31,                November 30,
                                                      1997                        1996
                                                  -----------------------------------------
Oil and Gas Investments:
  Investments in KKM common stock                 $    100,000                 $     90,000
  Advances to and interest due from KKM              9,820,000                    4,023,000
  Acquisition Costs                                 10,613,000                    9,291,000
  Other Capitalizable Costs                          1,192,000                      801,000
                                                  -----------------------------------------
Total Gross Oil and Gas Investments                 21,725,000                   14,205,000
  Less: Equity losses                               (1,803,000)                    (971,000)
                                                  -----------------------------------------
Total Oil and Gas Investment                      $ 19,922,000                 $ 13,234,000
                                                  =========================================

The condensed financial statements
  of KKM are as follows:

                                                  December 31,                 December 31,
                                                      1997                         1996
                                                  -----------------------------------------
Condensed Balance Sheet
  Current Assets                                  $    796,000                 $    111,000
  Non-Current Assets (primarily oil and gas
    properties, full cost method)
                                                     7,975,000                    2,286,000
  Current Liabilities                                2,194,000                      172,000
  Non-Current Liabilities                              573,000                      353,000
  Advances to and interest due from KKM              9,820,000                    4,023,000
  Common stock                                         200,000                      200,000
  Accumulated Deficit                                4,016,000                    2,351,000

Condensed Income Statement
  Revenues                                        $       --                   $       --
  Cost and Expenses                                  1,665,000                    1,942,000
  Net Loss                                           1,665,000                    1,942,000


The Karakuduk Field is still in a preliminary stage of development by KKM. The estimated future development expenditures in order to ascertain the quantities of proved reserves attributable to the Karakuduk Field are significant. All costs incurred related to the Phase I workover program have been capitalized to oil and gas properties not subject to depletion. None of the wells being recompleted were put into production, therefore the costs incurred to recomplete these wells were deemed equivalent to exploration costs of new oil and gas properties.

In 1996, the Company entered into an agreement, effective January 1, 1997, to sell its remaining domestic oil and gas properties for a sales price of approximately $270,000. Accordingly, the Company's domestic oil and gas properties have been classified as oil and gas properties under agreement for sale in the balance sheet at November 30, 1996 and the full cost pool for the United States has been fully written down.

                            Chaparral Resources, Inc.

4. Oil and Gas Investments (continued)

While the future ability of the Company to export hydrocarbons and therefore realize world market prices is uncertain under current restricted transport options in the Republic of Kazakhstan, management believes that over the life of the project as a whole, future cash flows justify the carrying amount of the oil and gas properties. No impairment provision has been reflected in these financial statements.

5. Long-Term Debt

The Company has no long-term debt as of December 31, 1997. Long-term debt at November 30, 1996 consisted of convertible notes payable to private corporations and individuals in the amount of $1,350,000. Of the $1,350,000, $1,000,000 was received from two private companies, one of which is a stockholder of the Company. On December 6, 1996, the Company borrowed an additional $500,000 under the same terms from a private corporation. As additional consideration for these notes, the Company issued to the note holders, warrants to purchase 462,500 shares of the Company's common stock at $.25 per share, exercisable at any time, but no later than November 30, 1999. The notes were discounted by the fair value of the warrants, with the discount being amortized over the life of the notes.

                            Chaparral Resources, Inc.

5. Long-Term Debt (continued)

If the notes were still outstanding on May 31, 1997, the Company agreed to issue 185,000 warrants as additional consideration to the holders. Furthermore, if the notes were still outstanding on November 30, 1997, the Company agreed to issue 370,000 warrants as additional consideration to the holders. Under these provisions, the Company issued 125,000 of the 185,000 warrants due to the May 31, 1997 deadline and none due to the November 30, 1997 deadline. The additional warrants were discounted by the fair value of the warrants, with the discount being amortized over the life of the notes. On dates between May 1997 and November 1997 the notes were repaid by the Company at their face value. The Company recorded an extraordinary loss on extinguishment of debt of approximately $214,000.

During 1995, the Company issued a note payable to a private corporation in the amount of $750,000. As additional consideration for this note, the Company issued to the holder warrants to purchase 500,000 shares of the Company's common stock, and to a private corporation, as a finder's fee, warrants to purchase 200,000 shares at $.25 per share, exercisable at any time, but no later than October 30, 1998. The note was discounted by the difference between the market value of the Company's common stock on the date of issuance and the exercise price of the warrants. During 1996, the note was repaid by the Company at the face value of $750,000. The Company recorded an extraordinary loss on extinguishment of debt for the unamortized discount of approximately $237,000.

6. Common Stock

1989 Stock Warrant Plan

During 1989, the Board of Directors approved a stock warrant plan for key employees and directors. The Company has reserved 1,175,000 shares of its common stock for issuance under the plan. Under the plan, warrants must be granted and exercised within a 10-year period ending April 30, 1999. Immediately following approval of the plan by the Board of Directors, warrants for 1,175,000 shares were granted with an exercise price of $.28 per share. Warrants for 100,000, 225,000, and 100,000 shares were exercised for values of $28,000,$63,000, and $28,000 during 1997,1996, and 1995, respectively.

1997 Incentive Stock Plan

On July 17, 1997, the shareholders of the Company approved the 1997 Incentive Stock Plan pursuant to which up to 1,000,000 shares of the Company's common stock may be granted to directors and employees of, or consultants to, the Company. As of December 31, 1997, none of the Company's common stock had been granted under the plan.

1997 Non-employee Directors' Stock Option Plan

On July 17, 1997, the shareholders approved the 1997 Non-employee Directors' Stock Option Plan. As of the date of each annual meeting of the stockholders of the Company, each non-employee director then in office or elected to the Board of Directors of the Company on such date will receive a ten-year option to purchase 25,000 shares at an exercise price equal to the average stock price on the date of grant. The aggregate number of options to acquire shares under the plan which may be issued may not exceed 5% of the total outstanding number of shares on the date of grant. As of December 31, 1997, options for 200,000 shares with an exercise price of $0.83 have been issued under the plan.

Non-Qualified Stock Options

During 1997, the Company granted five year non-qualified options, generally with vesting periods of one year, to purchase 2,885,000 restricted shares of the Company's common stock to various directors of, and consultants to, the Company. Options relating to 1,442,500 shares have an exercise price of $.75 per share and options relating to 1,442,500 shares have an exercise price of $1.50 per share.

                           Chaparral Resources, Inc.

6.  Common Stock (continued)

Non-Qualified Stock Options (continued)

The Company issued various five-year, non-qualified stock options to employees, consultants and directors of the Company during the year. The Company granted options to purchase 126,000 shares of the Company's common stock, at an exercise price of $.75. The Company granted options to purchase another 131,000 shares of the Company's common stock, at an exercise price of $1.50 a share. The Company has recorded the fair value of these stock options on the date of grant at $227,000.

In January 1998, the Company granted five-year, non-qualified options to purchase 633,000 shares of the Company's common stock at an exercise price of $.87 a share to various employees of, and consultants to, the Company. The Company also granted five-year, non-qualified options to purchase 60,000 shares of the Company's common stock at an exercise price of $2.25 a share, to various employees of, and consultants to, the Company. Furthermore, the Company granted 90,000 shares of the Company's common stock, subject to shareholder ratification, to the directors of the Company and granted 190,000 shares of the Company's common stock to various employees of, and consultants to, the Company.

Common Stock Offerings and Common Stock Warrant Issuances

During 1993, the Company sold a total of 2,685,750 shares of common stock and issued 1,342,875 warrants to purchase common stock with an exercise price of $.40. An additional 105,540 warrants to acquire shares of common stock were paid as commission. Prior to 1995, 650,625 of these warrants were exercised. During 1995, 165,375 of these warrants were exercised for the purchase of shares of common stock. The exercise price was $.40 per share, for a total of $66,000. During 1996, 632,325 of these warrants were exercised at an exercise price of $.40 per share, for a total of $252,930. All warrants issued in connection with the 1993 private placement have been exercised.

During 1997, the Company entered into an agreement to allow the Company to acquire M-D, International Petroleum (MDI), a private company. Accordingly, on January 8, 1997 the Company agreed to issue 180,000 shares of the Company's common stock having a value of $90,000 to the potential joint venture partner. Simultaneously, the principal stockholders of MDI put 180,000 shares of the Company's common stock into escrow. These shares would be returned to the Company if the Company did not acquire MDI by July 7, 1997. Under the agreement, the Company was to acquire a 5% joint venture interest for the development of certain natural gas fields in Uzbekistan. The agreement of the Company to acquire MDI was contingent upon the potential joint venture partner successfully obtaining rights to develop the natural gas fields in Uzbekistan. As of July 7, 1997, EOGU had not obtained the agreement with Uzbekistan to develop the natural gas fields. Consequently, the agreement by the Company to acquire MDI was nullified and the escrowed shares were returned to the Company and retired.

During February 1997, the Company  entered into a severance  agreement with Paul
V. Hoovler, the former Chief Executive Officer and President of the Company, pursuant to which Mr. Hoovler received warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $.85 per share and warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $1.25 per share.

                           Chaparral Resources, Inc.

6.  Common Stock (continued)

Common Stock Offerings and Common Stock Warrant Issuances (continued)

During 1997, the Company sold 3,076,923 shares of the Company's common stock for $.65 per share for a total of $2,000,000 to a private investor. In connection with the transaction, the Company also issued a warrant to the investor to purchase up to an additional 4,615,385 shares of the Company's common stock for $3,000,000 or $.65 per share. The warrant was to expire on December 31, 1997. In October and November 1997, the private investor exercised warrants to acquire 4,615,385 shares of the Company's common stock. The same party exercised another warrant for 125,000 shares of the Company's common stock exercisable at an exercise price of $0.25 per share. In April 1997, a private investor converted a $500,000 promissory note (plus $2,000 of accrued interest) that had previously been issued by the Company into 772,991 shares of the Company's common stock at a conversion price of $.65 per share.

On October 28, 1997, 423,076 shares of the Company's common stock were issued to a private investor by way of a "cashless" exercise of a warrant as allowed by the warrant. This warrant was originally exercisable for 500,000 shares at a conversion price of $.25 per share.

In November 1997, a private investor converted a $1,000,000 promissory note (plus $48,000 of accrued interest) that previously had been issued by the Company into 1,396,741 shares of the Company's common stock at a conversion price of $.75 per share.

During 1997, the Company issued 87,669 shares of the Company's common stock to a consultant in lieu of $78,000 of accrued fees that had not been paid.

In December 1997, the Company exercised an option to acquire the remaining 10% of the outstanding shares of CAP-G (Note 3). As a part of the consideration, the Company issued 400,000 shares valued at $1,000,000.

During 1996, the Company sold 14,000,000 shares of common stock in a private placement at a price of $.50 per share. In connection with the private placement, the Company issued a warrant to purchase 1,022,000 shares to the sales agent as a commission, at an exercise price of $10.00. As of December 31, 1997 and November 30, 1996, the warrant has not been exercised.

During 1997, the Company sold 461,538 shares of the Company's common stock for $.65 per share for a total of $300,000 to a private investor. In connection with the transaction, the Company also issued warrants to the investor to purchase up to an additional 461,538 shares of the Company's common stock for $300,000 or $.65 per share. The private investor exercised a portion of the warrant on December 31, 1997, and received a total of 384,616 shares of the Company's common stock. The remaining warrants expired on the same day.

SFAS 123 Disclosure

SFAS 123 requires that pro forma information regarding net income and earnings per share be determined as if the Company had accounted for its employee stock option under the fair value method as defined in that Statement for options granted or modified after December 31, 1994. SFAS 123 requires disclosure of option plans for the previous three years, but since 1997 was the first year for stock option issuances to meet the new requirement, weighted average assumptions are calculated only for 1997. The fair value for applicable options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumption for 1997: risk free interest rates of 5.53%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.83; and a weighted average life expectancy of the options of 4.9 years.

                          Chaparral Resources, Inc.

6.  Common Stock and Common Stock Warrants (continued)

Common Stock Offerings and Common Stock Warrant Issuances (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                         Year ended         Month ended
                                        December 31,        December 31,
                                           1997                 1996
                                    -------------------------------------

Net Loss under APB 25                  (2,603,000)            (130,000)

Effect of FASB 123                       (525,000)                --

Pro forma Net Loss                     (3,128,000)            (130,000)

Pro forma Basic and Diluted
            Earnings per Share             $(0.08)                --



A summary of the Company's stock option activity and related information for the periods ended follows:

                                           Shares                   Weighted                Weighted
                                            Under               Average Exercise       Average Contractual
                                           Option                     Price              Life Remaining
                                     -------------------    --------------------      --------------------
       Outstanding, November 30, 1996                 -                       -                        -

                              Granted         1,786,000                 $  .763                4.4 years
                                              1,556,000                 $ 1.50                 4.3 years
                            Exercised                 -                 $  0.00                        -
                             Canceled                 -                 $  0.00                        -
                                     -------------------    --------------------      --------------------

       Outstanding, December 31, 1997         3,342,000                 $  1.11                        -
                                     -------------------    --------------------      --------------------

       Exercisable, December 31, 1997           200,000                 $  0.83                        -
                                     -------------------    --------------------      --------------------

                         Chaparral Resources, Inc.

6.  Common Stock and Common Stock Warrants (continued)

SFAS 123 Disclosure

The following table summarizes all common stock purchase warrant activity for the year ended December 31, 1997:


                                            Number of            Exercise
                                             Stock                 Price
                                            Warrants               Range
                                            ---------------------------------

Outstanding, November 30, 1995              2,407,325        $0.25    - $0.40
Granted                                     1,439,500        $0.00001 - $0.40
Exercised                                    (857,325)       $0.25    - $0.40
                                           ----------------------------------

Outstanding, November 30, 1996              2,989,500        $0.00001 - $0.28
Granted                                     6,426,923        $0.01    - $1.25
Exercised                                  (5,648,077)       $0.25    - $0.65
Expired                                      (153,846)       $0.25    - $0.65
                                           ----------------------------------
Outstanding, December 31, 1997              3,614,500        $0.00001 - $1.25
                                           ==================================

The following table summarizes the price ranges of all common stock purchase warrants outstanding as of December 31, 1997:

               Stock Warrants Outstanding as of December 31, 1997

              Number of Warrants         Exercise Price
              -----------------------------------------
                    100,000                   $0.85
                    100,000                   $1.25
                    750,000                   $0.28
                    742,500                   $0.25
                    900,000                   $0.01
                  1,022,000                $0.00001
              -------------------------------------

                  3,614,500        $0.00001 - $1.25
              =====================================


7. Redeemable Preferred Stock and Related Common Stock Warrants

On November 24, 1997, the Company executed a Subscription Agreement ("Agreement") with an unaffiliated investor for 225,000 shares of three classes of Redeemable $5.00 Cumulative Convertible Preferred Stock ("Preferred Stock"). The investor agreed to purchase 75,000 shares of each of the Company's Series A, B and C Preferred Stock. Pursuant to the Agreement, the Company initially sold to the investor 50,000 shares of the Company's Series A Preferred Stock, no par value, for a purchase price of $100.00 per share, equal to the redemption value, or an aggregate purchase price of $5,000,000. The number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock is determined by dividing $100 by the conversion price of $2.25 per share. The Company is not required to establish a sinking fund, however, the preferred stock dividends in arrears must be paid before dividends can be paid on the common stock. The basis difference representing issuance costs is being amortized directly to additional paid-in-capital for the period through the redemption date.

                        Chaparral Resources, Inc.

The Series B Preferred Stock and Series C Preferred Stock, once issued, are convertible into common stock at the option of the holders thereof at any time prior to the redemption date. The conversion price of the Series B Preferred Stock is $3.00 per share; and the conversion price of the Series C Preferred Stock is $4.25 per share. The number of shares of common stock issuable upon conversion of each share of Series B Preferred Stock and Series C Preferred Stock is determined by dividing $100 by the conversion price per share. The Preferred Stock has scheduled redemptions beginning November 30, 2002.

The five-year aggregate redemption amounts are as follows:

          -------------------------------
           1998                    -
           1999                    -
           2000                    -
           2001                    -
           2002                $5,000,000
          -------------------------------

          Total                $5,000,000
          ===============================



Allen & Company Incorporated (Allen & Company), a significant shareholder of the Company, acted as placement agent in connection with the subscription for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to the Agreement. Allen & Company elected to receive its fees in the form of warrants to purchase 900,000 shares of the Company's common stock that were all originally exercisable through November 25, 2002, at an exercise price of $.01 per share.

In March 1998, prior to the receipt of the funds for any additional purchases the investor was to make under the Agreement, the Company and the investor mutually released each other from any further obligations under the Agreement. The investor retained the initial 50,000 shares of Series A Preferred Stock. The Company is not required to issue any additional preferred stock under the Agreement and the investor has no other obligation to provide funds to the Company in exchange for such stock.

                            Chaparral Resources, Inc.

8. Income Taxes

The following is a summary of the provision for income taxes:


                                                  Year Ended          One Month Ended          Year Ended             Year Ended
                                                 December 31,           December 31,          November 30,           November 30,
                                                     1997                   1996                  1996                   1995
                                           -----------------------------------------------------------------------------------------
Income taxes (benefit) computed
  at federal statutory rate                $     (910,000)             $(46,000)              $(762,000)             $(241,000)
Other                                             (60,000)               (3,000)                (86,000)               (57,000)
Change in asset valuation
  allowance                                       970,000                49,000                 848,000                298,000
                                           -----------------------------------------------------------------------------------------
Income taxes                               $         --                $   --                 $    --                $    --
                                           =========================================================================================

The components of the Company's  deferred tax assets and liabilities  under FASB
No. 109 are as follows:

                                                1997                    1996                  1995
                                           -------------------------------------------------------------

Deferred tax assets:
  Net operating loss carryforwards         $   5,812,000             $4,958,000            $4,131,000
  Full cost pool capitalization                     --                  267,000               246,000
  Valuation allowance                         (5,812,000)            (5,225,000)           (4,377,000)
                                           -------------------------------------------------------------
Deferred tax assets                        $        --               $     --              $    --
                                           =============================================================

There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards due to the fact that the realization of the related tax benefits is not considered likely.

At December 31, 1997, the Company has tax loss carryforwards for federal income tax purposes of approximately $11,653,000 available to offset future taxable income. These carryforwards will expire at various times between 1998 and 2012. The Company has issued a significant number of shares of common stock, stock warrants, and preferred stock during the year ended December 31, 1997. The Company is also currently negotiating for additional capital, which, if successful, will require additional shares of stock to be issued. The changes in ownership may significantly restrict the use of net operating loss carryforwards. At December 31, 1997, unused statutory depletion carryforwards, which have unlimited duration, are approximately $567,000. the unused investment tax carryover was approximately $86,000 at December 31, 1997 and expires through 2000. The loss carryforward at December 31, 1997 for financial reporting purposes is approximately $15,324,000, consisting of $13,408,000 in domestic and $1,916,000 foreign loss carryforwards, respectively. The difference between the loss carryforward for financial reporting and income tax purposes results principally from the difference in book and tax basis of oil and gas properties and organizational costs related to foreign activities.

9. Related Party Transactions

The Company paid a director $24,000 during 1995 for public relations consulting services.

During 1996, the Company paid a basic consulting fee of approximately $500,000 to MDI, of which the stockholders include two directors of the Company, for assistance in seeking means for meeting the Company's funding obligation for the Karakuduk Project. During 1997, the Company paid an additional $180,000 to MDI, but terminated the agreement in the first quarter of 1997.

The Company leased office space under a non-cancelable operating lease, which expired on March 31, 1997 from a related party. Beginning April 1, 1997, the Company leased office space at a rate of approximately $2,000 per month. This lease expired in November 1997, was renewed and then later cancelled. In February 1998, the Company signed a new lease with an unrelated party. Rent expense was $37,000 for 1997, $46,000 for 1996, and $36,000 for 1995. The
Company believes these rental expenses were at an arms length basis.

                            Chaparral Resources, Inc.

10. Major Customers

The Company is presently engaged in exploration for and development of oil and gas. The Company sells its production under contracts with various purchasers, with certain domestic purchasers accounting for sales of 10% or more per year as follows:

                     1997                              0%
                     1996                              32%
                     1995                              16%


11. Royalty Participation Plan

During 1982, the Company adopted a Royalty Participation Plan for the employees of the Company. Under the plan, the Company may contribute to a trust fund, royalty interests acquired by the Company together with any proceeds of production received by the Company, which are attributable to such royalty interests. The net income of the trust fund will be distributed yearly to the participants based on years of service and position in the Company. No distributions were made in 1997. Distributions were $12,000 for 1996 and $12,000 for 1995.

In February 1997, as part of the severance agreement with the former Chief Executive Officer of the Company (Note 14), the Company assigned its interest in the Royalty Participation Plan to the former Chief Executive Officer and President of the Company.

12. Accrued Compensation

On August 19, 1996, the Company's Board of Directors awarded the former Chief Executive Officer and the former Vice President of the Company cash bonuses totaling $210,000 as recognition for past and present services to be used to exercise certain warrants granted in connection with the Company's 1989 Stock Warrant Plan. These bonuses will not become payable until the earlier of (i) completion of a sale or farmout by the Company of all or a portion of its interest in the Karakuduk Project, or (ii) the date when the Company makes a public disclosure of a sale or farmout of the Karakuduk Project. The Company does not expect any events to occur in the near future, therefore, the bonus payable is considered long-term in nature.

In connection with the appointment of Mr. Howard Karren as the Chairman of the Board of Directors of the Company in 1996, the Company agreed to issue to Mr. Karren, or his designee, 350,000 shares of restricted common stock of the Company. In 1996, the Company recorded accrued compensation for this transaction in the amount of $175,000. During 1997, the common stock was issued.

13. Defined Contribution Plans

Effective December 31, 1990, the Company adopted a new defined contribution plan (the "Plan") which covers all full-time eligible employees. Contributions are determined as a percent of each covered employee's salary and are funded as accrued. Plan contributions for the Company were $27,000 in 1995, of which $20,000 was attributable to the President of the Company.

The Company also adopted a 401(k) plan covering all full-time employees, effective January 1, 1991. Employee contributions are in the form of salary reductions up to the maximum percentage allowable under the Internal Revenue Code. There are no employer matching contributions. During 1996, the Plan merged into the 401(k) plan; as such, there were no contributions made by the Company during 1997 or 1996.

14. Commitments and Contingencies

Under the terms of the license agreement, approved by the Ministry of Oil and Gas Industries of the Republic of Kazakhstan, granting KKM the right to develop the Karakuduk Field, KKM has committed to minimum capital expenditures of approximately $10 million by December 31, 1997, an additional $34.5 million by December 31, 1998, and another $12 million by December 31, 1999. As of December 31, 1997, KKM has fully satisfied its 1997 capital commitments under the license agreement.

                            Chaparral Resources, Inc.

14.  Commitments and Contingencies (continued)

The Company has outstanding legal proceedings involving a lawsuit initiated by Heartland, Inc. of Wichita and Collins & McIlhenny, Inc. (Plaintiffs). The Complaint was filed on November 14, 1997 against the Company, Howard Karren,
Whittier Trust Company and James A. Jeffs in the District Court of Harris County, Texas. Plaintiffs claim the Company breached an alleged agreement whereby Plaintiffs were to raise capital for the Company through a private placement of the Company's securities. The plaintiffs contend that the Company and Howard Karren made false representations in connection with the alleged contract and that Whittier Trust Company and James A. Jeffs interfered with the Company's performance of the alleged contract. Plaintiffs are seeking actual damages of $3,435,000 and exemplary damages of $25,000,000, plus attorney's fees. A motion for a summary judgment filed by the Plaintiff was denied by the Court. The Company has not recorded any provision related to this legal proceeding as management believes the Company will prevail.

Subsequent to December 31, 1997, the Kazakhstan government tax authority began an audit of KKM. The Company believes KKM provided for all potential tax contingencies which may exist.

15.  Subsequent Events

In an agreement dated March 31, 1998, the Company has agreed to allow Allen & Company to retain, subject to certain performance criteria, the warrants to purchase 700,000 shares (presented as a $1,770,000 stock subscription receivable in equity) of the Company's common stock related to the $17,500,000 subscription not received under the original terms of the Agreement. The unearned warrants to purchase 700,000 shares of the Company's common stock held by Allen & Company are fully restricted from exercise unless Allen & Company assists the Company in raising additional capital for the Company that is acceptable to the Company's Board of Directors. For each $25 of additional capital raised, a warrant to purchase one share of common stock will be deemed to be earned. If, before November 25, 1999, Allen & Company fails to assist the Company in raising the additional capital for the Company under terms acceptable to the Company, the unearned portion of the warrants will expire.

Effective on April 3, 1998, the Company sold 1,250,000 shares of the Company's Common Stock for $2.00 per share for a total of $2,500,000 to a private investor. Allen & Company Incorporated acted as placement agent in connection with the sale of the 1,250,000 shares and therefore earned warrants to an additional 100,000 shares of the Company's Common Stock. The warrants to purchase the additional 100,000 shares of the Company's Common Stock are exercisable through November 25, 2002, at an exercise price of $0.01 per share.

The Company has agreed that, if at any time by March 31, 1999, the Company issues additional shares of the Company's common stock at a price of less than $2.00 per share, the investor will receive an additional number of shares of common stock which when added to the 1,250,000 shares divided into $2,500,000 is equal to the price at which the additional shares are sold. Further, the Company has agreed that if, by March 31, 1999, the Company issues or sells convertible securities (i.e., securities directly or indirectly convertible into or exchangeable for common stock), other than as a dividend or other distribution on any class of stock, the investor is entitled to exchange the 1,250,000 shares for the convertible securities. The amount of convertible securities to be issued to the investor is to be determined by dividing the market price of the common stock into the issue price of such convertible securities. Finally, the Company has agreed that, in the event that by March 31, 1999 (i) the Company has not received an investment of $7,500,000 and (ii) the average market price of the common stock for the twenty day trading period preceding March 31, 1999, is less than $2.00 per share, then the investor is entitled to an additional number of shares of common stock which when added to the 1,250,000 shares and divided into $2,500,000 is equal to the market price of the common stock on March 31, 1999. This last provision is not applicable if either of the provisions are satisfied on or before March 31, 1999.

            Supplemental Information - Disclosures About Oil and Gas
                        Producing Activities - Unaudited

The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards ("SFAS") No. 69, Disclosures About Oil and Gas Producing Activities.

As discussed in Note 4, the Company entered into an agreement effective January 1, 1997 to sell its domestic oil and gas properties. Accordingly, the Company's domestic oil and gas properties were classified as oil and gas properties under an agreement for sale at November 30, 1996 and no disclosures for proved reserves or future cash flows have been made at November 30, 1996. The properties were sold in accordance with the above agreement. Due to the uncertainties surrounding the development of the Karakuduk Field, along with the limited amount of production established as of December 31, 1997, no proved reserves have been attributed to the field. The Company acquired no additional producing properties in 1997. Therefore, no disclosures for proved reserves or future cash flows have been made at December 31, 1997. Acquisition and exploratory costs incurred related to the Company's interest in the Karakuduk Field, however, are disclosed below. The exploration costs reflect the entire exploratory costs incurred by the Company and KKM.

The following estimates of reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, these estimates are expected to change as future information becomes available and the changes may be significant. All of the Company's proved reserves were located in the United States.

Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

                  Supplemental Information - Disclosures About Oil and Gas
                        Producing Activities - Unaudited (continued)

                           Proved Oil and Gas Reserve Quantities
                               (All Within the United States)


                                                                Oil                      Gas
                                                              reserves                 reserves
                                                               (bbls.)                  (Mcf.)
                                                            -----------------------------------

Balance November 30, 1994                                     111,690                 3,294,730
Revisions of previous estimates                                (1,438)                  (98,536)
Sales of reserves                                             (36,425)                  (10,228)
Extensions, discoveries and other additions                       582                     9,375
Production                                                     (8,224)                 (132,924)
                                                            -----------------------------------
Balance November 30, 1995                                      66,185                 3,062,417
Revisions of previous estimates                               (58,749)                   18,703
Sales of reserves                                                (531)                  (34,417)
Extensions, discoveries and other additions                       267                     6,638
Production                                                     (1,737)                  (96,906)
Transfer to oil and gas properties under agreement
   for sale                                                    (5,435)               (2,956,435)
Balance November 30, 1996                                        --                        --
Revisions of previous estimates                                  --                        --
Sales of reserves                                                --                        --
Extensions, discoveries and other additions                      --                        --
Production                                                       --                        --
                                                            -----------------------------------
Balance December 31, 1997                                        --                        --
                                                            ===================================

Proved developed reserves:
   November 30, 1995                                            7,235                   870,890
   November 30, 1996                                             --                        --
   December 31, 1997                                             --                        --




                                              27


                             Supplemental Information - Disclosures About Oil and Gas
                                   Producing Activities - Unaudited (continued)

                             Standardized Measure of Discounted Future Net Cash Flows
                            and Changes Therein Relating to Proved Oil and Gas Reserves




                                                                           Year ended November 30
                                                           1997                    1996                   1995
                                                      -------------------------------------------------------------

Future cash inflows                                   $        --              $        --              $ 3,449,000
Future production and development
   costs                                                       --                       --               (2,478,000)
Future income tax expenses                                     --                       --                     --
                                                      -------------------------------------------------------------
Future net cash flows                                          --                       --                  971,000
10% annual discount for estimated
   timing of cash flows                                        --                       --                 (544,000)
                                                      -------------------------------------------------------------
Standardized measure of discounted
   future net cash flows                              $        --              $        --              $   427,000
                                                      =============================================================

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

                                                                           Year ended November 30
                                                           1997                    1996                    1995
                                                      ------------------------------------------------------------

Beginning balance                                     $        --              $    427,000            $ 1,084,000
Expenditures which reduced future
   development costs                                           --                      --                   (3,000)
Acquisition of proved reserves                                 --                      --                     --
Sale of proved reserves                                        --                   (54,000)               (81,000)
Sales and transfers of oil and gas
   produced, net of production costs                           --                  (110,000)              (140,000)
Net increase (decrease) in price                               --                   860,000               (593,000)
Net decrease in costs                                          --                      --                  247,000
Extensions and discoveries                                     --                    17,000                165,000
Revisions of previous quantity
   estimates                                                   --                   (91,000)               (38,000)
Accretion of discount                                          --                    99,000                108,000
Effect of change in timing and other                           --                   253,000               (322,000)
Transfer to oil and gas properties
   under agreement for sale                                    --                (1,401,000)                  --
                                                     -------------------------------------------------------------
Ending balance                                       $         --              $       --              $   427,000
                                                     =============================================================


                                                       28



                             Supplemental Information - Disclosures About Oil and Gas
                                   Producing Activities - Unaudited (continued)

                             Standardized Measure of Discounted Future Net Cash Flows
                         and Changes Therein Relating to Proved Oil and Gas Reserves (continued)


                                                                      Year ended November 30
                                                           1997               1996                    1995
                                                         -----------------------------------------------------
Costs Incurred
Property acquisition costs--
   unproved leases                                       $  943,000         $ 6,559,000            $ 3,162,000
Property  acquisition costs--
   proved properties                                           --                  --                   30,000
Exploration costs                                         5,745,000           1,701,000              1,088,000
Development costs                                              --                  --                   30,000

Production Costs
Lease operating expense                                  $     --           $    26,000            $    95,000
Production tax                                                 --                11,000                 20,000
                                                         -----------------------------------------------------
                                                         $     --           $    37,000            $   115,000
                                                         =====================================================

Other Information
Net revenue (revenue less production
   costs, ad valorem and severance
   taxes)                                                $     --           $   110,000            $   140,000
Amortization per equivalent barrel
   of production*                                              --                  1.40                   2.33
Price per bbl. (oil)                                           --                 17.53                  14.27
Production cost per bbl. (oil)                                 --                  2.13                   6.34
Price per Mcf. (gas)                                           --                  1.17                   1.02
Production cost per Mcf. (gas)                                 --                   .34                    .47
Price per net equivalent bbl.*                                 --                  8.22                   8.33
Production cost per net equivalent bbl                         --                  2.07                   3.78


*   Natural gas converted to equivalent barrels using conversion ratio of 6:1.


                                                       29


                             Supplemental Information - Disclosures About Oil and Gas
                                   Producing Activities - Unaudited (continued)

                          Standardized Measure of Discounted Future Net Cash Flows and Changes
                                Therein Relating to Proved Oil and Gas Reserves (continued)




                                                                          Year ended November 30
                                                            1997                   1996              1995
                                                         ---------------------------------------------------
Present value of proved reserves:
   Proved developed                                      $     --              $       --           $266,000
   Proved undeveloped                                          --                      --            161,000
                                                         ---------------------------------------------------
   Total                                                 $     --              $       --           $427,000
                                                         ===================================================

   Future net revenues of proved reserves:
     Proved developed                                    $     --              $       --           $383,000
     Proved undeveloped                                        --                      --            588,000
                                                         ---------------------------------------------------
     Total                                               $     --              $       --           $971,000
                                                         ===================================================



                                                      30

                         Report of Independent Auditors


The Board of Directors and Stockholders
Karakuduk-Munay, Inc.

We have audited the accompanying balance sheets of Karakuduk-Munay, Inc. as of December 31, 1997 and 1996, and the related statements of expenses and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Karakuduk-Munay, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring operating losses and relies solely on the foreign shareholder to provide all funding in the form of an interest bearing loan. The Company requires significant additional financing to meet its financial commitments and requirements through calendar year 1998 as described in Note 16. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                         /s/  Ernst & Young
                                         ---------------------------------------
                                         ERNST & YOUNG


Almaty, Kazakhstan
March 13, 1998

                               Karakuduk-Munay Inc
                                 Balance Sheets
                           December 31, 1997 and 1996
                             (Amounts in US Dollars)



ASSETS                                                 1997            1996
                                                   ----------------------------

Cash                                               $    414,384    $     36,889
Prepaid and Other Receivables (Note 4)                  272,455          16,476
VAT Receivable (Note 5)                                 109,099          57,296
                                                   ------------    ------------
Total Current Assets                                    795,938         110,661


Materials and Supplies Inventory (Note 6)               511,858          28,421

Property, Plant and Equipment, net (Note 7)           1,589,057         451,935

Oil and Gas Properties - full cost method,
not subject to depletion (Note 8)                     5,874,525       1,805,588
                                                   ------------    ------------
TOTAL ASSETS                                       $  8,771,378    $  2,396,605
                                                   ============    ============


LIABILITIES AND PARTNERS' DEFICIT

Accounts Payable (Note 10)                         $  2,100,722    $     50,016
Accrued Liabilities (Note 10)                           621,750         390,806
Miscellaneous Taxes Payable                              45,106          49,406
                                                   ------------    ------------
Current Liabilities                                $  2,767,578    $    490,228


Loans Payable to Partner (Note 11)                    9,819,497       4,023,095
Accrued Payable for compensation for land usage            --            34,000

Commitments and Contingencies (Note 14 & 16)

PARTNER'S DEFICIT

Charter Capital (Note 13)                               200,000         200,000
Accumulated Deficit                                  (4,015,697)     (2,350,718)
                                                   ------------    ------------
                                                     (3,815,697)     (2,150,718)

                                                   ------------    ------------
TOTAL LIABILITIES AND PARTNERS' DEFICIT            $  8,771,378    $  2,396,605
                                                   ============    ============


                      See accompanying notes which form an
                  integral part of these financial statements.



                                                Karakuduk-Munay Inc
                                 Statements of Expenses and Accumulated Deficit
                              For the Periods Ended December 31, 1997, 1996 and 1995
                                              (Amounts in US Dollars)


                                                     1997                    1996                   1995
                                                  ----------------------------------------------------------
Management Service Fee (Note 11)                  $   495,000             $   825,000            $   318,750
General and Administrative Expenses                   836,868                 909,520                 86,799
Interest Expense (Note 11)                            155,624                 137,533                  2,414
Depreciation on Fixed Assets (Note 7)                 147,660                  42,709                    581
Miscellaneous Taxes                                    30,214                   2,937                   --
Exchange Loss/Gain                                       (387)                 24,475                   --
                                                  -----------             -----------            -----------
Net Loss                                            1,664,979               1,942,174                408,544

Accumulated deficit, beginning of period            2,350,718                 408,544                   --
                                                  -----------             -----------            -----------

Accumulated deficit, end of period                $ 4,015,697             $ 2,350,718            $   408,544
                                                  ===========             ===========            ===========





                                      See accompanying notes which form an
                                   integral part of these financial statements.


                                                      33



                                                Karakuduk-Munay Inc
                                             Statements of Cash Flows
                              For the Periods Ended December 31, 1997, 1996 and 1995
                                              (Amounts in US Dollars)



                                                                      1997                1996                  1995
                                                                  -----------------------------------------------------
Cash flows from operating activities:
Net loss                                                          $(1,664,979)         $(1,942,174)         $  (408,544)

Adjustments to reconcile net loss to
 net cash used by operating activities:

Depreciation of fixed assets                                          147,660               42,709                  581
Amortization of Signature Bonus                                          --                   --                  5,130
Changes in working capital:
(Increase)/Decrease in Prepaid and Other Receivables                 (255,979)              76,230              (92,706)
(Increase) in VAT Receivable                                          (51,803)             (57,296)                --
(Increase) in Inventory                                              (483,437)             (28,421)                --
Increase in Accounts Payable and Accrued Liabilities                2,026,650              100,834               21,238
Increase/(Decrease) in Miscellaneous Taxes Payable                     (4,300)              45,985                3,421
Increase/(Decrease) in Long Term Payable for Land Usage               (34,000)              34,000                 --
                                                                  -----------          -----------          -----------
Net Cash Used by Operating Activities                                (320,188)          (1,728,133)            (470,880)

Cash Flows From Investing Activities:
Purchase of Fixed Assets                                           (1,284,782)            (464,208)             (31,017)
Investments in Oil and Gas Assets
   (net of assets contributed
   in-kind through Charter Fund)                                   (4,068,937)          (1,237,718)                --
Payment of Signature Bonus                                               --               (513,000)                --
                                                                  -----------          -----------          -----------
Net Cash Used in Investing Activities                              (5,353,719)          (2,214,926)             (31,017)

Cash Flows From Financing Activities:
Cash contributed as Charter Fund                                         --                 40,000              100,000
Increase in Loan due to Cash Contribution                           4,134,783            2,240,000              100,000
Increase in Loans Payable for Management
Services and Other Expenditures                                     1,526,995            1,527,339              334,559
Increase in Loans Payable for Interest                                389,624              137,533                2,414
                                                                  -----------          -----------          -----------
Net Cash Provided by Financing Activities                           6,051,402            3,944,872              536,973


Net Increase in Cash                                                  377,495                1,813               35,076
Cash at beginning of year                                              36,889               35,076                 --
                                                                  -----------          -----------          -----------
Cash at end of year                                               $   414,384          $    36,889          $    35,076




                                       See accompanying notes which form an
                                    integral part of these financial statements.




                                                         34


                              Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


1. Organization and Background Information

Formation
---------

Karakuduk-Munay Inc. (the "Company"), a Kazakhstan Joint Stock Company of Closed Type, was founded by "Munaygaz" State Holding Company (formerly Kazakhstanmunaygaz National Petroleum Company), "Jarkin" State Holding Company (formerly PGO Mangistauneftegazgeologiya), and Korporatsiya Mangistau Terra International (formerly Korporatsiya Kramds-Mangistau Inc.), collectively the "Kazakh Shareholders", and Central Asian Petroleum (Guernsey) Limited. The Company and the Ministry of Oil and Gas in the Republic of Kazakhstan entered into an agreement on August 30, 1995 ("Inception") referred to as the Agreement for Exploration, Development and Production of Oil in Karakuduk Oil Field in Mangistau Oblast of the Republic of Kazakhstan (the "Agreement"). The management and operational framework within which the Company must conduct its activities are dictated by the Agreement.

The Company may be terminated under certain conditions specified in the Agreement. The term of the Agreement is 25 years commencing from the date of the Company's registration. The Agreement can be extended to a date agreed between the Ministry of Oil and Gas and the Company as long as production of petroleum and/or gas is continued in the exploration field.

Changes in Shareholders
-----------------------

In accordance with the Edict # 410 dated 24 March 1997 and Edict # 1287 dated 26 August 1997 issued by the Government of the Republic of Kazakhstan, 40 % of the Charter Fund of the Company belonging to "Jarkin"/"Aksay" and "Munaygaz" were transferred to KazakhOil, the state owned oil and gas company. The Company and new shareholder have been legally re-registered with the Ministry of Justice of the Republic of Kazakhstan on July 24, 1997.

Principal Activity

The Company was established for the purposes of exploring, developing, and producing oil and gas deposits in the Karakuduk Field in the Republic of Kazakhstan acting on the basis of the Agreement which the Company entered into with the Ministry of Oil and Gas in the Republic of Kazakhstan on August 30, 1995.

The Company's work program and minimum expenditure commitment was stipulated in License MG 249 dated June 28, 1995. These expenditure obligations were subsequently amended by Resolution P65-H of September 18, 1996, and by Resolution P97-H of December 8, 1997. The latter Resolution requires the Company to expenditure commitments of US$10 million by December 31, 1997, US$34.5 million by December 31, 1998, and US$12 million by December 31, 1999. Expenditure commitments through 1997 exceeded the commitment requirement. The excess is applicable against future obligations. Should the license terms not be adhered to, the License may be withdrawn by the Government of the Republic of Kazakhstan.

The activity during 1997 has been primarily to conduct various studies into the most appropriate drilling and development strategy for the Karakuduk field. The Company also commenced construction of the field camp and access road to the field to facilitate the commencement of expansion of activities when production commences in 1998. The Company also worked over one well, which will be brought into production in 1998. The remaining operations conducted by the Company related to corporate affairs, re- registration of the Company necessitated by the transfer of shareholders, and other activity pertaining to the startup of the operations.

                              Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


2. Basis of Presentation

The Company maintains its accounting records and prepares its financial statements in US dollars and in accordance with accounting prescribed in the Accounting Procedure of the Agreement. The accompanying financial statements, prepared in accordance with U.S. generally accepted accounting principles, differ in minor respects (related to disclosure) from those issued for statutory purposes in Kazakhstan.

The material accounting principles adopted by the Company are described below:

Foreign Currency Translation
----------------------------

Transactions arising in currencies other than US dollars are translated into US dollars in accordance with the temporal method.

Cash and other monetary assets held and liabilities denominated in currencies other than US dollars are translated to US dollars at the rates of exchange ruling as of December 31, 1997 (75.55 Kazakh Tenge per US dollar). Non-monetary assets and liabilities denominated in currencies other than US dollars have been translated at the estimated historical exchange rate prevailing on the date of the transaction. Exchange gains and losses arising from translation of non-US dollar amounts at the balance sheet date are recognized as an increase or decrease in income for the period. By using the US dollar as its reporting currency for the financial statements and by using the temporal method of translation where applicable, the effects of inflation have been taken into consideration in all material respects since movements in the exchange rate between the US dollars and Tenge during 1995 to 1997 are considered a reasonable approximation of the general price index.

The Tenge is not a convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities in these financial statements does not indicate that the Company could realize or settle these assets and liabilities in U.S. dollars.

As of 31 December, 1997, US$103,966 of net monetary liabilities are denominated in Tenge.

Interest Capitalization
-----------------------

Beginning in 1997, the Company capitalized certain borrowing costs as part of the cost of oil and gas properties. The Company has capitalized US$234,000 for 1997. Other interest costs are expensed as incurred.

Depreciation, Depletion and Amortization
----------------------------------------

Oil and Gas Assets
------------------

The  Company  follows  the  full  cost  method  of  accounting  for  oil and gas properties. Accordingly, all costs directly associated with acquisition, exploration and development of oil and gas reserves are capitalized in cost pools for each country in which the Company operates. The limitation on such capitalized costs is determined in accordance with rules specified by the Securities and Exchange Commission. Capitalized costs are depleted using the units of production method based on proven reserves.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


Oil and Gas Properties Not Subject to Depletion
-----------------------------------------------

Costs associated with acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined if proved reserves can be attributed to the properties. These unevaluated properties are assessed annually for possible impairment and the amount impaired, if any, is added to the amortization base. Costs of exploratory dry holes and geological and geophysical costs not directly associated with specific unevaluated properties are added to the amortization base as incurred.

Property Plant and Equipment
----------------------------

Depreciation of equipment is calculated on the straight line method based on the estimated useful life of the assets as follows:

         Office Buildings and Apartments            20 years
         Office Equipment                            3 years
         Vehicles                                    5 years
         Field Buildings                            15 years
         Field Equipment                            up to 10 years

Inventory
---------

Inventory is valued using the first-in, first-out method and is at the lower of cost and net realizable value.

Revenue Recognition
-------------------

Revenues are recognized when economic performance has occurred as a result of the sale of oil and gas production, in accordance with the accrual method of accounting. Losses, if any, are provided for in the period in which the loss is determined to occur.

Income Taxes
------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which require that taxes be provided on the liability method based upon the tax rate at which items of income and expense are expected to be settled in the Company's tax return.

Earnings Per Common Share
-------------------------

Basic earnings (loss) and diluted earnings (loss) per share are not presented due to the Company being of a "closed" nature and having no underlying shares outstanding.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


New Accounting Standards
------------------------

In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets to be disposed of. The Company adopted Statement No. 121 in 1997; the effect of the adoption is immaterial to the Company's overall financial results.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income . SFAS 130, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and presentation of comprehensive income and its components. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS 130 as of January 1, 1998. The impact of SFAS 130 on the Company's financial position and results of operations is not expected to be material.

Fair Value of Financial Instruments
-----------------------------------

All of the Company's financial instruments, including loans payable to partner, cash and trade receivables have fair values which approximate their recorded values as they are either short-term in nature or carry interest rates which approximate market rates.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


Leases
------

Rent expenses for non-cancelable operating leases are recognized on a straight line basis.

3. Going Concern

These financial statements have been prepared assuming that Karakuduk-Munay Inc., will continue as a going concern. The Company has incurred an operating loss and relies solely on Central Asian Petroleum (Guernsey) Limited to provide all funding in the form of an interest bearing loan, as discussed in Note 11. The Company does not anticipate that its current cash reserves and cash flows from operations will be sufficient to meet its capital requirements through fiscal year 1998. Should the Company not meet its capital requirements under the license agreement to develop the Karakuduk Field, the Company's rights under the agreement may be terminated. The Company believes that additional financing will be available; however there is no assurance that additional financing will be available, or if available, that it can be obtained on terms favorable or affordable to the Company.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of liabilities that may result from the outcome of this uncertainty.

4. Prepaid and Other Receivables

Prepayments and Other Receivables consists of outstanding travel advances at December 31, 1997, prepayment of taxes and prepayments of equipment to be added to Oil and Gas Assets in 1998 and can be summarized as follows:

                                                         1997             1996

Travel Advances to employees                        $  18,606         $  6,868

Import VAT, Custom duties and prepaid taxes            41,256            1,796

Advance payment for Oil and Gas Assets                212,593            7,812
                                                    ---------         --------
Total                                               $ 272,455         $ 16,476
                                                    =========         ========


The increase in these amounts reflects the higher activity level of operations towards the end of 1997.

5. VAT Receivable

VAT receivable is a Tenge denominated asset and is due from the Republic of Kazakhstan. While theoretically refunds of excess VAT paid are due from the Republic within 10 days of a claim being made, and several refunds have been received by the Company in 1996 and 1997, current practice indicates that receipt is uncertain until such time as other taxes payable to the Republic by the Company, are available for offset against the VAT receivable.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


6. Materials and Supplies Inventory

                                                  1997                  1996
                                              ------------------------------

Inventory in-house                            $224,998               $28,421

Inventory in-transit                           286,860                     -
                                              --------               -------
Total                                         $511,858               $28,421
                                              ========               =======


The above categories of Materials and Supplies Inventory represent workover materials, spare parts and diesel fuel for use in oil field operations.

7. Plant, Property and Equipment

Upon full amortization of tangible assets, the right of ownership of the tangible assets shall be transferred to the Kazakhstan Ministry of Oil and Gas in accordance with the Agreement. The Company is entitled to the use of the fully amortized tangible assets during the whole term of the Agreement. A summary of property, plant and equipment at December 31, 1997 is provided in the table below:

Cost                                    Balance as at           Balance as at
                                      December 31, 1996       December 31, 1997
                                      -----------------       ----------------
                                         US Dollars               US Dollars

Office Buildings and Apartments         $   29,469               $   67,212

Office Equipment and Furniture             167,594                  227,318

Vehicles                                   298,162                  541,479

Field Buildings                               --                    329,936

Field Equipment and Furniture                 --                    169,190

Capital work-in process
                                              --                    444,872
                                        ----------               ----------
Total                                      495,225                1,780,007

                                        ----------               ----------
Accumulated Depreciation                    43,290                  190,950
                                        ----------               ----------
Net Book Value                          $  451,935               $1,589,057
                                        ==========               ==========


Included in the additions to Field Buildings is US$89,962 relating to the residential camp that was previously classified within Oil and Gas Assets in 1996.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


8. Oil and Gas Assets Not Subject to Amortization

The Company has undertaken certain appraisal and feasibility work in 1997 in order to ascertain the most appropriate future development and drilling program for the Karakuduk field in Kazakhstan. The results are still being analyzed.

There are no other licenses currently held by the Company and hence all costs capitalized as related to the Karakuduk license have not been amortized in 1997.

Management fees related to the salary costs of individuals directly associated with exploration and appraisal activities on the Karakuduk field have been capitalized along with the license acquisition costs and geological and geophysical expenditures. Certain overhead costs and general and administrative costs have been expensed.

Costs excluded from the amortization consist of the following at December 31, 1997 (US dollars):

                                 Exploration
       Year       Acquisition    and Appraisal    Development
     Incurred       Costs          Costs             Costs         Total
     --------     ----------     ------------     -----------    ----------

       1995      $  507,870           --                --        $  507,870

       1996            --        $1,297,718             --         1,297,718

       1997            --         4,068,937             --         4,068,937
                 ----------      ----------      ----------      ----------
      Total      $  507,870      $5,366,655             --        $5,874,525


Management believe that over the life of the project as a whole, future cash flows justify the carrying amount of assets disclosed above. No impairment provision has therefore been deemed necessary in these financial statements.

9. Bonuses

The Company was required to pay an unrecoverable (non-tax deductible) Signature Bonus to the Kazakhstan Ministry of Geology amounting to US$513,000 in accordance with the Agreement. This amount will be amortized using the units of production method over 25 years, when production commences.

Production based bonuses will be payable to the Kazakhstan Ministry of Geology amounting to US$500,000 when cumulative production reaches ten million barrels and US$1,200,000 when cumulative production reaches fifty million barrels. The production bonuses will be considered tax deductible expenditures in the calculation of profits taxes. No amounts related to the production bonuses have been accrued as production had not commenced at December 31, 1997.

                             Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


10. Accounts Payable and Accrued Liabilities

                                                 1997                   1996
                                           ----------               --------
Accounts Payable                           $2,100,722               $ 50,016

Accrued Management Service Fee                573,750                318,750
Accrued Liabilities                            48,000                 72,056
Miscellaneous Taxes Payable                    45,106                 49,406
                                           ----------               --------
Total                                      $2,767,578               $490,228
                                           ==========               ========



Accounts Payable as of December 31, 1997 includes US$1.3 million in respect of the acquisition of the pipeline that is to link the oil field to the state pipeline. The remaining Accounts Payable represents payables for equipment to be installed in the oil field.

11. Loans Payable to Partner

As discussed in Note 3, Central Asian Petroleum (Guernsey) Limited bears sole financial responsibility for the fulfillment of all funding for the Company. The various forms of funding from Central Asian Petroleum (Guernsey) Limited are treated as long term loans to the Company and bear interest at the rate of LIBOR plus 1%. The Agreement requires installment payments on the loan to be calculated and paid on a quarterly basis and to be equal to 65% of gross revenue after deduction of royalties due to the Republic of Kazakhstan. No production occurred in 1997 and therefore, no payments on the loan have been made or are due as of December 31, 1997. Management believe that no net repayment will occur in 1998 and hence the entire loan is treated as falling due in more than one year.

The loan is made up as follows (US dollars):

                                                            1997            1996
                                                       ----------     ----------

Cash Funding                                           $6,474,783     $2,340,000
Management Services Fee                                 2,295,000      1,275,000
Other Expenditures                                        520,143        268,148
Accrued Interest Payable                                  529,571        139,947
                                                       ----------     ----------
Total Interest and Loan Payable to Partner             $9,819,497     $4,023,095
                                                       ==========     ==========

Management services are provided by Road Runner Services Company, a subsidiary of Chaparral Resources, Inc. the parent company of Central Asian Petroleum (Guernsey) Limited. The services are provided for a fixed fee of US$106,250 per month. Management services were provided to the Company for 1997 amounting to US$1,275,000.

                              Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars

12. Tax

Under Kazakh legislation, the Company is permitted to carryforward tax losses arising in each year. These can be applied against future tax profits arising in the subsequent five years; however, certain uncertainties exist as to the amount of the carryforward due to the issues discussed in Note 14 related to the method of calculation of tax losses for Kazakh purposes.

The Agreement specifies profits taxes and other taxes applicable to the Company. As discussed in Note 9, the Signature Bonus is not recoverable or deductible in calculating income tax expense.

The following is a summary of the provision for income taxes:

                                                   Year ended December 31
                                             1997          1996          1995
                                          -------------------------------------

Income taxes (benefit) computed
  at statutory rate                       $(499,494)    $(582,652)    $(122,563)
Change in asset valuation
  allowance                                 499,494       582,652       122,563
                                          -------------------------------------
Income taxes                              $    --       $    --       $    --
                                          =====================================

The components of the Company's deferred tax assets and liabilities under FASB No. 109 are as follows:

                                                   Year ended December 31
                                          1997           1996           1995
                                      -----------------------------------------

Deferred tax assets:
  Net operating loss carryforwards    $ 1,204,709    $   705,215    $   122,563
  Valuation allowance                  (1,204,709)      (705,215)      (122,563)
                                      -----------------------------------------
Deferred tax assets                   $      --      $      --      $      --
                                      =========================================

There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards due to the fact that the realization of the related tax benefits is not considered likely.

At December 31, 1997, the Company has tax loss carryforwards of approximately US$4,016,000 available to offset future taxable income. These carryforwards will expire at various times between 2000 and 2002. The loss carryforward at December 31, 1997 for financial reporting purposes is approximately US$4,016,000.

                              Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars


13. Charter Capital

The total Charter Fund contribution specified in the new Founders Agreement of Karakuduk-Munay (dated June 12, 1997) is $200,000. Each of the shareholder's portion of the Charter Fund and their respective participating interest in the Company is:



                                                                      1997                           1996
                                                            -----------------------------------------------------
                                                              Charter                        Charter
Shareholder:                                                Contribution     Percent       Contribution   Percent
------------                                                ------------     -------       ------------   -------

"Munaygaz" State Holding Company                              $   --            --           $ 40,000         20 %

"Aksay" Company                                                   --            --             40,000         20 %

KazakhOil                                                       80,000         40 %              --            --

Korporatsiya Mangistau Terra International                      20,000         10 %            20,000         10 %
Central Asian Petroleum (Guernsey) Limited - CAP(G)            100,000         50 %           100,000         50 %
                                                              --------         -----         --------         -----
Total Charter Capital                                         $200,000         100 %         $200,000         100 %



During 1997, KazakhOil as the successor to Munaygaz state holding company, contributed US $ 40,000 as Munaygaz's initial charter contribution obligation that was previously settled by CAP(G). The CAP(G) 1996 contribution has been reclassified as additional funding of the Company's operations in 1997.

14. Contingencies

Taxation
--------

The existing legislation with regard to taxation in the Republic of Kazakhstan is constantly evolving as the Government manages the transition from a command to a market economy. Tax and other laws applicable to the Company are not always clearly written and their interpretation is often subject to the opinions of the local or main State Tax Service. Instances of inconsistent opinions between local, regional and national tax authorities are not unusual.

Management believes that it has paid or accrued all taxes that are applicable for current and prior years. Two tax audits in 1997 resulted in no additional tax or penalties levied against the Company.

Basis of Accounting
-------------------

The Company maintains its statutory books and records and calculates its taxable loss in accordance with International Accounting Standards, which it believes it may do under the terms of its accounting procedures in the Agreement. The Republic of Kazakhstan currently requires companies to comply with Kazakh accounting regulations and to calculate tax profits or losses in accordance with these regulations as well as prevailing tax law. Therefore, there is currently uncertainty as to the extent of tax losses available to the Company.

                              Karakuduk-Munay Inc.
                       Notes to the Financial Statements
                               December 31, 1997
                             In terms of US Dollars



15. Current Kazakhstan Environment

The ability of the Company to realize the carrying value of its assets is dependent on being able to transport hydrocarbons and finding appropriate markets for their sale. The Company has various options available to it in terms of possible exportation routes to potential markets, based on experience of other joint venture operations in the vicinity of the Company's activity. Domestic markets in the Republic of Kazakhstan currently do not permit world market prices to be obtained.


16. Capital Commitments and Operating Lease Commitment

As specified in Note 1, under the terms of the license the Company has committed to minimum capital expenditure of US$34.5 million for the year ended December 31, 1998 (US$2 million already incurred in 1997) and US$12 million for the year ended December 31, 1999.

Minimum lease payments under non-cancelable operating leases are due for the year ended December 31, 1998 amounting to US$24,929. On expiration of this lease, the Company may obtain legal title to the office building should negotiations with the landlord prove successful. At this stage there is no certainty that title will transfer, therefore all rental obligations have been expensed.

17. Subsequent Events

Subsequent to December 31, 1997, the Kazakh Government Tax Authority began an audit of KKM. The Company believes KKM has provided for all potential tax contingencies which may exist.

--------------------------------------------------------------------------------




                                                  CHAPARRAL RESOURCES, INC



No person has been  authorized to give any
information or to make any  representation
in connection with the Offering being made
hereby not  contained in this  Prospectus,
and, if given or made, such information or
representation  must not be relied upon as
having been  authorized.  This  Prospectus
does  not  constitute  an offer to sell or
solicitation of an offer to buy any of the
securities    offered    hereby   in   any
jurisdiction  in which it is  unlawful  to
make such  offer or  solicitation  in such
jurisdiction. Neither the delivery of this
Prospectus  nor any  sale  made  hereunder
shall  under any  circumstances  create an             17,522,116 Shares
implication  that  information   contained              of Common Stock
herein   is   correct   as  of  any   time
subsequent to the date hereof.


         -------------------------


                                   Page No.
                                   --------

AVAILABLE INFORMATION..................  2
PROSPECTUS SUMMARY.....................  3
RISK FACTORS...........................  4
USE OF PROCEEDS........................ 13
MARKET PRICES OF COMMON EQUITY,
  DIVIDEND POLICY AND RELATED
  STOCKHOLDER MATTERS.................. 13               ------------
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION                         PROSPECTUS
  AND RESULTS OF OPERATIONS ........... 14
CHANGE IN ACCOUNTANTS.................. 17               ------------
BUSINESS OF THE COMPANY................ 18
DIRECTORS AND EXECUTIVE OFFICERS....... 28
EXECUTIVE COMPENSATION................. 31
SECURITY OWNERSHIP OF CERTAIN
 PERSONS............................... 35
CERTAIN RELATIONSHIPS AND
 RELATED TRANSACTIONS.................. 37
SELLING SECURITYHOLDERS................ 42
DESCRIPTION OF SECURITIES.............. 48
PLAN OF DISTRIBUTION................... 50
LEGAL PROCEEDINGS.......................51
LEGAL MATTERS.......................... 51
EXPERTS................................ 51
FINANCIAL STATEMENTS...................F-1

                                                         May __, 1998





--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
         --------------------------------------------

     Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee......................................        $ 10,500
Accounting Fees and Expenses..............................          35,000*
Legal Fees and Expenses...................................          10,000*
Blue Sky Fees and Expenses................................               0*
Printing, Freight and Engraving...........................           1,000*
Miscellaneous.............................................               0*
                                                                  ---------
         Total............................................        $ 56,500
                                                                  =========
-------------------

     *Estimated.

Item 14. Indemnification of Directors and Officers.
         ------------------------------------------

     The Company has a $2,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and future officers and directors of the Company, with certain exceptions, from claims arising out of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty by such officer or director in his or her capacity as such.

     Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director's conduct was unlawful.

     Article Twelfth of the Company's Restated Articles of Incorporation + Amendments, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 provides that the Company shall indemnify each director and each officer, and the heirs, executors and administrators of each director and each officer, against expenses reasonably incurred or liability incurred by such person in connection with any action, suit or proceeding to which such person may be made a party by reason of such person being or having been a director or officer of the Company, except in relation to matters as to which such person shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, which right of indemnification shall not exclude other rights to which such person may be entitled.

     Article Fifteenth of the Company's Restated Articles of Incorporation + Amendments, as amended, filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; except that the provision shall not eliminate or limit the liability of a director to the Company or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Company or its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts involving unlawful distributions as specified in the Colorado Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. Further, Article Fifteenth states that any repeal or modification of the foregoing by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     Article V of the Bylaws of the Company, filed as Exhibit 3.7 hereto, includes provisions requiring the Company to indemnify any person who was or is a party or is threatening to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person's official capacity with the Company, that such person's conduct was in the Company's best interest, or (ii) in all other cases (except criminal cases) that such person's conduct was at least not opposed to the Company's best interest, or (iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of the Company in which the person being indemnified is adjudged liable to the Company or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving acting in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses

(including attorneys' fees) incurred in defending an action, suit or proceeding) may be paid by the Company to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person's good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director of the Company (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that the Company report in writing to shareholders with or before notice of the next meeting of shareholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

     The following is information as to all securities of the Company sold by the Company within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act").

     (a)  Between  September  13,  1994 and June 1,  1996,  the  Company  issued
1,448,325 shares of its Common Stock to 37 persons which exercised Stock Purchase Warrants issued by the Company in a private offering completed on May 31, 1993. The exercise price of the Warrants was $0.40 per share, paid at the time of exercise. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction. The Company issued the shares in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Regulation D thereunder. All of such persons had available to them material information concerning the Company. A Form D was filed in connection with the issuances.

     (b) Between March 8, 1996 and April 5, 1996, the Company issued 14,000,000 shares of its Common Stock to 32 persons in a private placement. The purchase price for the shares was $0.50 per share. Allen & Company Incorporated served as placement agent in the private offering and received the compensation described in (k) below. The Company issued the shares in reliance upon exemptions from registration provided by Regulation D and Section 4(2) of the Securities Act. All of such persons had available to them material information concerning the Company. A Form D was filed in connection with the issuances. All purchasers represented that they were accredited investors as defined in Regulation D, and that the shares were being acquired for the investors' own account and not with a view to distribution. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent.

     (c) On April 5, 1996, the Company issued 600,000 shares of its Common Stock to two persons upon conversion of two outstanding unsecured promissory notes of the Company in the total principal amount of $300,000. Allen & Company Incorporated assisted the Company in connection with the conversion and received the compensation described in (k) below. The Company relied upon exemptions from registration under Section 4(2) of the Securities Act. All of such persons had available to them material information concerning the Company. Each of the persons represented that such person acquired the shares for the person's account and not with a view to distribution and that the investor is an accredited investor. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent.

     (d) On February 27, 1995, the Company issued 100,000 shares of its Common Stock to Overseas Consulting Services Company, Inc. ("OCSCO") as partial consideration for the acquisition by the Company of an interest in Central Asian Petroleum (Guernsey), Limited ("CAP-G"). The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. OCSCO represented to the Company that it acquired the shares for its own account and not with a view to distribution. OCSCO had available to it all material information concerning the Company. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (e) On April 12, 1995, the Company issued 4,250,000 shares of its Common Stock to seven persons in exchange for acquisition by the Company of all the outstanding stock of Central Asian Petroleum Delaware, Inc. ("CAP-D"). In consideration for the issuance of the shares the Company acquired 100% of the issued and outstanding stock of CAP-D. No underwriter was involved in the transaction. The Company issued the shares in reliance upon the exemptions from registration under Section 4(2) of the Securities Act. The persons to whom the shares were issued represented to the Company that they are accredited investors as defined under the Securities Act and that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the business and affairs of the Company. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent.

     (f) On April 17, 1995, the Company issued 24,000 shares of its Common Stock to six individuals, three of whom were directors of the Company and four of whom (including one director) were employees of the Company as stock bonuses. The Company issued the shares in reliance upon the exemption from registration under
Section 4(2) of the Securities Act. The individuals represented to the Company that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (g) On April 24, 1995, the Company issued 12,500 shares of its Common Stock to Frank C. Alexander, Jr. for services rendered to the Company. The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The individual represented to the Company that he acquired the shares for his own account and not with a view to distribution. Mr. Alexander had available to him all material information concerning the Company. The certificate evidencing the shares issued bears an appropriate restrictive legend under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (h) On November 20, 1995, the Company issued 50,000 shares of its Common Stock to OCSCO as partial consideration for the acquisition by the Company of an interest in Central Asian Petroleum (Guernsey), Limited ("CAP-G"). The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. OCSCO represented to the Company that it acquired the shares for its own account and not with a view to distribution. OCSCO had available to it all material information concerning the Company. The certificate evidencing the shares issued bears an appropriate restrictive legend under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (i) On March 4, 1996, the Company issued 625,000 shares and on March 21, 1996, the Company issued an additional 60,000 shares to four persons in consideration for 25% of the outstanding shares of CAP-G owned by Darka Petrol Ticaret Ltd. Sti. ("DARKA"), controlled by the persons. The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them material information concerning the Company. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (j) On March 6, 1996, the Company issued 900,000 shares to two persons in consideration for the acquisition by the Company of 15% of the outstanding shares of CAP-G owned by the persons. The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (k) Effective April 8, 1996, the Company issued its Stock Purchase Warrants to Allen & Company Incorporated entitling Allen & Company Incorporated to purchase 1,022,000 shares of the Company's Common Stock for $10.00. The Stock Purchase Warrants were issued as consideration to Allen & Company Incorporated for acting as the placement agent in the Company's 1996 private placement described above and as compensation for assistance by the placement agent in the conversion of $300,000 of the Company's outstanding promissory note described above. The Company issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Allen & Company Incorporated represented to the Company that it acquired the warrants for its own account and not with a view to distribution. Such person had available to it all material information concerning the Company. The certificate evidencing the warrants bears an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (l) Between December 1995 and January 1996, the Company issued its Stock Purchase Warrants entitling the holders to purchase up to 780,000 shares of the Company's Common Stock at an exercise price of $0.25 per share to one individual, one pension plan, Brae Group, Inc., and Allen & Company Incorporated in consideration for the making of loans to the Company by the individual, the plan and Brae and Company totaling $1,050,000 in November and December 1995. The Company issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the warrants for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The certificates evidencing the warrants bear an appropriate restrictive legend under the Securities Act.

     (m) In connection with Howard Karren becoming a director of the Company, subject to a certain contingency which was satisfied in April, 1996, the Company agreed to issue 350,000 shares of the Company's restricted Common Stock to Howard Karren, a director of the Company, or his designees. Of the 350,000 shares, Mr. Karren directed that 200,000 of the shares be issued to his two sons to compensate them for services they provided to Mr. Karren. The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The certificates evidencing the shares bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (n) In November and December, 1996, the Company borrowed $1,850,000 for interim financing pursuant to unsecured convertible promissory notes that bore interest at 8% per annum, which is payable monthly, and that were due and payable on or before May 29, 1998. The promissory notes were convertible into the Company's Common Stock at the lower of $0.75 per share or 75% of the market price of the Common Stock on the date of the conversion if the market price is less than $1.00 per share on such date. The proceeds from the first of such loans was received on November 22, 1996. The Company issued the promissory notes in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the promissory notes for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The promissory notes bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (o) In connection with such borrowings, the Company issued the lenders stock purchase warrants that terminate on November 30, 1999, to purchase a total of 462,500 shares of the Company's Common Stock at $0.25 per share. The Company further agreed that the Company would issue the lenders warrants to purchase an additional 185,000 shares of the Company's Common Stock if the promissory notes are not paid or converted by May 29, 1997, and warrants to purchase an additional 370,000 shares of the Company's Common Stock if the promissory notes were not paid or converted by November 30, 1997. Of the warrants to purchase 185,000 shares, the Company was required to issue warrants to purchase 135,000 shares. All of the promissory notes were paid or converted by November 30, 1997. Such warrants are exercisable for a period of three years at $0.25 per share. The Company issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Company that they acquired the warrants for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Company. The certificates evidencing the warrants bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (p) The Company attempted to negotiate an agreement pursuant to which the Company would acquire 100% of the issued and outstanding capital stock of M-D International Petroleum, Inc. ("MDI"), a private company. On January 8, 1997, the Company agreed to issue 180,000 shares of the Company's Common Stock to Enron Oil & Gas Uzbekistan, Ltd. ("EOGU") to obtain an option to acquire M-D International Petroleum, Inc. The Company issued the shares upon reliance upon the exemption from registration under Section 4(2) of the Securities Act. EOGU had available to EOGU all material information concerning the Company. The certificate evidencing the shares bears an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (q) On February 12, 1997, the Company entered into a Severance Agreement with Paul V. Hoovler pursuant to which Mr. Hoovler received warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.85 per share and warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.25 per share. The Company issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Mr. Hoovler had available to him all material information concerning the Company. The warrants have and the certificates evidencing the shares underlying the warrants will bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (r) On April 22, 1997, the Company sold 3,076,923 shares of the Company's Common Stock for $0.65 per share for a total of $2,000,000 to a private investor. In connection with the transaction, the Company also issued a warrant to the investor to purchase up to an additional 4,615,385 shares of the Company's Common Stock for $3,000,000 or $0.65 per share. The warrant was to expire on December 31, 1997, if not previously exercised. In October, 1997, the private investor exercised a portion of the warrant by purchasing 2,307,692 shares of the Company's Common Stock. At the same time, the Company agreed to extend the expiration date of the remaining portion of the warrant to December 31, 1998. In November, 1997, the private investor exercised the remaining portion of the warrant by purchasing 2,307,693 shares of the Company's Common Stock and exercised another warrant that the private investor had received in connection with a loan made by the private investor in December, 1996, to the Company. The warrant related to 125,000 shares of the Company's Common Stock and was exercisable at a price of $0.25 per share. In April 1997, the private investor also converted a $500,000 promissory note (plus $2,000 of accrued interest) that had previously been issued by the Company to it into 772,991 shares of the Company's Common Stock at a conversion price of $0.65 per share. The Company issued the shares and the warrant in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The investor had available to the investor all material information concerning the Company. The certificates evidencing the shares and the warrant bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (s) On July 17, 1997, the Company approved a 1997 Incentive Stock Plan pursuant to which all non-employee directors were to receive an award of 250 shares of Common Stock of the Company for each meeting of the board of directors attended by such person. The directors have waived their rights to receive shares for the meetings in 1997. The Company grants the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Such persons will have available to them all material information concerning the Company. The certificates evidencing the shares will bear an appropriate restrictive legend under the Securities Act. No underwriter will be involved in the transactions.

     (t) On  July  17,  1997,  the  shareholders  approved  a 1997  Non-Employee
Directors' Stock Option Plan pursuant to which each year each non-employee director will receive an option to purchase 25,000 shares of Common Stock of the Company. The first options relating to a total of 200,000 shares that are exercisable at a price of $0.82 per share were received effective July 17, 1997. The non-employee directors who received options were Howard Karren, Peter G. Dilling, Jay W. McGee, Alan D. Berlin, Walter Carozza, David A. Dahl, John G. McMillian and Arlo G. Sorensen. The Company does not consider the grants of the options to be sales under the Securities Act of 1933, as amended, because the Company received no consideration for the grants.

     (u) On September 2, 1997, the Company agreed to issue 87,669 shares of the Company's Common Stock to Charles P. Karren in lieu of $78,000 of accrued salary that had not been paid to Mr. Karren. The Company issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Mr. Karren had available to him all material information concerning the Company. The certificates evidencing the shares will bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (v) On September 2, 1997, the Company granted five year options to purchase 2,885,000 shares of the Company's Common Stock to various directors of, and consultants to, the Company. Options relating to 1,442,500 shares have an exercise price of $0.75 per share and options relating to 1,442,500 shares have an exercise price of $1.50 per share. The Company issued the options in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Such persons had available to them all material information concerning the Company. The options have and the certificates evidencing the shares underlying the options will bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (w) On September 3, 1997, the Company sold 461,538 shares of the Company's Common Stock for $0.65 per share for a total of $300,000 to a private investor. In connection with the transaction, the Company also issued a warrant to the investor to purchase up to an additional 461,538 shares of the Company's Common Stock for $300,000 or $0.65 per share. The warrant was to expire on December 31, 1997, if not previously exercised. The private investor exercised the warrant on December 31, 1997, and received a total of 384,616 shares of the Company's Common Stock. The Company issued the shares and the warrant in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The investor had available to the investor all material information concerning the Company. The certificates evidencing the shares bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (x) On November 24, 1997, the Company executed a Subscription Agreement ("Agreement") with an investor which was not affiliated with the Company. Pursuant to the Agreement, the Company purchased 50,000 shares of the Company's Series A Preferred Stock, no par value, for a purchase price of $100.00 per share or an aggregate purchase price of Five Million Dollars ($5,000,000).

     The Series A Preferred Stock is convertible at the option of the holders thereof at any time or from time to time on or prior to the redemption date into Common Stock. The conversion price of the Series A Preferred Stock is initially

$2.25 per share. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock will be determined by dividing $100 by the conversion price per share.

     Allen & Company Incorporated acted as placement agent in connection with the sale of the Series A Preferred Stock. Allen & Company Incorporated elected to receive its fees in the form of warrants to purchase 900,000 shares of the Company's Common Stock that were originally exercisable through November 25, 2002, at an exercise price of $0.01 per share. Due to the fact that the investor did not purchase additional shares of preferred stock pursuant to the Agreement, Allen & Company Incorporated has agreed that warrants to purchase 700,000 of the shares of the Company's Common Stock will only be exercisable if Allen & Company Incorporated finds alternative funding acceptable to the Company by November 25, 1999.

     The Company issued the shares of Series A Preferred Stock and the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The investor represented to the Company that the investor acquired the shares for the investor's own account and not with a view to distribution. The investor had available to the investor all material information concerning the Company. The certificates evidencing the shares and the warrants bear an appropriate restrictive legend under the Securities Act.

     (y) In December 1997, the Company exercised an option to acquire 10% of the outstanding shares of CAP-G owned by one person. As a part of the consideration, the Company issued 200,000 shares of Common Stock and has agreed to issue an additional 200,000 shares of Common Stock to such person. The Company issued and will issue the shares in reliance upon the exemption from registration under
Section 4(2) of the Securities Act. Such person had available to him all material information concerning the Company. The certificates evidencing the shares issued bear and will bear an appropriate restrictive legend under the Securities Act and stop transfer instructions have been and will be placed with the Company's stock transfer agent. No underwriter was involved in the transaction.

     (z) On January 23, 1998, the Company ratified the grants of options to purchase 257,000 shares of the Company's Common Stock to various employees of, and consultants to, the Company, granted options to purchase 693,000 shares of the Company's Common Stock to various employees of, and consultants to, the Company, granted (subject to shareholder ratification) 90,000 shares of the
Company's Common Stock to the directors of the Company and granted 190,000 shares of the Company's Common Stock to various employees of, and consultants to, the Company. The Company made the grants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Such persons had available to them all material information concerning the Company. The options have and the certificates evidencing the shares underlying the options and representing the shares granted will bear an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (aa) Effective on April 3, 1998, the Company sold 1,250,000 shares of the Company's Common Stock for $2.00 per share for a total of $2,500,000 to a private investor. The Company sold the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The investor had available to the investor all material information concerning the Company. The certificate evidencing the shares bears an appropriate restrictive legend under the Securities Act. Allen & Company Incorporated acted as placement agent in connection with the sale of the 1,250,000 shares. As a result, Allen & Company, Incorporated's warrants to purchase 900,000 shares of the Company's Common Stock referenced in paragraph (x) above became exercisable for an additional 100,000 shares of the Company's Common Stock. The warrants to purchase the additional 100,000 shares of the Company's Common Stock are exercisable through November 25, 2002, at an exercise price of $0.01 per share.

Item 16. Exhibits and Financial Statement Schedules.
         -------------------------------------------

     The following is a list of all exhibits filed as part of this  Registration
Statement  or,  as  noted,   incorporated  by  reference  to  this  Registration
Statement:


Exhibit No.    Description and Method of Filing
-----------    --------------------------------

2.1 Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.2 Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector, incorporated by reference to Exhibit
               2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.3 Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

3.1 Restated Articles of Incorporation + Amendments dated September 25, 1976, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

3.2 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated April 21, 1988, incorporated by reference to
               Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

3.3 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated April 12, 1994, incorporated by reference to
               Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

3.4 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated June 21, 1995, incorporated by reference to Exhibit B to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

3.5 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated July 17, 1996, incorporated by reference to the Company's Registration Statement No. 333-7779.

3.6 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated November 25, 1997, incorporated by reference to
               Exhibit 3.1 to the Company's Current Report on Form 8-K dated October 31, 1997.

3.7 Bylaws, as amended through October 31, 1997, incorporated by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

5.1            Opinion of Smith McCullough, P.C. on legality of shares of Common
               Stock.*

10.1 Royalty Participation Plan dated June 15, 1982, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

10.2 Chaparral Resources, Inc. 1989 Stock Warrant Plan effective May 1, 1989, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

10.3 Target Benefit Plan effective December 1, 1990 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

10.4 Deferred Compensation and Death Benefit Plan as amended November 15, 1991, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.5 Promissory Note dated November 1, 1995 from Chaparral Resources, Inc. to Brae Group, Inc., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated November 1, 1995.

10.6 Purchase Agreement, dated effective January 12, 1996, between the Company and Guntekin Koksal (purchase of CAP-G shares) incorpo-rated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.7 Letter Agreement, dated January 3, 1996, between the Company and certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A-E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.8 Amendment, effective March 4, 1996, to the Letter Agreement revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd. Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.9 Warrant Certificate entitling Allen & Company to purchase up to 1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

10.10 Consulting Agreement dated May 14, 1996 with M-D International Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

10.11 Promissory Notes and Modifications of Promissory incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated November 22, 1996.

10.12 Amendment effective December 6, 1996 to Purchase Agreement dated effective January 12, 1996 between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.13 Severance Agreement dated February 12, 1997 between the Company and Paul V. Hoovler, incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.14 Severance Agreement dated February 12, 1997 between the Company and Matthew R. Hoovler, incorporated by reference to Exhibit
               10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.15 Purchase and Sale Agreement effective January 1, 1997 between the Company and Conoco Inc., incorporated by reference to Exhibit
               10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.16 Amendments to Chaparral Resources, Inc. Stock Warrant Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.17 Agreement dated August 30, 1995 for Exploration Development and Production of Oil in Karakuduk Oil Field in Mangistan Oblast of the Republic of Kazakhstan between Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on Behalf of the Government of the Republic of Kazakhstan and Joint Stock Company of Closed Type Karakuduk Munay Joint Venture, incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.18 License for the Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.19 Amendment dated April 14, 1997 to Purchase Agreement dated effective January 12, 1996, between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

10.20 Subscription Agreement dated April 22, 1997 between Chaparral Resources, Inc. and Victory Ventures LLC, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.21 Warrant Certificate dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to
               Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.22          Form of Warrant  issued to Black  Diamond  Partners  LP, Clint D.
               Carlson, John A. Schneider, Victory Ventures LLC, Whittier Energy Company and Whittier Ventures LLC in connection with loans made by them to Chaparral Resources, Inc. in November and December 1996 and to Black Diamond Partners LP, Clint D. Carlson, Wittier Energy Company and Whittier Ventures LLC in July 1997 in connection with the same loans, incorporated by reference to
               Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.23 Chaparral Resources, Inc. 1997 Incentive Stock Plan, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.24 Chaparral Resources, Inc. 1997 Nonemployee Directors' Stock Option, incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.25 Amendment to Common Stock Purchase Warrant dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

10.26 Amendment dated September 11, 1997, to License for Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

10.27 Warrant Certificate entitling Allen & Company Incorporated to purchase up to 900,000 shares of Common Stock of Chaparral Re-sources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K/A dated October 31, 1997.

10.28          Form  of   Subscription   Agreement   dated  November  21,  1997,
               incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K dated October 31, 1997.

10.29          Letter  dated  February  4, 1998,  from the Company to Michael B.
               Young, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.30 Release and Understanding with H. Guntekin Koksal, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.31 Termination Agreement dated March 6, 1998 with Exeter Finance Group, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.32 Agreement dated March 7, 1998, with Munay-Implex, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.33 Agreement dated March 31, 1998, effective as of November 4, 1997, between the Company and Allen & Company Incorporated, incorporat-ed by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.34 Subscription Agreement dated April 1, 1998 between the Company and Network Fund III, Ltd., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated April 3, 1998.

16 Letter dated July 23, 1996 from Grant Thornton LLP confirming the circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated July 23, 1996.

21             Subsidiaries  of the  Registrant,  incorporated  by  reference to
               Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

23.1           Consent of Ernst & Young LLP.*

23.2           Consent of Ernst & Young Kazakhstan.*

23.3           Consent of Grant Thornton LLP.*

23.4           Consent of Smith McCullough, P.C. (included in Exhibit 5.1).*

24             Powers of Attorney.*

27             Financial Data Schedule (Not required).

-----------------
*              Filed as an Exhibit to this Registration Statement.

Item 17. Undertakings
         ------------

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) That for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on April 28, 1998.

                                         CHAPARRAL RESOURCES, INC.

                                         By: /s/ Howard Karren
                                            ------------------------------------
                                            Howard Karren, President and
                                            Chief Executive Officer

                                         By: /s/ Arlo G. Sorensen
                                            ------------------------------------
                                            Arlo G. Sorensen, Chief Financial
                                            Officer and Principal Accounting
                                            Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                   Title                Date
---------                                   -----                ----

/s/Alan D. Berlin*
-----------------------------------
Alan D. Berlin                              Director             April 28, 1998

/s/Walter A. Carozza*
-----------------------------------
Walter A. Carozza                           Director             April 28, 1998

/s/Ted Collins, Jr.*
-----------------------------------
Ted Collins, Jr.                            Director             April 28, 1998

/s/David A. Dahl*
-----------------------------------
David A. Dahl                               Director             April 28, 1998

/s/Peter G. Dilling*
-----------------------------------
Peter G. Dilling                            Director             April 28, 1998

/s/Howard Karren
-----------------------------------
Howard Karren                               Director             April 28, 1998

/s/John G. McMillian*
-----------------------------------
John G. McMillian                           Director             April 28, 1998

/s/Michael J. Muckleroy*
-----------------------------------
Michael J. Muckleroy                        Director             April 28, 1998

/s/Arlo G. Sorensen
-----------------------------------
Arlo G. Sorensen                            Director             April 28, 1998

*By/s/Howard Karren
-----------------------------------
Howard Karren, Attorney-in-Fact                                  April 28, 1998

                                 EXHIBIT INDEX


Exhibit No.    Description and Method of Filing
-----------    --------------------------------

2.1 Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.2 Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector, incorporated by reference to Exhibit
               2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.3 Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

3.1 Restated Articles of Incorporation + Amendments dated September 25, 1976, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

3.2 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated April 21, 1988, incorporated by reference to
               Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

3.3 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated April 12, 1994, incorporated by reference to
               Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

3.4 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated June 21, 1995, incorporated by reference to Exhibit B to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

3.5 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated July 17, 1996, incorporated by reference to the Company's Registration Statement No. 333-7779.

3.6 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated November 25, 1997, incorporated by reference to
               Exhibit 3.1 to the Company's Current Report on Form 8-K dated October 31, 1997.

3.7 Bylaws, as amended through October 31, 1997, incorporated by reference to Exhibit 3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

5.1            Opinion of Smith McCullough, P.C. on legality of shares of Common
               Stock.*

10.1 Royalty Participation Plan dated June 15, 1982, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

10.2 Chaparral Resources, Inc. 1989 Stock Warrant Plan effective May 1, 1989, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

10.3 Target Benefit Plan effective December 1, 1990 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

10.4 Deferred Compensation and Death Benefit Plan as amended November 15, 1991, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.5 Promissory Note dated November 1, 1995 from Chaparral Resources, Inc. to Brae Group, Inc., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated November 1, 1995.

10.6 Purchase Agreement, dated effective January 12, 1996, between the Company and Guntekin Koksal (purchase of CAP-G shares) incorpo-rated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.7 Letter Agreement, dated January 3, 1996, between the Company and certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A-E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.8 Amendment, effective March 4, 1996, to the Letter Agreement revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd. Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.9 Warrant Certificate entitling Allen & Company to purchase up to 1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

10.10 Consulting Agreement dated May 14, 1996 with M-D International Petroleum, Inc., incorporated by reference to the Company's Registration Statement No. 333-7779.

10.11 Promissory Notes and Modifications of Promissory incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated November 22, 1996.

10.12 Amendment effective December 6, 1996 to Purchase Agreement dated effective January 12, 1996 between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.13 Severance Agreement dated February 12, 1997 between the Company and Paul V. Hoovler, incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.14 Severance Agreement dated February 12, 1997 between the Company and Matthew R. Hoovler, incorporated by reference to Exhibit
               10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.15 Purchase and Sale Agreement effective January 1, 1997 between the Company and Conoco Inc., incorporated by reference to Exhibit
               10.15 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.16 Amendments to Chaparral Resources, Inc. Stock Warrant Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.17 Agreement dated August 30, 1995 for Exploration Development and Production of Oil in Karakuduk Oil Field in Mangistan Oblast of the Republic of Kazakhstan between Ministry of Oil and Gas Industries of the Republic of Kazakhstan for and on Behalf of the Government of the Republic of Kazakhstan and Joint Stock Company of Closed Type Karakuduk Munay Joint Venture, incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.18 License for the Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.19 Amendment dated April 14, 1997 to Purchase Agreement dated effective January 12, 1996, between the Company and Guntekin Koksal, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

10.20 Subscription Agreement dated April 22, 1997 between Chaparral Resources, Inc. and Victory Ventures LLC, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.21 Warrant Certificate dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to
               Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.22          Form of Warrant  issued to Black  Diamond  Partners  LP, Clint D.
               Carlson, John A. Schneider, Victory Ventures LLC, Whittier Energy Company and Whittier Ventures LLC in connection with loans made by them to Chaparral Resources, Inc. in November and December 1996 and to Black Diamond Partners LP, Clint D. Carlson, Wittier Energy Company and Whittier Ventures LLC in July 1997 in connection with the same loans, incorporated by reference to
               Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.23 Chaparral Resources, Inc. 1997 Incentive Stock Plan, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.24 Chaparral Resources, Inc. 1997 Nonemployee Directors' Stock Option, incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

10.25 Amendment to Common Stock Purchase Warrant dated December 31, 1997 entitling Victory Ventures LLC to purchase up to 4,615,385 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

10.26 Amendment dated September 11, 1997, to License for Right to Use the Subsurface in the Republic of Kazakhstan, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

10.27 Warrant Certificate entitling Allen & Company Incorporated to purchase up to 900,000 shares of Common Stock of Chaparral Re-sources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K/A dated October 31, 1997.

10.28          Form  of   Subscription   Agreement   dated  November  21,  1997,
               incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K dated October 31, 1997.

10.29          Letter  dated  February  4, 1998,  from the Company to Michael B.
               Young, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

10.30 Release and Understanding with H. Guntekin Koksal, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.31 Termination Agreement dated March 6, 1998 with Exeter Finance Group, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.32 Agreement dated March 7, 1998, with Munay-Implex, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.33 Agreement dated March 31, 1998, effective as of November 4, 1997, between the Company and Allen & Company Incorporated, incorporat-ed by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

10.34 Subscription Agreement dated April 1, 1998 between the Company and Network Fund III, Ltd., incorporated by reference to Exhibit
               10.1 to the Company's Current Report on Form 8-K dated April 3, 1998.

16 Letter dated July 23, 1996 from Grant Thornton LLP confirming the circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated July 23, 1996.

21             Subsidiaries  of the  Registrant,  incorporated  by  reference to
               Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

23.1           Consent of Ernst & Young LLP.*

23.2           Consent of Ernst & Young Kazakhstan.*

23.3           Consent of Grant Thornton LLP.*

23.4           Consent of Smith McCullough, P.C. (included in Exhibit 5.1).*

24             Powers of Attorney.*

27             Financial Data Schedule (Not required)

---------------------

*              Filed as an Exhibit to this Registration Statement.